UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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The Mosaic Company
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Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700
March 28, 2018

Dear Stockholder:
You are cordially invited to attend The Mosaic Company’s 2018 Annual Meeting of Stockholders on May 10, 2018, at 10:00 a.m. Central Time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages.
This year’s meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/MOS2018. You will also be able to vote your shares electronically at the annual meeting (other than shares held through our 401(k) Plan or Union Savings Plan, which must be voted prior to the meeting).
Hosting a virtual meeting provides ease of access, real-time communication and cost savings for our stockholders and the company and facilitates stockholder attendance and participation from any location around the world.
We hope that you will be able to attend the meeting. However, even if you are planning to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend and wish to vote at the meeting, you will be able to do so, even if you have previously returned your proxy card.
Your cooperation and prompt attention to this matter are appreciated. Thank you for your ongoing support of, and continued interest in, The Mosaic Company.
Sincerely,

James (“Joc”) C. O’Rourke President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2018 Annual Meeting of Stockholders

To Our Stockholders:
The 2018 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held on May 10, 2018, at 10:00 a.m. Central Time (the “2018 Annual Meeting”). You will be able to attend the 2018 Annual Meeting, vote your shares and submit questions during the annual meeting via a live webcast available at www.virtualshareholdermeeting.com/MOS2018. The following matters will be considered and acted upon at the 2018 Annual Meeting:

1.	Election of thirteen directors for terms expiring in 2019, each as recommended by our Board of Directors;
2.
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018, as recommended by our Audit Committee;

3.	An advisory vote to approve the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement; and
4.	Any other business that may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.
In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on March 14, 2018 are entitled to notice of and vote at the 2018 Annual Meeting of Stockholders.
By Order of the Board of Directors
Mark J. Isaacson
Senior Vice President, General Counsel and Corporate Secretary
March 28, 2018

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 10, 2018:
Our Proxy Statement and 2017 Annual Report are available at www.mosaicco.com/proxymaterials.

SUMMARY INFORMATION
This summary highlights information in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our 2017 Annual Report carefully before voting.
The Mosaic Company Annual Meeting of Stockholders

•	Date:	May 10, 2018
•	Time:	10:00 a.m. Central Time
•	Virtual Meeting:	www.virtualshareholdermeeting.com/MOS2018
•	Record Date:	March 14, 2018
General Information

Corporate website:	www.mosaicco.com
Investor website:	www.mosaicco.com/investors
2017 Annual Report:	www.mosaicco.com/proxymaterials
Voting Matters

	Board Recommendation	Page
Election of Thirteen Directors	FOR each director nominee	10
Ratification of KPMG LLP as our independent registered public accounting firm	FOR	74
Say-on-Pay Advisory Proposal	FOR	74
Our Business
We are the world’s leading producer and marketer of concentrated phosphate and potash crop nutrients. We are the largest integrated phosphate producer in the world and one of the largest producers and marketers of phosphate-based animal feed ingredients in North America. Following our January 8, 2018 acquisition (the “Acquisition”) of the global phosphate and potash operations of Vale S.A. (“Vale”) conducted through Vale Fertilizantes S.A. (now known as Mosaic Fertilizantes P&K S.A., which we also refer to as Mosaic Fertilizantes), we are the leading fertilizer production and distribution company in Brazil. We are one of the four largest potash producers in the world. Through our broad product offering, we are a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. We serve customers in approximately 40 countries. We mine phosphate rock in Florida, through a joint venture in Peru and, following the Acquisition, in Brazil. We process rock into finished phosphate products at facilities in Florida, Louisiana and, following the Acquisition, Brazil. We mine potash in Saskatchewan and New Mexico and, following the Acquisition, Brazil. We have other production, blending or distribution operations in Brazil, China, India and Paraguay, as well as a strategic equity investment in a joint venture formed to develop and operate a phosphate rock mine and chemical complexes in the Kingdom of Saudi Arabia. Our distribution operations serve the top four nutrient-consuming countries in the world: China, India, the United States and Brazil.
The Mosaic Company is a Delaware corporation that was incorporated in March 2004 and serves as the parent company of the business that was formed through the October 2004 combination of IMC Global Inc. (“IMC”) and the fertilizer businesses of Cargill, Incorporated (“Cargill”).
Business Highlights
Mosaic’s 2017 financial results reflected a challenging pricing environment for our industry. During this period, we focused on cost and capital controls, as well as opportunities for growth, to position Mosaic to outperform in the years ahead. For 2017:

•
Net loss attributable to Mosaic for the year ended December 31, 2017 was $(107.2) million, or $(0.31) per diluted share, compared to 2016 net earnings of $297.8 million, or $0.85 per diluted share. 2017 results include a discrete income tax expense of $451 million, or $(1.30) per diluted share, primarily related to enactment of the U.S. Tax Cuts and Jobs Act.

•	Operating earnings were $465.7 million, up from $319.0 million in 2016, driven by higher gross margins in both Potash and Phosphates.

•
We maintained cash and cash equivalents of $2.2 billion, excluding restricted cash. In January 2018, we used $1.08 billion in cash to close the Acquisition and pre-paid $200 million of our outstanding term loan facility.

We took the following steps toward achieving our strategic priorities:

•	Grow our production of essential crop nutrients and operate with increasing efficiency

◦
On December 19, 2016, we entered into an agreement to acquire Vale's global phosphate and potash operations conducted through Vale Fertilizantes S.A. (now known as Mosaic Fertilizantes P&K S.A.). Following the completion of the Acquisition on January 8, 2018, we are the leading fertilizer production and distribution company in Brazil, as the Acquisition increased our finished phosphates capacity by over four million tonnes and our finished potash capacity by approximately 500,000 tonnes.

◦
During 2017, we made equity contributions of $62.5 million to Ma’aden Wa’ad Al Shamal Phosphate Company (“MWSPC”), our joint venture with Saudi Arabian Mining Company and Saudi Basic Industries Corporation to develop, own and operate integrated phosphate production facilities in the Kingdom of Saudi Arabia. We own a 25% interest in MWSPC and have already started to market approximately 25% of MWSPC’s production.

◦
We continued the expansion of capacity in our Potash segment with the K3 shafts at our Esterhazy mine and began to mine a limited amount of potash ore from these shafts in 2017. Following ramp-up, we expect this expansion to mitigate future brine inflow management costs and risk.

•	Expand our reach and impact by continuously strengthening our distribution network

◦	We had record sales volumes of 7.4 million tonnes in our International Distribution segment in 2017.

•	Focus on optimizing our asset portfolio and achieving our long-term balance sheet targets

◦
In November 2017, we completed a $1.25 billion public debt offering, consisting of $550 million aggregate principal amount of 3.250% senior notes due 2022 and $700 million aggregate principal amount of 4.050% senior notes due 2027. Proceeds from this offering were primarily used to fund the $1.08 billion cash portion of the purchase price of the Acquisition paid at closing. The remainder was used to pay transaction costs and expenses and to fund a portion of the $200 million that we pre-paid against our outstanding term loan in January 2018.

◦	We continued to execute against our cost saving initiatives in ways that are positively impacting financial results.

•	We are on track to achieve our goal of reaching $500 million in cost savings by the end of 2018. We are approximately 85% of the way toward meeting this goal.

•	In 2016, we also targeted an additional $75 million in savings in our support functions, and realized that goal in 2017.

•
We are managing our capital through the reduction, deferral or elimination of certain capital spending while continuing to prioritize the safety of our employees and the environment. Capital expenditures in 2017 were the lowest in over five years.

•
In October 2017, we announced the temporary idling of our Plant City, Florida phosphate manufacturing facility for at least one year and restructuring of our Phosphates operations. We have recorded pre-tax charges of $20 million in 2017 related to the temporary idling of this facility and the restructuring. We expect that these actions will reduce market disruption from new capacity additions, including MWSPC. We also expect to see higher phosphate margins and lower capital requirements for Mosaic by reducing production at one of our higher cost facilities.

◦	On October 31, 2017, our Board approved a reduction in our target annual dividend from $0.60 per share to $0.10 per share, effective with the dividend paid in December 2017.
We have included additional information on these matters in our accompanying 2017 Annual Report.
Compensation Highlights

•	Say-on-Pay:

•	2017 “Say-on-Pay” advisory proposal approved by approximately 96% of votes cast.

•	2017 Executive Compensation:

•	Consistent with our philosophy of paying for performance:

◦	Our short-term incentive plan paid out at 103.33% of target for our executive officers, reflecting:

▪	below-target performance under our operating earnings/return on invested capital (“ROIC”) measure, reflecting the continued challenging pricing environment in which we operated during 2017;

▪	performance exceeding the target level for our free cash flow objective, which was designed to promote effective management of cash flows during periods of lower pricing;

▪
performance exceeding the target level for our critical cost management objective, which was designed to drive improvements in our position as a low cost producer and support our competitive position in all pricing environments;

▪
target-level performance against the objective for our premium product sales measure, which was designed to incent sales of premium products that we believe provide us a competitive advantage with customers in North and South America; and

▪
performance at the maximum level against goals for our management system effectiveness (“MSE”) measure, the elements of which promote behaviors aimed at safety, sustainability and other environmental, health, safety and sustainable development (“EHSS”) objectives.

◦	As of December 31, 2017, options granted during 2015, 2016 and 2017 were all underwater due to the decline in our stock price.

◦	ROIC performance units granted in 2015 did not pay out in 2018 and were forfeited because our cumulative return on invested capital did not meet the threshold for vesting and payment.

◦	Total shareholder return (“TSR”) performance units that vested during 2017 paid out at values significantly below their grant date value (-64%), reflecting the decline in our stock price.

•	We modified our short-term incentive plan for 2017:

◦
We adjusted the composition and weighting of our incentive measures to reflect the continued challenging industry environment, both to ensure the effectiveness of our incentive program and to allow for two new measures that we believe will promote behaviors that will benefit company performance.

◦
By adding a free cash flow measure, we emphasize the importance to Mosaic of generating strong cash flows during a challenging industry environment. The premium product sales measure was added to incent sales of premium products that we believe provide us a competitive advantage with customers in North and South America.

◦
We eliminated our recordable injury frequency rate measure, a lagging indicator of safety performance, and increased the weighting of our MSE measure, a leading indicator, the elements of which promote behaviors aimed at safety, sustainability and other EHSS objectives. We believe this better focuses our organization on behaviors aimed at preventing safety incidents and progressing with respect to other EHSS initiatives, including sustainability.

◦	Beginning with 2017, TSR performance unit awards provide for a 10% performance hurdle and, for executive officers, a one-year post-vesting holding period.
•Compensation Governance: highlights of our 2017 compensation practices are presented below.

What We Do
✓	100% performance-based long-term incentive grants: stock price appreciation and TSR
✓	Significant percentage of target direct compensation tied to performance
✓	Stock and incentive plan designed to permit awards that meet performance-based criteria of Section 162(m)
✓	Compensation Committee discretion to reduce (but not increase) executive officer short-term incentive payouts
✓	Clawback policy applicable to annual and long-term incentives
✓	Executive change-in-control agreements and long-term incentive awards: double trigger vesting in a change in control
✓	Stock ownership guidelines: 5x annual salary for CEO; 3x annual salary for other executive officers
✓	Independent executive compensation consultant and access to other independent advisors
✓	Limited perquisites
✓	Annual say-on-pay vote

What We Don’t Do
✗
We do not have executive employment agreements, other than expatriate agreements in connection with international assignments or in other unique circumstances where such agreements are deemed appropriate

✗	We do not provide tax gross-ups under our executive change-in-control agreements
✗	We do not permit hedging or pledging of Mosaic stock
✗	We do not reprice options under our stock plan

Corporate Governance Highlights

•
Declassified Board of Directors.  At each annual meeting of stockholders of Mosaic, each director is elected to hold office for a one-year term expiring at the next annual meeting of stockholders of Mosaic.

•
Proxy Access. Our Bylaws provide for proxy access which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding shares of common stock, par value $0.01 per share (“Common Stock”), continuously for at least three years to nominate and include in our proxy materials nominees for director constituting up to 20% of the Board of Directors or two directors, whichever is greater, subject to the requirements set forth in our Bylaws.

•
Independent Directors.  All of our directors except our CEO and Luciano Siani Pires, Chief Financial Officer of Vale, are independent. All of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent.

•
Audit Committee Financial Experts.  Our Board has determined that two of our directors qualify as “audit committee financial experts” within the meaning of applicable U.S. Securities and Exchange Commission (“SEC”) rules.

•	Majority Vote Standard. Our Bylaws provide for the election of directors by a majority of votes cast in uncontested elections.

•	Independent Non-Executive Chairman. Our Board is led by an independent non-executive Chairman.

•
Director Stock Ownership.  Minimum guideline equal to five times the base cash retainer for non-employee directors with five years of service, except with respect to Mr. Siani Pires as described in footnote (3) to the Non-Employee Director Stock Ownership Guidelines table on page 19.

•
Succession Planning.  Rigorous framework for Corporate Governance and Nominating Committee annual review of succession planning for our CEO and for Compensation Committee annual review of succession planning for other executive officers and key executives.

•	Environmental, Health, Safety and Sustainable Development.

◦	Dedication to protecting our employees and the communities in which we operate, and to being a good steward of natural resources.

◦	Separate standing Board committee to oversee environmental, health, safety, security and sustainable development matters.

•	Annual Board and Committee Evaluations.

◦	Annual self-evaluation by Board and each standing committee, including individual director peer review.

◦	Annual review of our Corporate Governance Guidelines and each standing committee’s charter.
Risk Oversight

•
Standing Enterprise Risk Management, or ERM, Committee assists in achieving business objectives through systematic approach to anticipate, analyze and review material risks. Consists of cross-functional team of executives and senior leaders.

•	Board oversees management’s actions, with assistance from each of its standing committees. Management reports on enterprise risks to the full Board on a regular basis.

Director Nominees
The table below shows summary information about each nominee for election as a director. Each director nominee is elected by a majority of the votes cast and, if elected, will serve for a term that expires in 2019. Each incumbent director who is nominated for re-election at the 2018 Annual Meeting was present for at least 80% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during 2017.

Name	Age	Director Since	Occupation	Experience/ Qualifications		Committee Memberships				Other Company Boards
					Independent	AC	Comp	Gov	EHSS
Nominees for Election as Directors
Oscar Bernardes	71	Nominee	Managing Partner, Yguaporã Consultoria e Empreendimentos Ltda	• Brazil Markets • International Business • Operations • Risk Management	X					Praxair, Inc. DASA, Laboratórios da América S.A. Localiza Rent a Car S.A. Marcopolo S.A. Votorantim Participações S.A.
Nancy E. Cooper	64	2011	Retired, former Executive Vice President and CFO, CA, Inc. (“CA Technologies”)	• Financial Expertise and Leadership • Audit Committee Financial Expert • Software Technology • Ethics and Compliance • Risk Management	X	£		¤		Teradata Corporation Brunswick Corporation
Gregory L. Ebel	53	2012	Chairman, Enbridge, Inc.	• Executive Leadership • Financial Expertise and Leadership • Audit Committee Financial Expert • Business Development • Risk Management	X	¤		£		Enbridge, Inc.
Timothy S. Gitzel	55	2013	President and CEO, Cameco Corporation	• Executive Leadership • Business, Government and Regulatory Affairs in Canada • Mining • Risk Management	X	¤	¤			Cameco Corporation
Denise C. Johnson	51	2014	Group President, Resources Industries Group, Caterpillar, Incorporated	• Global Operational Leadership • Operational Excellence • Strategic Business Planning	X		¤		¤
Emery N. Koenig	62	2010	Retired, former Vice Chairman and Chief Risk Officer, Cargill	• Executive Leadership • Financial Expertise and Leadership • Risk Management • Agricultural Business	X			¤	¤
Robert L. Lumpkins	74	2004	Retired, former Vice Chairman and CFO, Cargill	• Executive Leadership • Financial Expertise and Leadership • Agricultural/ Fertilizer Business • Formation of Mosaic	X	¤		¤
William T. Monahan	70	2004	Retired, former Chairman, President and CEO, Imation Corp.	• Executive and Operational Leadership • Marketing • Executive Compensation • Risk Management	X	¤	£			Pentair Ltd.
James (“Joc”) C. O’Rourke	57	2015	President and CEO, Mosaic	• Management Interface with Board • Global Operational Leadership • Mining Experience • Agriculture/Fertilizer Business						The Toro Company

Name	Age	Director Since	Occupation	Experience/ Qualifications		Committee Memberships				Other Company Boards
					Independent	AC	Comp	Gov	EHSS
David T. Seaton	56	2009	Chairman and CEO, Fluor Corporation	• Project Management • Executive Leadership • Global Operations • Energy and Chemical Markets	X		¤		¤	Fluor Corporation
Steven M. Seibert	62	2004	Attorney, The Seibert Law Firm	• Government and Public Policy • Statewide and Local Issues in Florida • Environment and Land Use	X			¤	£
Luciano Siani Pires	48	2018	Chief Financial Officer, Vale	• Financial Expertise and Leadership • Strategic Business Planning and Business Development • Brazilian Markets					¤
Kelvin R. Westbrook	62	2016	President and CEO, KRW Advisors, LLC	• Executive and Operational Leadership • Legal, Media and Marketing • Corporate Governance • Risk Management	X			¤	¤	Archer Daniels Midland Company Camden Property Trust Stifel Financial Corp. T-Mobile US Inc.

AC:	Audit Committee
Comp:	Compensation Committee
Gov:	Corporate Governance and Nominating Committee
EHSS:	Environmental, Health, Safety and Sustainable Development Committee

£:	Committee Chair
¤:	Committee Member
Auditors
As a matter of good corporate governance, we are requesting our stockholders to ratify our selection of KPMG LLP as our independent registered public accounting firm. The table below shows information about KPMG LLP’s fees for services in 2017 and 2016:

	2017	2016
Audit Fees	5,115,000	4,139,000
Audit-Related Fees	702,000	909,000
Tax Fees	1,096,000	1,281,000
All Other Fees	—	50,000
Frequently Asked Questions
We provide answers to many frequently asked questions about the 2018 Annual Meeting and voting, including how to vote shares held in employee benefit plans, in the Questions and Answers section beginning on page 78.

	Page		Page

SUMMARY INFORMATION	3	AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	72
The Mosaic Company Annual Meeting of Stockholders	3

General Information	3	Report of the Audit Committee	72

Voting Matters	3	Fees Paid to Independent Registered Public Accounting Firm	73

Our Business	3	Pre-Approval of Independent Registered Public Accounting Firm Services	73

Business Highlights	3

Compensation Highlights	4	PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	74

Corporate Governance Highlights	6

Risk Oversight	6
		PROPOSAL NO. 3 – ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION	74
Director Nominees	7

Auditors	8
		BENEFICIAL OWNERSHIP OF SECURITIES	75
Frequently Asked Questions	8
		Ownership of Securities by Directors and Executive Officers	75

PROXY STATEMENT	10	Ownership of Securities by Others	76

PROPOSAL NO. 1 – ELECTION OF DIRECTORS	10	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	76

Nomination and Selection of Directors	10

Director Qualifications	11	STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS	77

2018 Director Nominees	12

Director Departing the Board at 2018 Annual Meeting	18
		2017 ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K	77

DIRECTOR STOCK OWNERSHIP GUIDELINES	19

CORPORATE GOVERNANCE	19	OTHER MATTERS	77

Board Independence	19
		QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	78
Board Oversight of Risk	20

Committees of the Board of Directors	21	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	78

Other Policies and Practices Relating to the Board of Directors	24

		Who is entitled to vote at the meeting?	78
Code of Business Conduct and Ethics	28
		What are my voting rights?	78

DIRECTOR COMPENSATION	28	How many shares must be present to hold the meeting?	78

Non-Employee Directors	28	How do I vote my shares?	78

Employee Directors	29	What is the difference between a stockholder of record and a “street name” holder?	78

2017 Non-Employee Director Compensation Table	29
		How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?	79

EXECUTIVE COMPENSATION	31

Table of Contents	31	What does it mean if I receive more than one Internet Notice or proxy card?	79

Compensation Discussion and Analysis	31
		Can I vote my shares in person at the meeting?	79
Compensation Committee Report	52
		What vote is required for the election of directors and the other proposals to be approved?	79
Compensation Risk Analysis	52

Executive Compensation Tables	53	How are votes counted?	80

		How does the Board of Directors recommend that I vote?	80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	70
		What if I do not specify how I want my shares voted?	80

Mosaic Fertilizantes	70	Can I change my vote after submitting my proxy?	80

Mack Management Services Agreement	71	How can I attend the meeting?	81

		Who pays for the cost of proxy preparation and solicitation?	81
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	71

		APPENDIX A: PERFORMANCE METRICS	A- 1

		APPENDIX B: LIST OF COMPANIES INCLUDED IN THIRD-PARTY GENERAL INDUSTRY AND CHEMICAL AND MINING INDUSTRIES SURVEY DATA	B- 1

PROXY STATEMENT
The Board of Directors of The Mosaic Company (“Mosaic,” the “Company,” “we,” us” or “our”) is soliciting proxies for use at the 2018 Annual Meeting to be held on May 10, 2018, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed or made available to stockholders on or about March 28, 2018.
We have filed an annual report on Form 10-K with the SEC for the year ended December 31, 2017 (the “2017 10-K Report”).
PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation and Bylaws provide that each member of our Board is elected annually by a majority of votes cast if the election is uncontested. Our Board has nominated 13 directors for election at the 2018 Annual Meeting. No other nominees for director have been received by the Board as of the date of mailing this Proxy Statement. The director nominees, if elected, will serve until the 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”) or until their successors are elected and qualified.
Our Board currently consists of 13 members. Our Board has nominated Oscar Bernardes, Nancy E. Cooper, Gregory L. Ebel, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, Robert L. Lumpkins, William T. Monahan, James (“Joc”) C. O’Rourke, David T. Seaton, Steven M. Seibert, Luciano Siani Pires and Kelvin R. Westbrook, to stand for election at the 2018 Annual Meeting for one-year terms expiring in 2019. Each such individual, other than Mr. Bernardes, is currently serving as a director.
If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the proxies will be voted for such substitute nominee or nominees as may be selected by the Board.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Executed proxies will be voted FOR the election of each nominee unless you specify otherwise.
Nomination and Selection of Directors
The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways:

•	Periodic solicitation of input from Board members.

•	Consultations with senior management and director search firms.

•	Candidates nominated by stockholders who have complied with the advance notice procedures set forth in our Bylaws.
The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines its nominees after considering the recommendation of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee evaluates all candidates on the same basis regardless of the source of the referral.
Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees. The full text of this policy is available on our website www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. Additionally, the notice of nomination must include a statement as to whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election, an irrevocable resignation letter to be effective upon acceptance by the Board, in accordance with our Corporate Governance Guidelines. The remainder of the requirements of the advance notice procedures are described in this Proxy Statement under the caption “Stockholder Proposals and Nominations for the 2019 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded.
In addition to the foregoing, the Company has agreed to include up to two individuals designated by Vale (collectively, with its wholly owned subsidiary, Vale Fertilizer Netherlands B.V., the “Vale Investor”) in the slate of nominees recommended by our Board and to use its reasonable best efforts to cause such designated individuals to be elected at each meeting of our stockholders at which directors are to be elected. This agreement is embodied in an Investor Agreement among the Company and the Vale Investor, dated as January 8, 2018 (the “Investor Agreement”). Vale Investor’s right to designate such individual or individuals is subject to certain qualifications and limitations set forth more fully in the Investor Agreement, including that, if two nominees are designated, one of them must satisfy the relevant independence standards of the New York Stock Exchange (“NYSE”) and the Company’s Director Independence Standards (collectively, the “Independence Standards”). Vale Investor designated Messrs. Siani Pires and Bernardes for nomination as directors in accordance with the Investor Agreement. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that Mr. Bernardes meets the Independence Standards.
Director Qualifications
In order to be nominated by the Board as a director, director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the qualifications set forth in our Corporate Governance Guidelines, including:

•	Personal characteristics:

◦	highest personal and professional ethics, integrity and values;

◦	an inquisitive and objective perspective; and

◦	practical wisdom and mature judgment;

•	Broad experience at the policy-making level in international business, trade, agriculture, government, academia or technology;

•
Expertise that is useful to us and complementary to the background and experience of other directors, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance;

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders;

•	Commitment in advance of necessary time for Board and committee meetings; and

•	A personality reasonably compatible with the existing Board members.
In evaluating director nominees, the Board and the Corporate Governance and Nominating Committee believe that diversity in the broadest sense, as stated in our Corporate Governance Guidelines, including background, experience, geographic location, gender and ethnicity, is an important consideration in the composition of the Board as a whole. The committee discusses diversity considerations in connection with each director candidate. When seeking the assistance of a director search firm to identify candidates, the Corporate Governance and Nominating Committee requests that the search firm consider diversity, in addition to other factors, in its search criteria.
Our Corporate Governance and Nominating Committee annually reviews our Corporate Governance Guidelines, including the provisions relating to diversity, and recommends to the Board any changes it believes appropriate to reflect best practices. In addition, our Board assesses annually its overall effectiveness by means of a self-evaluation process. This evaluation includes, among other things, a peer review of individual directors and an assessment of the overall composition of the Board, including a discussion as to whether the Board has adequately considered diversity, among other factors, in identifying and discussing director candidates.
The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

2018 Director Nominees

Oscar Bernardes Managing Partner Yguaporã Consultoria e Empreendimentos Ltda.
Mr. Bernardes has been a managing partner at Yguaporã Consultoria e Empreendimentos Ltda., a consulting and investment firm, in São Paulo, Brazil since 1999.  From 2004 to 2011, he was a managing partner at Integra Associados - Reestruturacao Empresarial Ltda., a consulting firm specializing in financial restructuring, governance and interim management in turnaround situations, in São Paulo, Brazil.  From 1999 to 2003, Mr. Bernardes was chairman of TIW do Brasil, a Canadian telecommunications company. From 1997 to 1999, Mr. Bernardes was Chief Executive Officer of Bunge International, a leading global agribusiness and food company. and from 1996 to 1997, he was in charge of the global food business at Bunge.

Age:	71

Director Nominee

2017	Meeting Attendance:	N/A	Skills and Qualifications:
Independent: Yes
Brazil Markets – Extensive leadership experience as a senior executive and board member at several companies headquartered in Brazil.
International Business – Extensive knowledge and experience in managing, financing and operating global businesses, including in markets in which Mosaic operates.
Operations – Significant experience in managing global agricultural and industrial operations.
Risk Management – Executive experience in risk management.

			Other Board Service:

•  Praxair, Inc.
•  DASA Laboratórios da América S.A. - Brazil
•  Localiza Rent a Car S.A. - Brazil (Chair, Audit Committee)
•  Marcopolo S.A. - Brazil
•  Votorantim Participações S.A. - Brazil
•  GERDAU S.A. - Brazil (2003 - 2016)
•  Metalúrgica GERDAU S.A. - Brazil (2003 - 2016)
•  Johnson Electric Holdings Ltd. - Hong Kong (2003 - 2011)
•  São Paulo Alpargatas S.A. - Brazil (2006 - 2012)
•  Delphi Corporation (1999 - 2009)

Nancy E. Cooper Retired, former Executive Vice President and Chief Financial Officer CA Technologies
Ms. Cooper served as Executive Vice President and Chief Financial Officer of CA Technologies, an IT management software provider, from August 2006 until she retired in May 2011. Ms. Cooper joined CA Technologies with nearly 30 years of finance experience, including as Chief Financial Officer for IMS Health Incorporated, a leading provider of market intelligence to the healthcare industry, from 2001 to August 2006, and, prior to that, Reciprocal, Inc., a leading digital rights management and consulting firm. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments. Ms. Cooper began her career at IBM Corporation where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management.

Age:	64

Director Since: October 2011

2017	Meeting Attendance:	100%
Independent: Yes			Skills and Qualifications:

Financial Expertise and Leadership and Audit Committee Experience – Extensive experience as a Chief Financial Officer and in other financial leadership roles at several public companies, as well as service on the audit committee of two other public companies, allows her to serve as an “audit committee financial expert” within the meaning of SEC rules.
Software Technology Experience – Experience in technology matters.
Ethics and Compliance – Ethics and compliance focus.
Risk Management – Executive experience in risk management.

Mosaic Committee Membership: • Audit (Chair) • Corporate Governance and Nominating
			Other Board Service:
			• Teradata Corporation (Audit Committee) • Brunswick Corporation (Chair, Audit Committee)

Gregory L. Ebel Chairman Enbridge, Inc.
Mr. Ebel has served as Chairman of Enbridge, Inc., an energy delivery company based in Calgary, Alberta, Canada, since its merger with Spectra Energy Corp (“Spectra Energy”) on February 27, 2017. From April 2014 to February 2017, Mr. Ebel served as Chairman, President and Chief Executive Officer of Spectra Energy, as well as Chairman and Chief Executive Officer of Spectra Energy Partners L.P., a subsidiary of Spectra Energy, since November 2013. From January 2009 to April 2014 Mr. Ebel served as President and Chief Executive Officer of Spectra Energy; from January 2007 to January 2009, Mr. Ebel served as Group Executive and Chief Financial Officer of Spectra Energy; as President of Union Gas Limited, a subsidiary of Spectra Energy from January 2005 until January 2007; and as Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc.

Age:	53

Director Since: October 2012

2017	Meeting Attendance:	95%

Independent: Yes

Mosaic Committee Membership: • Audit • Corporate Governance and Nominating (Chair)			Skills and Qualifications:

Executive Leadership – Breadth of senior executive and policy-making roles at Spectra Energy and Duke Energy, and in a number of leadership positions in the areas of finance, operations and strategic development.
Financial Expertise and Leadership – Experience in financial matters and as a financial executive, including Chief Financial Officer of Spectra Energy and Vice President, Investor and Shareholder Relations of Duke Energy, allows him to serve as an “audit committee financial expert” within the meaning of SEC rules.
Business Development – Experience in leading organization in the areas of strategic development and mergers and acquisitions at Spectra Energy and Duke Energy.
Risk Management – Executive experience in risk management.

			Other Board Service:
			• Enbridge, Inc. (Chairman) • Spectra Energy Corp (2008-2017) • Spectra Energy Partners L.P. (2013-2017)

Timothy S. Gitzel President and Chief Executive Officer Cameco Corporation
Mr. Gitzel has been President and Chief Executive Officer of Cameco Corporation, a uranium producer and provider of processing services required to produce fuel for nuclear power plants, since July 2011. From May 2010 to July 2011, Mr. Gitzel served as President of Cameco and from January 2007 to May 2010, as its Senior Vice President and Chief Operating Officer. Prior to joining Cameco, Mr. Gitzel was Executive Vice President, mining business unit for Areva SA in Paris, France, from 2004 to January 2007 with responsibility for global uranium, gold, exploration and decommissioning operations in eleven countries, and served as President and Chief Executive Officer of Cogema Resources Inc., now known as Orano Canada Inc., from 2001 to 2004.

Age:	55

Director Since: October 2013

2017	Meeting Attendance:	100%
			Skills and Qualifications:

Independent: Yes
Executive Leadership – Executive leadership experience in multi-national companies.
Experience in Business, Government and Regulatory Affairs in Canada – Extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our Potash business’ mines are located.
Mining Experience – Over 20 years of senior management experience in Canadian and international uranium and mining activities including global exploration and decommissioning operations.
Risk Management – Executive experience in risk management.

Mosaic Committee Membership: • Audit • Compensation
			Other Board Service:
			• Cameco Corporation

Denise C. Johnson Group President, Resources Industries Caterpillar, Incorporated
Ms. Johnson is the Group President of Resources Industries of Caterpillar, Incorporated (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Ms. Johnson has held this position since February 2016 when she was promoted from Vice President of Material Handling and Underground Division, which position she had held since January 2015. Prior to becoming Vice President of Material Handling and Underground Division, Ms. Johnson served as Vice President and Officer – Integrated Manufacturing Operations from May 2013 to January 2015, as Vice President and Officer – Diversified Products Division from January 2013 to May 2013 and as General Manager – Specialty Products from May 2011 to January 2013 of Caterpillar. Ms. Johnson began her career at General Motors Corporation and continued at General Motors Company, an automobile and truck manufacturer, where she held increasingly important roles from 1989 through 2011, including President and Managing Director of General Motors do Brasil Ltda. from June 2010 to March 2011; Vice President and Officer, General Motors Labor Relations, from December 2009 to June 2010; Vehicle Line Director and Vehicle Chief Engineer, Global Small Cars, from April 2009 to December 2009; and Plant Manager, Flint Truck Assembly & Flint Metal Center Plants, from November 2008 to April 2009.

Age:	51

Director Since: May 2014

2017	Meeting Attendance:	82%

Independent: Yes

Mosaic Committee Membership: • Compensation • Environmental, Health, Safety and Sustainable Development
			Skills and Qualifications:

Global Operational Leadership – Significant experience in leading complex global operations, labor negotiations and product development, improvement and launches.
Operational Excellence – Experience in lean manufacturing and supply chain management.
Strategic Business Planning – Experience in developing global leadership strategies to optimize core business value.

Emery N. Koenig Retired Vice Chairman, Chief Risk Officer and member of Corporate Leadership Team Cargill, Incorporated
Mr. Koenig is the retired Vice Chairman and Chief Risk Officer of Cargill. Mr. Koenig held this position since September 2013 and also served as a member of its Corporate Leadership Team and board of directors since December 2009 until his retirement in February 2016. Previously, Mr. Koenig served as leader of Cargill Agricultural Supply Chain Platform from April 2006 to May 2014; as Executive Vice President and Chief Risk Officer of Cargill from June 2011 to September 2013; as Senior Vice President at Cargill from June 2010 to June 2011; and as leader of the Cargill Energy, Transportation and Industrial Platform from June 2007 to July 2011. Since joining Cargill in 1978, Mr. Koenig had 14 years of agricultural commodity trading and managerial experience in various locations in the United States and 15 years in Geneva, Switzerland leading Cargill’s global commodity trading and risk management activities. Mr. Koenig currently serves as a trustee for Minnesota Public Radio, a director of Catholic Community Foundation and is on the St. Thomas University Catholic Studies Program Advisory Board.

Age:	62

Director Since: October 2010

2017	Meeting Attendance:	100%

Independent: Yes
			Skills and Qualifications:
Mosaic Committee Membership: • Corporate Governance and Nominating • Environmental, Health, Safety and Sustainable Development

Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including broad experience in management of a global business.
Financial Expertise and Leadership – Experience as executive and leader in commodity trading, international trading and asset management businesses.
Risk Management – Executive experience in risk management functions of a large, multinational business.
Agricultural Business Expertise – Extensive experience in agricultural commodity trading and management.

Robert L. Lumpkins Retired, former Vice Chairman and Chief Financial Officer Cargill, Incorporated
Mr. Lumpkins served as Vice Chairman of Cargill from August 1995 to October 2006 and as its Chief Financial Officer from 1989 to 2005. As Vice Chairman of Cargill, Mr. Lumpkins played a key role in the formation of Mosaic through the combination of IMC and Cargill’s fertilizer businesses.

Non-Executive Chairman of Mosaic’s Board			Skills and Qualifications:

Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including as Vice Chairman for over a decade; international management; strong and effective Board leadership and governance.
Financial Expertise and Leadership – Served in various financial leadership roles at Cargill, including Chief Financial Officer for over ten years.
Agricultural and Fertilizer Business Expertise; Formation of Mosaic – Experience in Cargill’s agricultural and fertilizer businesses and service as one of Cargill’s key leaders in the conception and formation of Mosaic; possesses unique strategic and business insights into our business.

Age:	74

Director Since: 2004

2017	Meeting Attendance:	100%

Independent: Yes
			Other Board Service:
Mosaic Committee Membership: • Audit • Corporate Governance and Nominating
			• Ecolab, Inc. (1999 – 2016) • Howard University (1999 – 2017) • Educational Testing Service • Airgas, Inc. (2010 – August 2013)

William T. Monahan Retired, former Chairman of the Board, President and Chief Executive Officer Imation Corp.
Mr. Monahan served as Chairman of the Board, President and Chief Executive Officer of Imation Corp., a developer, manufacturer, marketer and distributor of removable data storage media products and accessories, from 1996 to 2004. Previously, he served as Group Vice President of 3M Company responsible for its Electro and Communications Group, Senior Managing Director of 3M’s Italy business and Vice President of 3M’s Data Storage Products Division.

Age:	70		Skills and Qualifications

Executive and Operational Leadership – Broad experience as CEO, Chairman, and lead director of other public companies. Experienced in international management, financial management, mergers and acquisitions and corporate structure development.
Marketing – Experienced in worldwide marketing and distribution, and business to business sales development.
Executive Compensation Background – Strong background in executive compensation matters as a former CEO and in other executive roles, as well as his service as a member and chairman of compensation committees for other public companies, facilitates his leadership of our Compensation Committee.
Risk Management – Executive experience in risk management.

Director Since: 2004

2017	Meeting Attendance:	95%

Independent: Yes

Mosaic Committee Membership: • Audit • Compensation (Chair)
			Other Board Service:

•  Pentair Ltd. (Lead Director; Compensation Committee; Governance Committee)
•  Hutchinson Technology, Inc. (2000 – December 2012; Chair, Compensation Committee)
•  Solutia Inc. (2008 – July 2012; Lead Director)

James (“Joc”) C. O’Rourke President and Chief Executive Officer The Mosaic Company
Mr. O’Rourke was appointed our President and Chief Executive Officer in August 2015. He previously served as our Executive Vice President - Operations and Chief Operating Officer from August 2012 to August 2015 and as our Executive Vice President - Operations from January 2009 to August 2012. Prior to joining Mosaic, Mr. O’Rourke was President, Australia Pacific for Barrick Gold Corporation, the largest gold producer in Australia, from May 2006 to December 2008, where he was responsible for the Australia Pacific Business Unit consisting of ten gold and copper mines in Australia and Papua New Guinea. Before that, Mr. O’Rourke was Executive General Manager in Australia and Managing Director of Placer Dome Asia Pacific Ltd., the second largest gold producer in Australia, from December 2004 to May 2006, where he was responsible for the Australia Business Unit consisting of five gold and copper mines; and General Manager of Western Australia Operations for Iluka Resources Ltd., the world’s largest zircon and second largest titanium producer, from September 2003 to December 2004, where he was responsible for six mining and concentrating operations and two mineral separation/synthetic rutile refineries. Mr. O’Rourke had previously held various management, engineering and other roles in the mining industry in Canada and Australia since 1984.

Age:	57

Director Since: May 2015

2017	Meeting Attendance:	100%

Independent: No

			Skills and Qualifications:

Management Interface with Board – Principal interface between management and our Board; facilitates our Board’s performance of its oversight function by communicating the Board’s and management’s perspectives to each other.
Mining Experience – More than 30 years of experience in U.S., Canadian and international mining activities, including both shaft and open-pit mining.
Global Operational Leadership – extensive experience in leading complex global operations.
Agriculture/Fertilizer Business – Longstanding experience in the agriculture and fertilizer industry through executive and operational roles for Mosaic.

			Other Board Service:
			• The Toro Company (Audit Committee; Finance Committee)

David T. Seaton Chairman and Chief Executive Officer Fluor Corporation
Mr. Seaton is the Chairman and Chief Executive Officer of Fluor Corporation, a professional services firm. He was elected chairman in February 2012 and became a member of Fluor’s board of directors and Chief Executive Officer in February 2011. Prior to his appointment as Chief Executive Officer, Mr. Seaton was Chief Operating Officer of Fluor from November 2009 to February 2011. Mr. Seaton served as Senior Group President of the Energy and Chemicals, Power and Government business groups for Fluor from March 2009 to November 2009 and as Group President of Energy and Chemicals for Fluor from February 2007 to March 2009. Since joining Fluor in 1984, Mr. Seaton has held numerous positions in both operations and sales globally.

Age:	56

Director Since: April 2009

2017	Meeting Attendance:	100%	Skills and Qualifications:

Project Management – Extensive experience in leading major projects.
Executive Leadership – Experience as a CEO and in other executive leadership and policy-making roles in a public company.
Leadership of Global Operations – Experience in leadership of a large, global business.
Energy and Chemicals Markets Experience – Experience in energy and chemicals markets.

Independent: Yes

Mosaic Committee Membership: • Compensation • Environmental, Health, Safety and Sustainable Development
			Other Board Service:
			• Fluor Corporation (Chairman; Chair, Executive Committee)

Steven M. Seibert Attorney The Seibert Law Firm
Mr. Seibert is a land use and environmental attorney and has been a Florida Supreme Court-certified mediator for over 20 years. He has operated The
Seibert Law Firm in Tallahassee, Florida since January 2003, and in early
2013 co-founded a strategy consulting firm, triSect, LLC. In December 2016, Mr. Seibert was appointed interim Executive Director of the Florida Humanities Council, an independent, nonprofit affiliate of the National Endowment for the Humanities, an independent Federal agency that serves and strengthens our republic by promoting excellence in the humanities and conveying the lessons of history to all Americans. From July 2008 until September 2011, Mr. Seibert was Senior Vice President and Director of Strategic Visioning for the Collins Center for Public Policy, a non-partisan, non-profit policy research organization.

Age:	62

Director Since: October 2004

2017	Meeting Attendance:	100%

Independent: Yes
			Skills and Qualifications:
Mosaic Committee Membership: • Corporate Governance and Nominating • Environmental, Health, Safety and Sustainable Development (Chair)

Government and Public Policy; Statewide and Local Issues in Florida – Service in various public policy and governmental roles in Florida, as well as his law practice, contribute to our Board’s understanding of public policy and other statewide and local issues in Florida, where most of our phosphate operations are located.
Environment and Land Use Experience – Insights gained through his experience in environmental, land and water use and emergency management in Florida enhance our Board’s perspective on these matters and facilitates his leadership of our Environmental, Health, Safety and Sustainable Development Committee.

Luciano Siani Pires Chief Financial Officer Vale
Mr. Siani Pires has been Chief Financial Officer for Vale, a global mining company, since July 2012. From 2008 to July 2012, Mr. Siani Pires held leadership positions with Vale in the areas of Strategic Planning and Human Resources. In 2007 and 2008, Mr. Siani Pires was chief of staff and executive secretary to the president at Brazil's National Development Bank, where he had previously worked, (i) in 2005 and 2006, as chief of the Holding Management department (Capital Markets); and (ii) in 2001 and 2002, as head of the Export Finance department. From 2003 to 2005, Mr. Siani Pires worked as a consultant for McKinsey & Company, focusing on the basic materials sector. Mr. Siani Pires has served on the boards of Suzano Papel e Celulose, a Brazilian pulp and paper listed company, and Vale.

Age:	48

Director Since: January 2018

2017	Meeting Attendance:	N/A
Independent: No			Skills and Qualifications:

Financial Expertise and Leadership – Extensive experience as a Chief Financial Officer and in other financial leadership roles at several companies.
Strategic Business Planning and Business Development - Significant experience in developing global leadership strategies, including the negotiation of mergers, acquisitions, divestitures and joint ventures throughout the world.
Brazilian Markets - Extensive knowledge and experience in managing, financing and operating complex mining businesses in Brazil.

Mosaic Committee Membership: • Environmental, Health, Safety and Sustainable Development Committee

Kelvin W. Westbrook President and Chief Executive Officer KRW Advisors, LLC
Mr. Westbrook has been President and Chief Executive Officer of KRW Advisors, LLC, a provider of strategic and general business and consulting services in the telecommunications, media and other industries, since September 2007. Mr. Westbrook founded Millennium Digital Media Systems, LLC (“MDM”) in 1997 and served as Chairman and Chief Strategic Officer and as President and Chief Executive Officer of MDM from October 2006 to September 2007 and from May 1997 to September 2006, respectively.
Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately 15 months after Mr. Westbrook resigned from the firm.
Mr. Westbrook is expected to retire from the Board of Directors of Stifel Financial Corp. at the conclusion of its 2018 Annual Meeting of Stockholders.

Age:	62

Director Since: August 2016

2017	Meeting Attendance:	94%

Independent: Yes
			Skills and Qualifications:
Mosaic Committee Membership: • Corporate Governance and Nominating • Environmental, Health, Safety and Sustainable Development

Executive and Operational Leadership – Extensive leadership experience, including as CEO and in other strategic leadership roles at various companies.
Legal, Media and Marketing – Core legal, media and marketing skills, including former service as a partner of a national law firm.
Corporate Governance – In-depth knowledge and expertise in corporate governance gained through service on the boards of directors and board committees of other public companies and not-for-profit entities.
Risk Management – Executive experience in risk management.

			Other Board Service:

•  Archer Daniel Midland Company (Chair, Compensation Comittee; Executive Committee; Nominating and Corporate Governance Committee)
•  T-Mobile US Inc. (Chair, Nominating and Corporate Governance Committee; Audit Committee)
•  Camden Property Trust (Lead Trust Manager)
•  Stifel Financial Corp. (Governance and Risk Management Committee)

Director Departing the Board at the 2018 Annual Meeting

James L. Popowich Retired, former President and Chief Executive Officer Elk Valley Coal Corporation
Mr. Popowich served as President and Chief Executive Officer of Elk Valley Coal Corporation (“EVCC”), a producer of metallurgical hard coking coal, in Calgary, Alberta, from January 2004 to August 2006, and as President of the Fording Canadian Coal Trust, (“Fording Coal”) a mutual fund trust that held a majority ownership interest in EVCC, from January 2004 until his retirement in December 2006. Mr. Popowich was Executive Vice President of EVCC from February 2003 to January 2004, and from March 1990 to June 2001 served as Vice President – Operations at Fording Coal. He was Past President of Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), an industry technical association dedicated to education and identifying best practices in the mineral industry from May 2008 through May 2009, and President of CIM from May 2007 to May 2008.

Age:	73

Director Since: 2007

2017	Meeting Attendance:	100%

Independent: Yes			Skills and Qualifications:

Executive and Operational Leadership Experience – Significant executive and operational experience.
Mining Experience – Extensive experience in the mining business, including both shaft and open-pit; member of the Association of Professional Engineers, Geologist and Geophysicists of Alberta; received the CIM Fellowship award for contributions to the coal industry in Canada; and serves as an advisor to the mining industry with a focus on operational excellence.
Environment, Health, Safety, and Sustainability – Familiarity with addressing environmental, health, safety, corporate social responsibility and greenhouse gas matters in Canada.

Mosaic Committee Membership: • Compensation • Environmental,Health, Safety and Sustainable Development

			Other Board Service:
			• CIM (2007-2015) • Climate Change Central (an organization established by the Alberta government dedicated to the reduction of greenhouse gasses, 2002 – 2010)

DIRECTOR STOCK OWNERSHIP GUIDELINES
We have stock ownership guidelines for non-employee directors. These guidelines call for each director to acquire shares with a value of at least five times the annual base cash retainer within five years of becoming a director which, based on our current director compensation program, would be $800,000 for our non-executive Chairman of the Board and $400,000 for each other non-employee director. For purposes of computing a director’s holdings under our stock ownership guidelines, restricted stock units (“RSUs”) (whether vested or unvested) owned by a director are included. The following table shows information about each non-employee director’s status with respect to the ownership guidelines at March 14, 2018:

Director	Shares Included Under Guidelines		Value (1) in Excess of Guidelines
	#	Value (1)
Nancy E. Cooper	22,946	$859,536	$459,536
Gregory E. Ebel	55,370	$1,692,873	$1,292,873
Timothy S. Gitzel (2)	30,927	$933,920	$533,920
Denise C. Johnson (2)	20,508	$628,929	$228,929
Emery N. Koenig	35,539	$1,420,468	$1,020,468
Robert L. Lumpkins	65,159	$2,150,055	$1,350,055
William T. Monahan	47,679	$1,312,153	$912,153
James L. Popowich	33,447	$1,135,128	$735,128
David T. Seaton	26,221	$990,614	$590,614
Steven M. Seibert	33,770	$1,104,716	$704,716
Luciano Siani Pires (3)	—	—	(3)
Kelvin R. Westbrook (2)	11,625	$294,412	(2)

(1) Under our stock ownership guidelines for non-employee directors, RSUs are valued at the date of grant and other shares are valued at their date of purchase.
(2) Director has not yet completed five years of service. Mr. Gitzel, Ms. Johnson and Mr. Westbrook will complete five years of service on October 3, 2018, May 15, 2019 and August 25, 2021, respectively, if they remain as directors of Mosaic.
(3) Mr. Siani Pires has declined compensation for his service on our Board in order that he may remain in compliance with Vale’s policies. As a result, our Board has waived Mr. Siani Pires’ compliance with the Company’s non-employee director stock ownership guidelines.
Our stock ownership guidelines for executive officers, including executive officers who are directors, are described under “Executive Stock Ownership Guidelines” on page 49 in our Compensation Discussion and Analysis.
CORPORATE GOVERNANCE
Our Board oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management.
We review our corporate governance principles and practices on a regular basis. As one example of our Board’s ongoing consideration of potential changes to our corporate governance practices and engagement with our stockholders on these matters, consistent with our own philosophical beliefs about stockholders’ rights, we adopted a proxy access bylaw in 2016. This bylaw became effective beginning with our 2018 Annual Meeting.
Set forth below is a detailed description of our key governance policies and practices.
Board Independence
The NYSE listing standards require our Board to formally determine each year which directors of Mosaic are independent. In addition to meeting the minimum standards of independence adopted by the NYSE, we do not consider a director “independent” unless our Board affirmatively determines that the director has no material relationship with us that would prevent the director from being considered independent.
Our Board has adopted Director Independence Standards setting forth specific criteria by which the independence of our directors will be determined. These criteria include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.
Our Board, as recommended by the Corporate Governance and Nominating Committee, has determined that our directors, Nancy E. Cooper, Gregory L. Ebel, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, Robert L. Lumpkins, William T. Monahan, James L. Popowich, David T. Seaton, Steven M. Seibert and Kelvin R. Westbrook, and our director nominee, Oscar Bernardes, are each “independent” under the NYSE rules and our Director Independence Standards and have no material relationships with us that would prevent the directors from being considered independent. In making its independence recommendations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of each director’s response to questions regarding employment, business, familial, compensation and other relationships with us and our management. James (“Joc”) C. O’Rourke, our current President and Chief Executive Officer, and Luciano Siani Pires, Chief Financial Officer of Vale, are not independent because of their relationships with Mosaic and Vale, respectively. See “Certain Relationships and Related Transactions” on page 70.
Board Oversight of Risk
It is the role of management to operate the business, including managing the risks arising from our business, and the role of our Board to oversee management’s actions.
Management’s ERM Committee assists us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM Committee consists of a cross-functional team of our executives and senior leaders. The ERM Committee has the responsibility for establishing the context of our ERM process, as well as identifying, analyzing, evaluating and ensuring that appropriate protocols are in place to mitigate the risks.
Our Board is responsible for oversight of our management of enterprise risk. Our Board provides guidance with regard to our enterprise risk management practices; our strategy and related risks; and significant operating, financial, legal, regulatory, legislative and other risk-related matters relating to our business. As an integral part of the Board’s oversight of enterprise risk management, the Board has directed the ERM Committee to review its activities with the full Board on a periodic basis, and the Board monitors management’s processes, reviews management’s risk analyses and evaluates our ERM performance. In addition, regularly-scheduled meetings of our Board from time to time include an in-depth review of one or more significant enterprise risk focus topics.
Pursuant to their respective charters, each of the committees of our Board assists in the Board’s oversight of risk as follows:

•
In accordance with its charter and NYSE governance requirements, our Audit Committee regularly reviews with management, our Vice President – Internal Audit, and our independent registered public accounting firm, the quality and adequacy of our system of internal accounting, financial, disclosure and operational controls, including policies, procedures and systems to assess, monitor and manage business risks, as well as compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and discusses with management and our Vice President – Internal Audit policies regarding risk assessment and risk management.

•
Our Environmental, Health, Safety and Sustainable Development Committee (“EHSS Committee”) oversees management’s plans, programs and processes to evaluate and manage EHSS risks to our business, operations and products; the quality of management’s processes for identifying, assessing, monitoring and managing the principal EHSS risks in our businesses; and management’s objectives and plans (including means for measuring performance) for implementing our EHSS risk management programs.

•
Our Corporate Governance and Nominating Committee oversees succession planning for our CEO and oversees from a corporate governance perspective the manner in which the Board and its committees review and assess enterprise risk.

•	Our Compensation Committee oversees risks related to our executive and employee compensation policies and practices, as well as succession planning for senior management other than our CEO.
Each of these Committees reports to the full Board on significant matters discussed at their respective meetings, including matters relating to risk oversight.

Committees of the Board of Directors
Our Board has four standing committees:

•	Audit;

•	Compensation;

•	Corporate Governance and Nominating; and

•	Environmental, Health, Safety and Sustainable Development.
Each of these Committees plays a significant role in the discharge of our Board’s duties and obligations. Each of the committees routinely meets in private session without the CEO or other members of management in attendance. Each of the four committees operates under a written charter. The charters are available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Committee Charting” caption.

Audit Committee
Five Members:
•	Nancy E. Cooper, Chair
The Board has determined that all of the Audit Committee’s members meet the independence and experience requirements of the NYSE and the SEC.

The Board has further determined that each of Nancy E. Cooper and Gregory L. Ebel qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC.

•	Gregory L. Ebel
•	Timothy S. Gitzel
•	Robert L. Lumpkins
•	William T. Monahan

Meetings During 2017:	Nine
Key Responsibilities:
•	appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;
•
reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor;

•	reviewing the internal audit plan and audit results;
•	reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm;
•
reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports; and

•	reviewing the Audit Committee Report included in this Proxy Statement.

Compensation Committee
Five Members:

None of our Compensation Committee’s members are officers or employees of ours, and all of its members, including its Chair, meet the independence requirements of the NYSE, the SEC and Section 162(m) of the Internal Revenue Code (“Code”).

•	William T. Monahan, Chair
•	Timothy S. Gitzel
•	Denise C. Johnson
•	James L. Popowich
•	David T. Seaton

Meetings During 2017: Five
Key Responsibilities:

Assists the Board in oversight of compensation of our executives and employees and other significant human resource strategies and policies. This includes, among other matters, the principles, elements and proportions of total compensation to our CEO and other executive officers, the evaluation of our CEO’s performance and broad-based compensation, benefits and rewards and their alignment with our business and human resource strategies. The responsibilities of our Compensation Committee include, among others:

Compensation Committee
•	Chief Executive Officer Compensation:
	w	reviewing and recommending to our independent directors the amount and mix of direct compensation paid to our CEO; and
	w	establishing the amount and mix of executive benefits and perquisites for our CEO.
•	Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.
•	Severance, Change-in-Control and Other Termination Arrangements:
	w	reviewing and recommending to our independent directors the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;
	w	establishing any change-in-control and other termination arrangements for our other executive officers; and
	w	adopting appropriate forms of agreements reflecting such arrangements.
•	Incentive Plans:
	w	reviewing and recommending to our Board performance goals and associated payout percentages under short- and long-term incentive plans for executive officers;
	w	recommending to our independent directors awards under these plans to our CEO; and
	w	approving awards under these plans to our other executive officers.
•	Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.
Also oversees:
•	our public disclosure of compensation matters in our proxy statements;
•	our solicitation of stockholder approval of compensation matters, including the advisory Say-on-Pay Proposal included in this Proxy Statement as Proposal No. 3;
•
risks related to our executive and employee compensation policies and practices, including the design of executive and employee compensation programs to mitigate financial, stockholder, reputation and operation risks; and

•	succession planning for our senior management other than the CEO and related risks.

Additional information about our Compensation Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, under “Executive Compensation Governance - Roles and Process.”

Delegations of Authority
•	Our Compensation Committee’s charter provides that it may delegate its authority to a subcommittee of its members.
Our Compensation Committee has from time to time delegated authority to its Chair to review and approve particular matters, including services and fees of its independent compensation consultant.

Our Compensation Committee has also from time to time delegated to certain members of senior management the authority to grant long-term equity awards within prescribed parameters to certain employees. The employees to whom such awards have been made have not included any of our executive officers.

•
Our Compensation Committee also may delegate its authority when authorized to do so by one of our compensation plans. Our 2014 Stock and Incentive Plan and 2004 Omnibus Stock and Incentive Plan each expressly permits the committee to delegate authority as it deems appropriate.

Corporate Governance and Nominating Committee
Six Members:
•	Gregory L. Ebel, Chair
•	Nancy E. Cooper	The Board has determined that all of the Corporate Governance and Nominating Committee’s members meet the independence and experience requirements of the NYSE and the SEC.
•	Emery N. Koenig
•	Robert L. Lumpkins
•	Steven M. Seibert
•	Kelvin R. Westbrook

Meetings During 2017:	Five
Key Responsibilities:
•	recommending to the Board a set of corporate governance principles and providing ongoing oversight of governance;
•	recommending to the Board nominees for director;
•	recommending to the Board all committee assignments;
•	developing and recommending to the Board a compensation and benefits program for the non-employee directors;
•	overseeing the Board and committee annual evaluation process, including individual peer review;
•	overseeing, from a corporate governance perspective, the manner in which the Board and its Committees review and assess enterprise risk;
•	reviewing and approving certain transactions involving related persons; and
•	reviewing the succession plan for the CEO.

Environmental, Health, Safety and Sustainable Development Committee
Seven Members:
•	Steven M. Seibert, Chair
•	Denise C. Johnson
•	Emery N. Koenig
•	James L. Popowich
•	David T. Seaton
•	Luciano Siani Pires
•	Kelvin R. Westbrook
Meetings During 2017:	Four
Key Responsibilities:

Provides oversight of our EHSS strategic vision and performance, including the safety and health of employees and contractors; environmental performance; the systems and processes designed to manage EHSS risks, commitments, public responsibilities and compliance; relationships with an impact on communities with respect to EHSS matters; public policy and advocacy strategies related to EHSS issues; and achieving societal support of major projects. Its responsibilities include, among others:

•	overseeing the effectiveness of management’s systems, policies and processes that support our EHSS goals, commitments and compliance obligations;
•	conducting an annual environment, health and safety management system review;
•	reviewing with management compliance with environmental, health and safety laws, and pending or threatened environmental, health and safety proceedings;
•	overseeing management’s responses to significant emerging EHSS issues;
•	reviewing sustainability issues, including product stewardship;
•	overseeing our processes and practices with respect to interactions relating to EHSS matters with communities, customers and other key stakeholders; and
•	overseeing our processes for managing EHSS risks.

Other Policies and Practices Relating to the Board of Directors
Board Leadership Structure
As provided in our Corporate Governance Guidelines, our Board retains the right to exercise its discretion in combining or separating the offices of Chairman and CEO. Our Board believes that this issue is part of the succession planning process and that it is in the best interests of Mosaic for the Board to make a determination when it elects a new CEO.
At the present time, we have separated these two offices, with Mr. Lumpkins serving as our non-executive Chairman and Mr. O’Rourke serving as our CEO. In continuing the separation of the offices of Chairman and CEO, our Board has taken into account a number of factors, including:

•	Separating these positions allows our non-executive Chairman to focus on the Board’s role of providing advice to, and independent oversight of, management; and
•	The time and effort our CEO needs to devote to the management and operation of Mosaic, and the development and implementation of our business strategies.

In his role as non-executive Chairman, Mr. Lumpkins, among other things:

•	Leads the Board’s process for assessing the performance of the CEO;
•	Acts as a liaison between the Board and senior management;
•	Establishes, prior to the commencement of each year and in consultation with the Corporate Governance and Nominating Committee, a schedule of agenda subjects to be discussed during the year;
•	Establishes the agenda for each regular Board meeting;
•	Presides over each Board meeting; and
•	Presides over private sessions of the non-management directors at regular Board meetings.
Evaluation of Board Performance
In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our directors annually evaluate the Board’s performance, including the performance of each Board committee. The evaluation process includes a survey of the individual views of directors, a summary of which is then shared with the Board, as well as peer review of individual directors. The Corporate Governance and Nominating Committee annually evaluates its own performance as well as the performance of the Board as a whole, including peer review, and each other Board committee annually evaluates its own performance.
Private Sessions of Non-Management Directors
The non-management directors meet in private session at each regular Board meeting without the CEO or other members of management in attendance. In addition, our independent directors meet in private session at least annually. Mr. Lumpkins, our Chairman of the Board, presides at these sessions. Similarly, all Board committees regularly meet in executive session without management.
Compensation of Directors
Non-Employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Although our director compensation program is reviewed annually, our Corporate Governance and Nominating Committee expects that, absent special circumstances, director compensation levels would be adjusted no more frequently than every two years.
As provided in our Corporate Governance Guidelines, our Corporate Governance and Nominating Committee, in making recommendations regarding director compensation, is guided by three goals:

•	Compensation should fairly pay directors for work required for a company of our size and scope;
•	Compensation should align directors’ interests with the long-term interests of stockholders; and
•	The structure of compensation should be simple, transparent and easy for our stockholders to understand.
In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee from time to time reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Our Corporate Governance and Nominating Committee also has the sole authority to select, retain and terminate an independent compensation consultant and to approve the consultant’s fees and other retention terms. In addition, our Corporate Governance and Nominating Committee routinely seeks information from management on matters for consideration by our Corporate Governance and Nominating Committee. Our Senior Vice President, General Counsel and Corporate Secretary participates in meetings of our Corporate Governance and Nominating Committee but is not generally present during private sessions.
As discussed in footnote (1) to the Non-Employee Director Compensation Table beginning on page 29, Mr. Siani Pires has declined compensation for his service on the Board.
Employee Directors. Employee directors (currently only Mr. O’Rourke) receive no fees or remuneration for service on the Board or any committee of the Board.
Attendance
Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding our business and affairs. Our full Board held five regular and three special meetings during 2017. Each director was present for at least 80% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during 2017 and subsequent to the election of such director to the Board.
All directors and director nominees for election or re-election to the Board at an annual meeting of stockholders are expected to attend that annual meeting. Last year, all of our then-serving directors attended the 2017 Annual Meeting.
Majority Vote Standard for Election of Directors
Our Bylaws provide that, in uncontested elections, a nominee for director will be elected to our Board if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. The vote standard for directors in a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected) is a plurality of the votes cast at the meeting.
In accordance with our Corporate Governance Guidelines, our Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation letter that will be effective upon acceptance by our Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation letter, promptly following their appointment to our Board.
Our Corporate Governance Guidelines further provide that, if an incumbent director fails to receive the required vote for re-election, our Corporate Governance and Nominating Committee will act within 90 days after certification of the stockholder vote to determine whether to accept the director’s resignation, and will submit a recommendation for prompt consideration by our Board. Our Corporate Governance and Nominating Committee and our Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation.
Thereafter, our Board will promptly disclose its decision and decision-making process regarding whether to accept the director’s resignation offer (and the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.
If directors constituting less than a quorum of the members of our Corporate Governance and Nominating Committee receive the required vote in favor of their elections in the same election, then those independent directors who did receive the required vote will appoint a committee amongst themselves to consider the resignation offers and recommend to our Board whether to accept any or all of them. Furthermore, if the only directors who received the required vote in the same election constitute three or fewer directors, all independent directors may participate in the decision regarding whether to accept any or all of the tendered resignations.
Each director nominee named in this Proxy Statement has offered to tender an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he or she fails to receive the required vote for election at the annual meeting and our Board accepts his or her resignation.
Retirement from the Board
The Board has a retirement policy which provides that a non-employee director who attains age 74 shall submit his or her resignation as a director to be effective at the time of the next annual meeting of stockholders. In addition, it is the policy of the Board that employee-directors (other than the CEO) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the CEO of Mosaic must submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board will accept or reject any of the foregoing resignations based on the best interests of Mosaic.
Our Board has elected Mr. Ebel to serve as the Chairman of the Board effective at the close of the 2018 Annual Meeting. To ensure an orderly transition of responsibilities, our Board has also waived the retirement policy for Mr. Lumpkins and Mr. Lumpkins has agreed to stand for election for a term that expires in 2019.
Communications with the Board
The Board believes that accessibility to the members of our Board is an important element of our corporate governance practices and, pursuant to the recommendation of the Corporate Governance and Nominating Committee, has adopted a policy regarding communications with our Board. The policy sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our Senior Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and our Board.
Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Senior Vice President, General Counsel and Corporate Secretary. They may:

•	contact our Board via our toll-free telephone number at (877) 261-2609 inside the United States, or call collect to (503) 726-3224 outside the United States;
•
send written communication in care of our Senior Vice President, General Counsel and Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441;

•	send e-mail messages to our Board, including the presiding director of our non-management directors or the non-management directors as a group, to directors@mosaicco.com; or
•	send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Any such communications by employees may be made on a confidential and/or anonymous basis. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.
It is the responsibility of our Senior Vice President, General Counsel and Corporate Secretary to process in a timely manner each communication from stockholders or other interested parties and to forward such communications:

•	for communications addressed to the Board as a whole, to the Chairman of the Board;
•
for communications addressed to the presiding director of the non-management directors’ private sessions or to the non-management directors as a group, to the director designated by the Corporate Governance and Nominating Committee;

•	for communications addressed to a committee of the Board, to the chair of such committee;
•	for communications addressed to an individual director, to such named director; and
•	for communications relating to accounting, internal accounting controls or auditing matters, to the members of the Audit Committee.
“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.
Our Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories:

•	routine questions, complaints and comments that management can appropriately address;
•	routine invoices, bills, account statements and related communications that management can appropriately address;
•	surveys and questionnaires; and
•	requests for business contacts or referrals.
In that case, he will provide a copy of the original communication to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) and advise of any action taken with respect to the communication. Our

Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Chairman of the Board for handling.
Our Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, will maintain a summary log of all communications (other than those excluded as described above), and on a periodic basis will provide to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) a copy of all log entries made (to the extent any communications have been received) since the immediately preceding report was provided. Our Senior Vice President, General Counsel and Corporate Secretary will promptly provide to any director, upon his or her request, a copy of any part, or all, of the log.
Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other non-employee directors or the entire Board for information and/or action as deemed appropriate.
The full text of our policy regarding stockholder communications with the Board is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.
Policy and Procedures Regarding Transactions with Related Persons
Our Board, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related Person Transactions Approval Policy. A copy of the policy is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.
This policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any director, executive officer or 5% stockholder and members of their immediate family.
Our Related Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $120,000, and in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related person transaction.
No director may participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director is required to provide to the Corporate Governance and Nominating Committee all material information concerning the related person transaction as may be requested by the committee. Any related person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.
Related person transactions under the policy do not include:

•
Any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees;

•	Indemnification payments made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement between us and the related person;
•
Any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees; or

•
Any transaction entered into in the ordinary course of business pursuant to which the related person’s interest derives solely from his or her service as a director or employee (including an executive employee) of another corporation or organization that is a party to the transaction and (i) the related person does not receive directly any compensation or other direct material benefit of any kind from the other corporation or organization due, in whole or in part, to the creation, negotiation, approval, consummation or execution of the transaction, and (ii) the related person is not personally involved, in his or her capacity as a director or employee of the other corporation or organization, in the creation, negotiation or approval of the transaction.

In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will consider, among others, the following factors to the extent it deems relevant:

•
Whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•	Whether there are demonstrable business reasons for us to enter into the related person transaction;
•	Whether the related person transaction could impair the independence of a director under our Director Independence Standards;
•
Whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•	Whether the related person transaction is permitted under the covenants pursuant to our material debt agreements.
Director Education Policy
Our Board believes that our stockholders are best served by a board of directors comprised of individuals who are well versed in modern principles of corporate governance and other subject matters relevant to board service. Our Board has adopted a Director Education Policy that encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board. In order to facilitate ongoing education, our management provides to our directors on a periodic basis pertinent articles and information relating to our business and our competitors and to corporate governance and regulatory issues, as well as presentations by subject matter experts on new legal and regulatory requirements. We also maintain a membership for each of our directors in an organization dedicated to corporate governance and ongoing education, and fund the reasonable costs of attending director education programs. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve. Prior approval for attendance is obtained from the chair of the Corporate Governance and Nominating Committee in each case where a director intends to seek reimbursement of the cost of attendance.
Code of Business Conduct and Ethics
Our Board and management are dedicated to sound corporate governance principles. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. Each of our directors and officers, as well as over 3,200 other employees in our last annual certification cycle, is requested annually to certify compliance with the Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.
DIRECTOR COMPENSATION
Non-Employee Directors
The director compensation policy in effect for 2017 provided for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $160,000 to our Chairman of the Board and $80,000 to each other director;

•	an annual cash retainer of $20,000 to the Chair of our Audit Committee;

•	an annual cash retainer of $15,000 to the Chair of our Compensation Committee; and

•	an annual cash retainer of $10,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee or Environmental, Health, Safety and Sustainable Development Committee.
In addition, the policy in effect during 2017 provided for a single annual grant of RSUs, valued at $240,000 for our Chairman of the Board and $145,000 for each other non-employee director. Additional information about our annual grants of RSUs to directors is included in note (5) to the Non-Employee Director Compensation Table below.
We also reimburse our directors for travel and business expenses incurred in connection with meeting attendance. We do not pay meeting fees, and we do not provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions.

Employee Directors
Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During 2017, James (“Joc”) C. O’Rourke, our current CEO, was an employee and director. All of our compensation to our CEO is set forth under “Executive Compensation Tables” beginning on page 53.
The following table and accompanying narrative and notes provide information about our compensation for service as a non-employee director during 2017.
2017 Non-Employee Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($) (2)(3)	Stock Awards ($) (4)(5)(6)(7)	All Other Compensation ($) (8)	Total ($)
Nancy E. Cooper	100,000	145,006	10,061	255,067
Gregory L. Ebel	86,209	145,006	10,061	241,276
Timothy S. Gitzel	80,000	145,006	10,061	235,067
Denise C. Johnson	80,000	145,006	10,061	235,067
Emery N. Koenig	80,000	145,006	10,061	235,067
Robert L. Lumpkins (9)	163,791	239,994	16,877	420,662
William T. Monahan	95,000	145,006	10,061	250,067
James L. Popowich	80,000	145,006	10,061	235,067
David T. Seaton	80,000	145,006	10,061	235,067
Steven M. Seibert	90,000	145,006	10,061	245,067
Kelvin R. Westbrook	80,000	145,006	—	225,006

(1)
Mr. Siani Pires is not included in the above table as he was elected to our Board effective January 8, 2018, and did not serve as a director during 2017. In addition, Mr. Siani Pires has declined compensation for his service on the Board in order that he may remain in compliance with Vale’s policies.

(2)	Reflects the aggregate amount of the cash retainers paid for 2017.

(3)
Our unfunded non-qualified deferred compensation plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code (“Code”), except that the Mosaic Stock Fund investment alternative is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid. One director participated in the non-qualified deferred compensation plan during 2017. Our non-qualified deferred compensation plan provides that our Board, as constituted immediately before a change-in-control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

(4)
Reflects the grant date fair value for RSUs granted to directors, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, or ASC 718. The assumptions used in our valuation of these awards are discussed in note 19 to our audited financial statements for 2017 included in the 2017 10-K Report.

(5)
The date of our annual grant of RSUs to non-employee directors in 2017 was May 18, 2017, the date of our 2017 Annual Meeting. We establish the number of shares subject to the grant of RSUs by dividing the target value of the grant by the closing price of a share of our Common Stock on the date of grant. The RSUs granted in 2017 to non-employee directors will vest completely on the date of the 2018 Annual Meeting. If a director ceases to be a director prior to vesting, the director will forfeit the RSUs except in the event of death (in which case the RSUs will vest immediately) or unless otherwise determined by our Corporate Governance and Nominating Committee. For vested RSUs, Common Stock will be issued immediately, in the event of the director’s death, or on the third anniversary of the grant date, except that (i) RSUs of a director who is removed for cause will be forfeited, and (ii) as to RSUs for which an election has been made under our long-term equity deferral plan, shares will be issued in accordance with the director’s election. The RSU awards granted in 2017 to non-employee directors include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid at the same time as we issue shares of our Common Stock after the awards vest. A director may elect that up to half of the RSUs granted to the director in 2017 be paid in cash rather than shares of Common Stock.

(6)	The following table shows the number of RSUs held at December 31, 2017 by each director who was not an employee at any time during 2017:

Director	Restricted Stock Units Held at December 31, 2017 (#)	Vesting Date (a)
Robert L. Lumpkins	5,707	5/19/2016
	10,129	5/18/2017
	10,503	(b)
Each of Nancy E. Cooper, Gregory L. Ebel, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, William T. Monahan, James L. Popowich, David T. Seaton and Steven M. Seibert	3,402	5/19/2016
	6,038	5/18/2017
	6,346	(b)
Kelvin R. Westbrook	4,079	5/18/2017
	6,346	(b)

(a)
These RSUs vest or vested on the earlier of (i) the date indicated in this column or (ii) subject to the approval of the Corporate Governance and Nominating Committee in its sole discretion, a director’s departure from the Board, for reasons other than removal for cause, before the 2018 Annual Meeting. See note (5) above with respect to issuance of Common Stock following the vesting date.

(b)	These RSUs vest on the date of the 2018 Annual Meeting.

(7)
Our unfunded non-qualified equity deferral plan and the applicable RSU award agreements allow eligible directors to elect to contribute all or a portion of annual RSU grants to the plan. Contributions are made on a tax-deferred basis until distribution in accordance with a payment schedule selected by the director at the time of his or her deferral election. For each share that would have been issued under an RSU award but for an election to defer its receipt, the director will be credited with a recordkeeping amount of cash equal to the dividends per share paid or payable to holders of our Common Stock on a share of our Common Stock. This recordkeeping amount will be paid out consistent with the payment dates specified in the plan.

(8)	Reflects dividend equivalent payments for 2017. Dividend equivalents are unfunded, do not bear interest and are not paid unless the shares that are subject to the RSU are issued.

(9)	Mr. Lumpkins elected to defer 100% of his fees earned or paid in cash pursuant to the non-qualified deferred compensation plan described in note (3) above.

EXECUTIVE COMPENSATION

	Page		Page
COMPENSATION DISCUSSION AND ANALYSIS	31	Executive Stock Ownership Guidelines	49
Executive Summary	31	Other Compensation Components	50
Named Executive Officer Group	35	Named Executive Officer Health and Welfare Benefits	50

Executive Compensation Program	35	Named Executive Officer Retirement Benefits	50

Program Objectives	35	Other Named Executive Officer Perquisites and Benefits	51

Guiding Principles	36	Separation Agreement and Management Services Agreement	51

Stockholder Say-on-Pay Votes	36

Performance-Based Incentive Compensation	36
		COMPENSATION COMMITTEE REPORT	52
2017 Incentive Metrics and Performance Standards	37

Short-Term Incentive Program	38
		CEO PAY RATIO	52
Long-Term Incentive Program	39

Severance and Change-in-Control Agreements	40
		COMPENSATION RISK ANALYSIS	52
2017 Compensation Actions	41

NEO Pay Elements and Proportions	41
		EXECUTIVE COMPENSATION TABLES	53
Evaluation of Executive Compensation Program	43
		2017, 2016 and 2015 Summary Compensation Table	53
Realized Pay: Short-Term Incentives	44
		Grants of Plan-Based Awards	56
CEO 3-Year Realized Pay: Long Term Incentives	45
		Outstanding Equity Awards	57
Executive Compensation Governance	45
		Option Exercises and Stock Vested	61
Roles and Process	45
		Pension Benefits	61
Framework for Setting Target Total Direct Compensation	46
		Non-Qualified Deferred Compensation	64
Tools and Information Utilized and Application	47
		Potential Payments upon Termination or Change-in-Control	65
Mosaic Comparator Group	48
		Severance and Change-in-Control Compensation Table	69
Executive Compensation Policies and Practices	48
		Mack Separation Agreement and Management Services Agreement	70
Pay Practices for Certain Events : Executive Officers	49
COMPENSATION DISCUSSION AND ANALYSIS
This section of the Proxy Statement explains the material elements of our executive compensation program for our CEO and our other “Named Executive Officers” for 2017 identified in the “Executive Compensation Tables” section beginning on page 53, and should be read in conjunction with that section.
Executive Summary
2017 Business Highlights
Mosaic’s 2017 financial results reflected a challenging pricing environment for our industry. For 2017:

•
Net loss attributable to Mosaic for the year ended December 31, 2017 was $(107.2) million, or $(0.31) per diluted share, compared to 2016 net earnings of $297.8 million, or $0.85 per diluted share. 2017 results include a discrete income tax expense of $451 million, or $(1.30) per diluted share, primarily related to enactment of the U.S. Tax Cuts and Jobs Act.

•	Operating earnings were $465.7 million, up from $319.0 million in 2016, driven by higher gross margins in both Potash and Phosphates.

•
We maintained cash and cash equivalents of $2.2 billion, excluding restricted cash. In January 2018 we used $1.08 billion in cash to close the Acquisition and pre-paid $200 million of our outstanding term loan facility.

In 2017 we continued to take steps toward achieving our strategic priorities as described under “Summary Information - Business Highlights,” beginning on page 3. We focused on cost and capital controls, as well as opportunities for growth to position Mosaic to outperform in the years ahead. For example:

•
We continued our pre-closing integration planning with respect to our pending acquisition of Vale’s global phosphate and potash operations conducted through Vale Fertilizantes S.A. Following completion of the Acquisition on January 8, 2018, we are the leading fertilizer production and distribution company in Brazil, as the Acquisition increased our finished phosphates capacity by over four million tonnes and our finished potash capacity by approximately 500,000 tonnes.

•	We had record sales volumes of 7.4 million tonnes in our International Distribution segment in 2017.

•
We are on track to achieve our goal of reaching $500 million in cost savings by the end of 2018 and realized the goal we set in 2016 to achieve an additional $75 million in savings in our support functions.

•
In November 2017, we completed a $1.25 billion public debt offering, consisting of $550 million aggregate principal amount of 3.250% senior notes due 2022 and $700 million aggregate principal amount of 4.050% senior notes due 2027. Proceeds from this offering were used primarily to fund the $1.08 billion cash portion of the purchase price of the Acquisition paid at closing. The remainder was used to pay transaction costs and expenses and to fund a portion of the $200 million that we pre-paid against our outstanding term loan in January 2018.

•
While we continue to support key strategic projects and protect the integrity of our assets, we continued to manage our capital through the prioritization of our expenditures and the deferral, reduction or elimination of certain capital spending. Capital expenditures in 2017 were the lowest in over five years.

•
In October 2017, we announced the temporary idling of our Plant City, Florida phosphate manufacturing facility for at least one year and restructuring of our Phosphates operations. We expect that these actions will reduce market disruption from new capacity additions, including MWSPC. We also expect to see higher phosphate margins and lower capital requirements for Mosaic by reducing production at a relatively higher-cost facility.

Executive Compensation Highlights
We operate in a cyclical and seasonal industry in which profitability is heavily influenced by commodity prices and other factors, including the price, supply and demand of our fertilizer products and the key inputs we use to produce them. While some of these factors are controllable, others are not. As a result, our executive compensation program offers traditional base salary, long-term incentives linked to financial and stock price performance measures, and short-term incentives tied to financial and operational performance in the form of operating earnings, cost management and production efficiency measures, as well as achievements toward operating our assets safely and efficiently.
2017 compensation highlights include:

•
The majority of target direct compensation for 2017 was “at risk” based on financial, operational and stock price performance. The performance measures under our short-term incentive plan focus management on financial performance and on metrics that we believe are within management’s control and will drive long-term stockholder value, though they may not always be reflected in near-term stock price performance. In this way, our executive compensation program elements are designed to motivate and retain our executive officers in a way that aligns with the interests of our stockholders.

•
We believe that 2017 payouts under our short- and long-term incentive programs bear a strong relationship to our financial, operational and stock price performance and align closely with our executive compensation program objectives. Consistent with our philosophy of paying for performance:

◦	Our short-term incentive plan paid out at 103.33% of target for our executive officers, reflecting:

▪	below-target performance under our operating earnings/ROIC measure, reflecting the continued challenging pricing environment in which we operated during 2017;

▪	performance exceeding the target level for our free cash flow objective, which was designed to promote effective management of cash flows during periods of lower pricing;

▪
performance exceeding the target level for our critical cost management objective, which was designed to drive improvements in our position as a low cost producer and support our competitive position in all pricing environments;

▪
target-level performance against the objective for our premium product sales measure, which was designed to incent sales of premium products that we believe provide us a competitive advantage with customers in North and South America; and

▪	performance at the maximum level against goals for our MSE measure, the elements of which promote behaviors aimed at safety, sustainability and other EHSS objectives.

◦	Beginning with 2017 grants, our TSR performance unit awards provide for a 10% performance hurdle and, for our executive officers, a one-year post-vesting holding period.

◦	As of December 31, 2017, options granted during 2015, 2016 and 2017 were underwater due to the decline in our stock price.

◦	ROIC performance units granted in 2015 did not pay out in 2018 and were forfeited because our cumulative return on invested capital did not meet the threshold for vesting and payment.

◦	TSR performance units that vested during 2017 paid out at values significantly below their grant date value (-64%), reflecting the decline in our stock price.

•	We modified our short-term incentive plan for 2017:

◦
We decreased the weighting of our operating earnings/ROIC measure from 50% to 30% given the continued challenging industry environment, both to ensure the effectiveness of our incentive program and to allow for weighting under the plan to be allocated to two new measures added for 2017. For the same reason, we moderately increased the weighting of our controllable operating costs measure from 25% to 30%.

◦
We added free cash flow and premium product sales as measures of performance with weightings of 20% and 10%, respectively. Free cash flow was added to emphasize the importance to Mosaic of generating strong cash flows during a challenging industry environment. Premium product sales was added to incent sales of premium products that we believe provide us a competitive advantage with customers in North and South America.

◦
We eliminated our recordable injury frequency rate measure, a lagging indicator of safety performance, and increased to 10% the weighting of our MSE measure, a leading indicator, the elements of which promote behaviors aimed at safety, sustainability and other EHSS objectives. We believe the additional weighting allocated to this measure has better focused our organization on behaviors aimed at preventing safety incidents and progressing with respect to other EHSS initiatives, including sustainability.

•	Our 2017 “Say-on-Pay” advisory proposal was approved by approximately 96% of votes cast.
•Our Compensation Committee engages in an ongoing review of our compensation program to evaluate whether it remains consistent with our pay-for-performance philosophy and, as a whole, reflects what the Compensation Committee believes to be best practices among our peer group and the broader market. Highlights of our 2017 compensation practices are presented below.

What We Do
✓	100% performance-based long-term incentive grants: stock price appreciation and TSR
✓	Significant percentage of target direct compensation tied to performance
✓	Stock and incentive plan designed to permit awards that meet performance-based criteria of Section 162(m)
✓	Compensation Committee discretion to reduce (but not increase) executive officer short-term incentive payouts
✓	Clawback policy applicable to annual and long-term incentives
✓	Executive change-in-control agreements and long-term incentive awards: double trigger vesting in a change in control
✓	Stock ownership guidelines: 5x annual salary for CEO; 3x annual salary for other executive officers
✓	Independent executive compensation consultant and access to other independent advisors
✓	Limited perquisites
✓	Annual say-on-pay vote

What We Don’t Do
✗
We do not have executive employment agreements, other than expatriate agreements in connection with international assignments or in other unique circumstances where such agreements are deemed appropriate

✗	We do not provide tax gross-ups under our executive change-in-control agreements
✗	We do not permit hedging or pledging of Mosaic stock
✗	We do not reprice options under our stock plan

CEO Reported and Realizable Pay for 2017, 2016 and 2015
As shown in the table below, aggregate Realizable Pay for our CEO for 2017, 2016 and 2015 was 58% of Reported Pay. This is largely due to the fact that long-term incentive grants for this period are tied to Mosaic stock price appreciation and total shareholder return.
The table below compares aggregate Reported Pay to Realizable Pay for our CEO for 2017, 2016 and 2015. “Reported Pay” is pay reported in the Summary Compensation Table on page 53 for the related periods, and “Realizable Pay” generally reflects the value of pay that is earned or realizable as of the end of the period shown, in each case as described in the footnotes below. The information presented is intended to supplement, rather than to replace, the information found in the Summary Compensation Table on page 53 for the applicable years, because our Compensation Committee believes it is helpful to look at performance-based compensation from the perspective of what is actually realizable and what is reported, and that this comparison helps to illustrate the effectiveness of performance-based compensation.

($000s)
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Base Salary
Bonus
LTI Compensation
Total: $19,952
$12,500
$4,321
$3,131
Realizable Pay is
58% of reported
Total: $11,516
$4,064
$4,321
$3,131
Reported Pay (a)
Realizable Pay (b)

(a) Reported Pay includes (i) base salary, (ii) actual annual short-term incentive earned and (iii) the grant date fair value of annual and promotional long-term incentive compensation, each as reported in the Summary Compensation Table for 2017, 2016 and 2015 for our CEO in each year.

(b)
Realizable Pay includes (i) base salary and actual annual short-term incentive earned, each as reported in the Summary Compensation Table for 2017, 2016 and 2015, (ii) the value of outstanding in-the-money stock options and unvested RSUs granted during the periods presented based on the closing price of our Common Stock on December 29, 2017, the last trading day of 2017, or $25.66, (iii) the estimated value of TSR performance unit awards granted in the periods presented, using the 30-day average trading price as of December 29, 2017 to determine the estimated vesting percentage and (iv) for 2015 and 2016, the estimated value of ROIC performance unit awards granted in 2015 and 2016, with 2015 awards shown at zero value because those awards were forfeited early in 2018, and with 2016 awards assuming a target level of performance, using the 30-day average trading price as of December 29, 2017 to calculate the estimated payout.

Named Executive Officer Group
Our 2017 Named Executive Officers whose compensation is in the “Executive Compensation Tables” section beginning on page 53 are shown below.

2017 Named Executive Officers
James (“Joc”) C. O’Rourke	President and Chief Executive Officer
Richard L. Mack	Former Executive Vice President and Chief Financial Officer*
Richard N. McLellan	Senior Vice President - Brazil
Walter F. Precourt III	Senior Vice President - Phosphates
Corrine D. Ricard	Senior Vice President - Commercial
* Mr. Mack served as our Executive Vice President and Chief Financial Officer until January 31, 2018, when he transitioned to the role of Senior Advisor. He is expected to serve in that role through his last day of employment on May 31, 2018.

Executive Compensation Program
Program Objectives
Our executive compensation program aims to reward our executives for creating stockholder value, generating strong future cash flows and building competitive advantage in a global industry heavily influenced by factors such as fertilizer and other commodity prices. The program is shaped by the realities of a capital-intensive, cyclical and seasonal business with potentially large swings in profitability due to a number of factors outside our control, including:

•	price, supply and demand of our fertilizer products and the key inputs we use to produce them;

•	cash crop prices affecting farmer income levels and affordability of crop nutrients;

•	weather events and patterns affecting crop yields and prices;

•	raw material and energy costs that affect profit margins;

•	government fertilizer subsidies and other farm policies; and

•	environmental regulations and the costs of compliance and risk abatement.
Due to the high degree of market risk we face, our executive compensation program must be competitive and valued by executives in order to attract, motivate and retain the executive talent needed to manage one of the largest producers of fertilizer products in the world.
Program elements are designed to work in concert to meet our needs and those of our executive officers in a way that aligns with the interests of our stockholders. When evaluating the competitiveness of our program, we look at total remuneration rather than each element individually. In this way, we are better able to track and manage program cost in the same manner as other business expenses.

Guiding Principles
To foster a top-down culture valuing sustained performance over the longer term, our executive compensation program emphasizes variable over fixed pay, long- over short-term incentives and stock-based compensation over cash.

Principle or Treatment
Base Salary	•	Salaries are paid for leadership competencies, including demonstrated knowledge, skills and abilities required to lead the company, business unit or function.
•
Salary levels should be competitive, at approximately the 50th percentile of salaries reported by our comparator group of companies for comparable roles, except where higher or lower levels are deemed appropriate based on the executive’s experience, organizational impact and other factors.

Short-Term Incentives	•	Target short-term incentive should represent a substantial percentage of base salary.
•
Incentive measures reflect key financial and operational performance indicators that take into account external factors impacting the company, yet are within the control of management. Common incentives across the executive officer group promote collaboration, unity of interests and accountability for enterprise results.

Long-Term Incentives	•	For alignment with shareholder interests, long-term incentives should make up the largest proportion of target total direct compensation.
	•	For 2017, 100% performance-based with incentives linked to stock price appreciation and TSR.
	•	For 2018, one-third of the target award is RSUs and two-thirds is linked to TSR.
	•	RSUs may also be utilized on a selective basis to support continuity of management and address special promotional and retention needs.
Pay Mix	•	Incentives should comprise at least 50% of target total direct compensation.
•
Performance-based short and long-term incentives earned by meeting pre-determined goals derived from value-based standards of performance. Short-term incentives should reward actions that also further long-term business goals.

Benefits and Perquisites	•	Executive productivity and well-being should generally be supported by limited benefits and perquisites designed to advance individual wellness and financial security.
Severance Pay	•	Severance agreements are an effective alternative to employment agreements and serve to protect both executive and Company interests.
•
Severance pay is designed to enable management to objectively consider transactions that may benefit stockholders even if they would result in termination of executive officer employment, and to provide protection to executives against job loss due to reasons beyond their control.

Post-Employment Benefits	•
Mosaic does not offer SERPs, supplemental defined benefit pension plans or retiree medical plans as part of the active-benefit offering to executives.  Company contributions through the qualified and non-qualified retirement plans should provide sufficient means to achieve retirement income security.

•
Company contributions to non-qualified deferred compensation plans neutralize the discriminatory impact of qualified retirement plan benefits for executives (which may be reduced by compensation caps, contribution limits and other rules that do not apply to non-highly compensated employees).

Stockholder Say-on-Pay Votes
We provide our stockholders with the opportunity to cast a Say-on-Pay vote each year. At our 2017 Annual Meeting, approximately 96% of the votes cast on our Say-on-Pay proposal were voted in favor of it.
Our Compensation Committee considered this a favorable outcome and believes it conveyed our stockholders’ strong support for our Compensation Committee’s decisions and our executive compensation programs and practices. After considering this support and other factors, including the desire to continually enhance and improve our programs and practices, our Compensation Committee made no material changes in its decision-making process or our executive compensation programs or practices for 2017 except as discussed above under “Executive Compensation Highlights” on page 31.
In keeping with your 91% approval of our proposal to do so at our 2017 Annual Meeting, we submit Say-on-Pay advisory proposals to you on an annual basis. Our Compensation Committee will continue to consider results from future Say-on-Pay advisory proposals in its ongoing evaluation of our compensation programs and practices.
Performance-Based Incentive Compensation
The performance measures utilized in our short- and long-term incentives are linked to achievement of our business strategies, indicators of operational excellence and anticipated drivers of stockholder value creation. We believe these measures promote behaviors that will further our efforts to: (1) improve on our position as a low cost producer of fertilizer products, (2) grow sales revenues and improve margins, including by developing new products that improve crop yields, (3)

build on our strong safety record by proactively addressing the causes of employee injuries, (4) make new capital investments that support our strategies and satisfy high hurdle rates of return, and (5) produce strong, consistent cash flows and TSR.
To improve TSR performance over time, we seek to deliver growth in net operating profit after-tax, generate strong returns on invested capital and optimize the cost of capital.
To establish objective, sound and challenging goals for our incentives, we set goals based on commonly utilized standards of performance linked to our stock price, TSR, continuous improvement, industry operating cost benchmarks and capital returns. These techniques are intended to ensure that incentives support desired financial and operational outcomes that align with stockholder interests.
2017 Incentive Metrics and Performance Standards

Grants	Metric	Performance Standard
Short-Term Incentive Awards	Incentive Operating Earnings/Incentive ROIC (1)
▪
ROIC is utilized given our significant capital requirements for property, plant and equipment, working capital and inventories, and large sustaining capital.
▪
No payout unless Incentive ROIC is 4.5% or greater.
▪
Amount funded varies based on ROIC and Incentive Operating Earnings.
▪
Max payout for Controllable Operating Costs Per Tonne, MSE and Premium Product Sales is capped at 100% if Incentive ROIC is less than 4.5%.

Incentive Operating Costs Per Tonne (1)
▪
This measure is focused on more controllable elements in our cost of goods sold and rewards continuous improvement efforts across a wide range of mining, processing, supply chain and distribution activities that lead to efficiency gains.
▪
Target costs for each tonne produced (excluding raw materials and other non-controllable items) are lower than the prior year’s actual costs plus inflation, to incent continuous year-over-year improvement.

Free Cash Flow
▪
Target goal is derived from budgeted enterprise operating earnings, cash flow from operations and capital expenditures.
▪
2017 goal ranges reflect sales volume and pricing considerations in light of continued challenging industry and economic conditions.

Safety – Management System Effectiveness (“MSE”)
▪
MSE is tied to the effectiveness of the Company’s management system, which broadly reflects our EHSS focus. As a leading indicator we believe its utilization promotes focus on behaviors aimed at preventing safety incidents and promoting other EHSS initiatives, including sustainability.
▪
Target goal set for year-over-year improvement.

Premium Product Sales
▪
This measure promotes focus on achieving sales of our premium products, which we believe provide us a competitive advantage with customers in North and South America.
▪
2017 target is 23% higher than actual 2016 sales volume.

LTI Stock Options	Stock Price
▪
Ties compensation to improved stock price performance over the longer term, aligning with shareholder interests.
▪
Option gains are realized if stock price at time of exercise exceeds the exercise price set at fair market value on the date of grant. Value received is conditioned on continued service, vesting, and stock appreciation until exercise of the options.

LTI Performance Units	TSR
▪
Ties compensation to TSR (stock price change plus dividends) over a 3-year period, aligning with longer-term shareholder interests.
▪
Vesting percentage is tied directly to absolute TSR results. For example, negative 10% = 80% payout, positive 20% = 111% payout. No vesting if TSR falls below negative 50%.
▪
For 2017 grants, a target payout requires TSR performance of 10%, and executive officers are subject to a one-year holding period after vesting.
▪
Absolute TSR is utilized because we believe too few U.S. companies are direct competitors. Use of relative TSR would decrease reliability and risk payout windfalls or deficits that may not be appropriately tied to underlying operational performance.

(1) Subject to adjustment as described in Appendix A to this Proxy Statement.

Short-Term Incentive Program
Awards of performance-based incentive compensation are annually made to our Named Executive Officers. The terms of the incentive opportunity are the same for all Named Executive Officers, with target goals for the incentive metrics generally defined at the enterprise level. The total pool for the program is equal to the sum of the bonus opportunity, expressed as a percentage of base salary, for all employee participants, including our Named Executive Officers. Our Compensation Committee has the ability to exercise negative discretion to reduce or eliminate payouts under the incentive plan if it deems appropriate.
Metrics, Weighting and Goals
Our incentive pool is funded based on a number of financial and operational outcomes that we believe are necessary for sustainable growth over the longer term. Information provided below is for our 2017 incentive plan.

	Metrics	Weighting	Funding at Threshold (1)	Funding at Target	Funding at Maximum
Financial - 90%	Incentive Operating Earnings/ROIC (2)(3)	30%	$2 million	$51 million	$102 million
	Free Cash Flow (2)	20%
	Incentive Operating Costs Per Tonne (2)	30%
	Premium Product Sales	10%
Operational - 10%	Safety - Management System Effectiveness	10%
	Payout	100%	4%	100%	200%

(1) Funding at threshold is determined by utilizing a sharing rate of 4% of the target operating earning pool of $51 million.
(2) Measure is subject to adjustment as described in Appendix A.
(3) No payout under this measure unless threshold Incentive ROIC is met.
For our 2017 plan as compared to our 2016 plan, we decreased the weighting of our Incentive Operating Earnings/ROIC measure from 50% to 30% given the continued challenging industry environment, both to ensure the effectiveness of our incentive program and to allow for weighting under the plan to be allocated to two new measures that we added for 2017. For the same reason, we moderately increased the weighting of our Controllable Operating Costs measure from 25% to 30%. Free Cash Flow and Premium Product Sales were added as new measures with weightings of 20% and 10%, respectively. Free Cash Flow was added to emphasize the importance to Mosaic of generating strong cash flows during a challenging industry environment. Premium Product Sales was added to incent sales of premium products that we believe provide us a competitive advantage with customers in North and South America. Finally, we eliminated the Recordable Injury Frequency Rate measure, a lagging indicator of safety performance, and increased to 10% the weighting of our MSE measure, a leading indicator, the elements of which promote behaviors aimed at safety, sustainability and other EHSS objectives. We believe the additional weighting allocated to this measure has better focused our organization on behaviors aimed at preventing safety incidents and progressing with respect to other EHSS initiatives, including sustainability.
We do not establish a target for Incentive Operating Earnings. Instead, the portion of our incentive pool allocable to Operating Earnings is funded based on a pre-determined percentage of Incentive Operating Earnings. This “sharing rate” rises or falls in relation to targeted Incentive ROIC. For 2017, one percentage change in Incentive ROIC is equal to $110 million change in Incentive Operating Earnings. A combination of higher Incentive Operating Earnings and improved Incentive ROIC defines company performance that we believe justifies above-target short-term incentive payouts, and our executives do not begin to receive target payouts until our cost of capital is covered. The Incentive ROIC target is set using our WACC as of the end of the preceding fiscal year. 2017 sharing rates and potential pool funding based on Incentive ROIC and various Incentive Operating Earnings levels are shown below, and actual Incentive ROIC for 2016 and 2015 is presented under “Realized Pay: Short-Term Incentives” on page 44.

Incentive Operating Earnings (millions)	Incentive ROIC	Sharing Rate	Incentive Pool
$1,360	12.5%	1.20%	$12.8 million
$1,140	10.5%	0.95%	$10.8 million
$920	8.5%	0.70%	$6.4 million
$700	6.5%	0.45%	$3.2 million
$480	4.5%	0.20%	$1.0 million
The portion of our incentive pool allocable to the remaining measures is funded based on achievement against pre-determined target goals, which can be positively affected, directly or indirectly, by operations, engineering, supply chain, EHS and support function teams within each business unit and across the Company.
Incentive Operating Costs Per Tonne has a 30% overall weighting due to the importance of our low cost producer business strategy, and Free Cash Flow has a weighting of 20% due to our focus on maintaining cash balances to support our investment grade credit rating. Creating an injury-free workplace and supporting our sustainability and other EHSS initiatives is an integral part of our culture, which is why eligible employees at all levels of production and management have a percentage of their bonus tied to the effectiveness of our management system.
In general, the basic design of the short-term incentive program for our Named Executive Officers applies to all salaried employees. This ensures focus, alignment and a concerted effort toward achieving goals we view as clear but challenging and that define expected business performance. The overall maximum payout under the program is 200% of an individual’s incentive target opportunity.
Minimum, target and maximum levels of performance set for each 2017 incentive measure are shown in the table below.

Measure	Minimum		Target		Maximum
	Performance Level	Payout Percentage	Performance Level	Payout Percentage	Performance Level	Payout Percentage
Free Cash Flow ($ in millions)	$50	0%	$200	20%	$350	40%
Incentive Controllable Operating Costs per Tonne (1)	$106	0%	$102	30%	$195	60%
Premium Product Sales ( in million tonnes) (1)	2.9	0%	3.2	10%	3.5	20%
Safety-MSE ( point improvement) (1)	7	0%	10	10%	13	20%
Total Payout		0%		70%		140%
(1) Payout for this measure is limited to 100% if Incentive ROIC is less than 4.5%.
Actual results for each incentive measure for 2017 and 2016 are presented under “Realized Pay: Short-Term Incentives” on page 44.
Long-Term Incentive Program
Long-term incentive awards are granted to our Named Executive Officers annually, generally in March of each year. Long-term incentive award values are based on market-competitive levels for comparable positions and are designed to deliver target total direct compensation set by the Compensation Committee as described under “2017 Compensation Actions” beginning on page 41.
We believe that stock options strongly align executive compensation with shareholder interests and reinforce a long-term view of performance because of their 10-year term, which is important in our cyclical industry. We view options as a flexible and tax effective incentive that provides our executives the ability to build ownership and save to meet their long-term financial goals. For 2017, one-third of each executive officer’s target long-term incentive award consisted of options. In 2018, to promote continued stability and focus on the Acquisition integration and our strategic initiatives among the executive team, and taking into consideration that historical option grants were underwater, our Compensation Committee considered whether to replace stock options with time-based RSUs and ultimately determined to do so.
TSR performance units are performance-based, three-year incentive awards that reward recipients for Mosaic stock price appreciation and declared dividends. For 2017 awards, a target payout requires TSR performance of 10%. For example, if at the end of the three-year performance period, our stock price plus the value of declared dividends has increased by 10%, then the payout will be the number of units granted. If the value has increased by 20%, the number of units will be 111% of the number of units granted. Conversely, if the value has declined by 20%, then just 70% of the granted units will vest. TSR performance units have both upside and downside potential based on positive or negative TSR performance, while supporting our retention objectives in a manner that has greater performance sensitivity than awards such as time-based RSUs. No TSR performance units will be earned if we do not achieve positive net earnings during the three-year performance period. Also, beginning with 2017 grants, executive officers are subject to a one-year holding period after vesting.
In addition, beginning with 2017 grants, we discontinued use of ROIC performance units, which for 2015 and 2016 grants were earned if our Incentive ROIC results over a three-year period met a target spread of WACC + 3%. To improve incentive effectiveness, our Compensation Committee determined not to award ROIC performance units and instead increased the proportion of TSR performance units to two-thirds of the total long-term incentive mix.
Key terms of our long-term incentive awards granted through 2017 are described in greater detail in the footnotes and narrative accompanying the “Outstanding Equity Awards at Fiscal Year-End” table beginning on page 57.
2017 Named Executive Officer Long-Term Incentive Grants

	Stock Options	TSR Performance Units
Date of Grant	March 2, 2017	March 2, 2017
NEO Grant Value/ % of Total	$3,199,998 / 33%	$6,399,989 / 67%
Fair Value at Grant (% of Stock Price) (1)	33%	86%
Number of Shares/ Units Granted	322,906	243,995
Strike Price/ Grant Date Fair Value	$30.42	$26.23
Term/ Performance Period	10 years	3 years
Performance Metric	Stock Price	Absolute TSR
Form of Settlement	Stock	Stock
(1) See narrative to the Grants of Plan-Based Awards table on page 56.
Grants were made up of one-third stock options and two-thirds TSR performance units. This long-term incentive mix was chosen for balance in terms of the incentive horizon (use of both ten-year and three-year incentives) and performance conditions (stock price and TSR). We believe this balance contributes to the overall effectiveness of our long-term incentive program because our industry cycles may have different durations and economic and stock market conditions may have a disproportionate impact on our stock price performance.
Long-Term Incentive Program Grant Rate and Dilution
Our Compensation Committee and, in the case of our CEO, our Board, considers the cost and dilutive implications of long-term incentive grants. We have maintained a grant rate (defined as the number of option shares plus the number of units granted, divided by the total number of shares outstanding at the time of grant) at or below 0.37% over the past three calendar years, which is below the average grant rate for companies within the basic materials industry.
Severance and Change-in-Control Agreements
We have established senior management severance and change-in-control agreements with each of our Named Executive Officers. Our Compensation Committee (and, in the case of our CEO, our Board) establishes the terms of these agreements to be consistent with our compensation philosophy and practices as discussed above. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment. These agreements are intended to:

•	Help us attract and retain executive talent in a competitive marketplace.
•	Enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control.
•	Foster their objectivity in considering a change-in-control proposal.
•	Facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations.

•	Protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.
The Severance and Change-in-Control Compensation Table on page 69, together with the accompanying narrative and notes, explains in detail the benefits under these arrangements and the circumstances under which a Named Executive Officer would be entitled to them.
Mr. Mack ceased to be an executive officer on January 31, 2018 and is currently serving as our Senior Advisor until May 31, 2018. Our Compensation Committee has authorized us to enter into a Separation Agreement with Mr. Mack that would replace his existing senior management severance and change-in-control agreement as discussed under “Separation Agreement and Management Services Agreement” on page 70.
2017 Compensation Actions
NEO Pay Elements and Proportions

James ("Joc") C. O’Rourke President and Chief Executive Officer	2017	% Change	% of Salary	% of Target Direct Compensation	Peer Group Median (1)
Base Salary	$1,145,000	4%	(2)	15%	$1,150,000
Target Short-Term Incentive	$1,488,500	13%	130%	19%	$1,460,000
Target Long-Term Incentives	$5,000,000	11%	437%	66%	$5,955,000
Target Total Direct Compensation	$7,633,500	10%	(2)	100%	$8,375,000
(1) Peer Group data reflects independent observations, so elements do not add to the Target Total Direct Compensation.
(2) Not meaningful.
The table above shows the components of Mr. O’Rourke’s target direct compensation as set by our independent directors in March 2017, as well as the comparator group median for each component. In March 2017, our Board, upon the recommendation of our Compensation Committee, increased Mr. O’Rourke’s target total direct compensation to $7,633,500 from the $6,920,000 set in March 2016, or 10%, in the form of a 4% increase in base salary, a 13% increase in the target dollar amount of his short-term incentive and an 11% increase in the target dollar amount of his long-term incentive. In setting the new amount and mix of Mr. O’Rourke’s target total direct compensation, our Board and Compensation Committee considered the relative positioning of his compensation within our comparator group and specific results against CEO objectives, including the progress made with respect to our 2016 strategic priorities. Specific individual performance achievements included (1) his leadership role in connection with our execution against cost savings initiatives, including management of capital through the reduction, deferral or elimination of certain capital spending that resulted in capital expenditures for 2016 being the lowest in over five years, (2) completion of our investments to expand our MicroEssentials® capacity; and (3) his leadership in connection with the execution of our mining plans, including the issuance of the final permit for our South Pasture Extension.

Richard L. Mack Former Executive Vice President and Chief Financial Officer (1)	2017	% Change	% of Salary	% of Target Direct Compensation	Peer Group Median (2)
Base Salary	$643,000	3%	(3)	24%	$600,000
Target Short-Term Incentive	$514,400	3%	80%	19%	$450,000
Target Long-Term Incentives	$1,500,000	15%	233%	56%	$1,280,000
Target Total Direct Compensation	$2,657,400	10%	(3)	100%	$2,380,000
(1) Mr. Mack served as our Executive Vice President and Chief Financial Officer until January 31, 2018, when he became our Senior Advisor.
(2) Peer Group data reflects independent observations, so elements do not add to the Target Total Direct Compensation.
(3) Not meaningful.
The table above shows the components of Mr. Mack’s target direct compensation as set by our Compensation Committee in March 2017, as well as the comparator group median for each component. In March 2017, our Compensation Committee increased Mr. Mack’s target total direct compensation to $2,657,400 from the $2,423,200 set in March 2016, or 10%, in the form of a 3% increase in his base salary and target dollar amount of his short-term incentive, and a 15% increase in the target dollar amount of his long-term incentive. In setting the new amount and mix of Mr. Mack’s target total direct compensation, our Compensation Committee considered the relative positioning of his compensation within our comparator group and the

Committee’s assessment of his individual performance, leadership behaviors and achievements in 2016. Specific contributions included his leadership roles in (1) our negotiation of and entry into an agreement to acquire the global phosphate and potash operations of Vale conducted through Vale Fertilizantes S.A., (2) increasing and upsizing our prior unsecured revolving credit facility and refinancing our prior term loan facility; and (3) in representing our interests with respect to the continuing development by the MWSPC joint venture, in which we hold a 25% interest, of integrated phosphate production facilities in the Kingdom of Saudi Arabia.

Richard N. McLellan Senior Vice President - Brazil (1)	2017	% Change	% of Salary	% of Target Direct Compensation	Peer Group Median (2)
Base Salary	$550,000	9%	(3)	26%	$555,000
Target Short-Term Incentive	$440,000	9%	80%	21%	$405,000
Target Long-Term Incentives	$1,100,000	—	200%	53%	$1,075,000
Target Total Direct Compensation	$2,090,000	4%	(3)	100%	$2,075,000
(1) Mr. McLellan served as our Senior Vice President - Commercial throughout 2016 and until February 6, 2017, when he became our Senior Vice President - Brazil.
(2) Peer Group data reflects independent observations, so elements do not add to the Target Total Direct Compensation.
(3) Not meaningful.
The table above shows the components of Mr. McLellan’s target direct compensation as set by our Compensation Committee in March 2017, as well as the comparator group median for each component. In March 2017, our Compensation Committee increased Mr. McLellan’s target total direct compensation to $2,090,000 from the $2,007,200 set in March 2016, or 4%, in the form of a 9% increase in his base salary and target dollar amount of his short-term incentive. In setting the new amount and mix of Mr. McLellan’s target total direct compensation, our Compensation Committee considered the relative positioning of his compensation within our comparator group and the Committee’s assessment of his individual performance, leadership behaviors and achievements in 2016. Specific contributions included his leadership of our Commercial and Supply Chain groups and our record 2016 sales volumes in our International Distribution segment. Our Compensation Committee maintained the target dollar amount of Mr. McLellan’s long-term incentive award at the same level as in the prior year, because our Compensation Committee believed this level continued to reflect an appropriate amount of compensation in light of the factors discussed above.
Expatriate Agreement. On May 18, 2017, we entered into an expatriate agreement with Mr. McLellan in connection with his agreement to relocate to our São Paulo, Brazil office, where he has led our existing Brazil operations and the pre- and post-closing integration planning for the Acquisition. We expect that Mr. McLellan's international assignment will continue until June 14, 2019. Under the agreement, Mr. McLellan is entitled to benefits that are designed to minimize the financial impact of the international assignment, and minimize its disruption to his family. Among the benefits offered are tax equalization payments, tax consultation and preparation assistance, participation in an international health plan for Mr. McLellan and his eligible dependents, housing assistance, travel allowances, relocation assistance, automobile assistance and transition assistance. We are also obligated to provide Mr. McLellan with relocation assistance for his move back to the United States upon completion of his assignment. Mr. McLellan’s annual base salary and the target dollar amount of his target short-term incentive were not modified by the agreement.
Retention Award. Also in connection with and consideration of Mr. McLellan’s agreement to relocate to Brazil, on May 17, 2017 our Compensation Committee authorized a retention award for him in the amount of $1.1 million, having a grant date of June 15, 2017. The retention award will vest on June 14, 2019 provided that Mr. McLellan is employed by us at that date, and will be payable in the form of shares of our Common Stock with a fair market value on the date of vesting equal to the amount of the retention award. The retention award will not vest in the event of a change in control or for any other reason unless Mr. McLellan is employed by us on the vesting date.

Walter F. Precourt III Senior Vice President - Phosphates (1)	2017	% Change	% of Salary	% of Target Direct Compensation	Market Median (2)
Base Salary	$470,000	11%	(3)	26%	$555,000
Target Short-Term Incentive	$329,000	29%	70%	18%	$405,000
Target Long-Term Incentives	$1,000,000	33%	213%	56%	$1,075,000
Target Total Direct Compensation	$1,799,000	26%	(3)	100%	$2,075,000
(1) Mr. Precourt served as our Senior Vice President - Potash Operations until June 1, 2016, when he became our Senior Vice President - Phosphates.
(2) Market Median data reflects independent observations, so elements do not add to the Target Total Direct Compensation.
(3) Not meaningful.
The table above shows the components of Mr. Precourt’s target direct compensation as set by our Compensation Committee in March 2017, as well as the comparator group median for each component. In March 2017, our Compensation Committee increased Mr. Precourt’s target total direct compensation to $1,799,000 from the $1,430,000 set in March 2016, or 26%, in the form of an 11% increase in his base salary, an increase of 29% in the target dollar amount of his short-term incentive and an increase of 33% in the target dollar amount of his long-term incentive. In setting the new amount and mix of Mr. Precourt’s target total direct compensation, our Compensation Committee considered the relative positioning of his compensation within our comparator group, as well as the Committee’s assessment of his individual performance, leadership behaviors and achievements in 2016. Specific contributions included his leadership of our Potash operations during the first half of 2016 and his key role in the expansion of our potash production capacity, his leadership of our Phosphate operations beginning June 1, 2016, and his efforts to support our cost savings initiatives.

Corrine D. Ricard Senior Vice President - Commercial (1)	2017	% Change	% of Salary	% of Target Direct Compensation	Market Median (2)
Base Salary	$460,000	5%	(3)	26%	$555,000
Target Short-Term Incentive	$322,000	5%	70%	18%	$405,000
Target Long-Term Incentives	$1,000,000	43%	217%	56%	$1,075,000
Target Total Direct Compensation	$1,782,000	23%	(3)	100%	$2,075,000
(1) Ms. Ricard served as our Senior Vice President - Human Resources throughout 2016 and until February 6, 2017, when she became our Senior Vice President - Commercial.
(2) Market Median data reflects independent observations, so elements do not add to the Target Total Direct Compensation.
(3) Not meaningful.
The table above shows the components of Ms. Ricard’s target direct compensation as set by our Compensation Committee in March 2017, as well as the comparator group median for each component. In March 2017, our Compensation Committee increased Ms. Ricard’s target total direct compensation to $1,782,000 from the $1,448,000 set in March 2016, or 23%, in the form of a 5% increase in her base salary and the target dollar amount of her short-term incentive and an increase of 43% in the target dollar amount of her long-term incentive. In setting the new amount and mix of Ms. Ricard’s target total direct compensation, our Compensation Committee considered the change in Ms. Ricard’s responsibilities due to the change in her role, the relative positioning of her compensation in her new role within our comparator group, and the Committee’s assessment of her individual performance, leadership behaviors and achievements in 2016. Specific contributions included her leadership of our Human Resources function during 2016, her key role in executing against our cost savings initiatives and her contributions to the development of our company-wide strategy.
Evaluation of Executive Compensation Program
As part of the governance surrounding our executive compensation program as described under “Executive Compensation Governance” beginning on page 45, we conduct an annual evaluation of the program to determine the relationship between:

•	Compensation received or earned by our Named Executive Officers over the current year and past few years and the performance of Mosaic over the same time frames;

•	Performance of Mosaic versus direct competitors and other companies in the global fertilizer industry;

•	Realized compensation and target total direct compensation; and

•	Realized compensation and program objectives.

The tools, reports, information and analysis referred to beginning on page 47 are used for the evaluation. In some cases, the Committee may refer to reports from third parties that seek to provide insight into how strongly compensation for our Named Executive Officers is connected to company performance. In addition, third party reports and analyses provide objective views of Mosaic’s performance over time, with regard to competitors and the broader agriculture and mining industries.
Realized Pay: Short-Term Incentives
Below we have provided information regarding actual performance under our 2017 and 2016 short-term incentive plans for the sub-plan in which our Named Executive Officers participated. As part of the evaluation of strong alignment between pay and performance, we consider how year-over-year results lead to positive longer-term trends. This information is provided to supplement, rather than to replace, the information found in the Summary Compensation Table.

Measure	2017				2016
	Metric Weight	Target	Actual	Actual Payout	Metric Weight	Target	Actual	Actual Payout
Incentive Operating Earnings ($ in millions)	30%	$920	$585	9%	50%	$1,210	$319	—%
Incentive ROIC (%)		8.5%	5.5%			9%	3.8%
Free Cash Flow ($ in millions)	20%	$200	$234	25%	-	-	-	-
Incentive Operating Costs Per Tonne (1)	30%	$103	$101	40%	25%	$111	$104	50%
Incentive SG&A Expense ($ in millions)	-	-	-	-	20%	305	262	40%
Premium Product Sales (million tonnes)	10%	3.26	3.25	10%	-	-	-	-
Safety - Recordable Injury Frequency Rate	-	-	-	-	2%	0.80	0.66	4%
Safety - MSE (point basis improvement)	10%	10	15	20%	-	-	-	-
EHS - Management System Effectiveness	-	-	-	-	3%	15%	30%	6%
Payout % of Target				103%				100%
NEO Total Payout ($ in millions) (2)		$3.07	$3.17			$3.08	$3.08
(1) Incentive Operating Costs Per Tonne, actual and target, are adjusted to reflect actual levels of production volumes, so that the goals are reflective of the actual and target cost savings. Targets are set after consideration of actual prior year Incentive Operating Costs.
(2) Results report the aggregate payout for Named Executive Officer groups for each reported period.
Incentive Operating Earnings goals for each period were based on target Incentive ROIC of 8.5% (for 2017) and 9% (for 2016) as shown above. Actual ROIC was below the threshold for a payout in 2016 and while it improved in 2017, the payout for this measure was below target for 2017, reflecting the continued challenging pricing environment in which we operated during 2017. Free Cash Flow was a new measure for 2017. Performance under this measure was below target, resulting in a 25% payout. Incentive Operating Costs Per Tonne goals were developed to require year-over-year improvement (after inflation) against prior year baseline costs for the Phosphates and Potash segments. The average Incentive Operating Costs for the segments improved for 2017 compared to 2016 as expected, resulting in an above-target payout. Performance under the Premium Product Sales measure, also new for 2017, was slightly below target. Performance under the MSE measure, which had a 10% weighting for 2017, was well above target for the MSE measure. As a result, the actual payout for our executive officers, including our Named Executive Officers, was 103.33% of target.

CEO 3-Year Realized Pay: Long-Term Incentives
Below we have provided information regarding the value actually realized by our CEO with respect to annual long-term incentive awards granted in fiscal 2012 and 2013 and calendar year 2014, which vested in July 2015 and 2016 and March 2017, respectively, and for the aggregate three-fiscal-year period. For each period, the award mix was equally divided among options, time-based RSUs and TSR performance units. For comparison purposes, we have not included the awards that were granted for the seven month transition period from June 1, 2013 through December 31, 2013, which was the transition period relating to the change in our fiscal year end from May 31 to December 31.

James ("Joc") C. O'Rourke President and Chief Executive Officer	2012 Grant		2013 Grant		2014 Grant		3-Year Grant Total
Incentive Award	Grant Value	Realized Value	Grant Value	Realized Value	Grant Value	Realized Value	Grant Value	Realized Value
Stock Options	$633,341	—	$633,325	—	$633,336	—	$1,900,002	—
Restricted Stock Units	$633,359	$497,498	$633,340	$343,220	$633,312	$371,607	$1,900,010	$1,212,325
TSR Performance Units	$633,306	$370,317	$633,308	$158,522	$633,363	$226,087	$1,899,977	$754,926
3-Year TSR	(17.4)%		(41.3)%		(35.7)%		-
Shares Vested	46,855		47,123		54,189		148,167
% Grant Value Realized	45.7%		26.4%		31.5%		34.5%
No gains have been realized from stock option exercises because our stock price has generally been below the exercise price for much of the time since the respective grant dates. At the time of vesting, RSU and TSR performance unit awards granted over this period together represented approximately one-third (34.5%) of the aggregate grant date fair value. The realized value for these grants reflected the negative three-year TSR of Mosaic stock over the related three-year restriction or performance periods.
This information is provided to supplement, rather than to replace, the information the SEC requires us to provide.
Executive Compensation Governance
As described in the table below, we have well-defined roles and responsibilities for the development, approval and management of our executive compensation program. Specific tasks or participation by various parties in the governance process is summarized by role.
Roles and Process

	Role		Process
Compensation Committee (1)	•	Establish and manage executive compensation philosophy and principles	•	Attend regular and special meetings over the course of each calendar year
	•	Recommend to Board short-term incentive plan goals	•	Access external resources for ongoing education, training and review of executive compensation topics, developments and issues
	•	Approve and recommend to the Board total compensation for CEO; approve total compensation for other Named Executive Officers
			•	Retention of independent compensation consultant
	•	Approve terms of incentive awards, including goals and certify achievement of performance goals	•	Review shareholder advisory reports on Mosaic and peer companies
	•	Approve all stock grants - annual, new hire or retention	•	Study and consider proxy advisor pay for performance test outcomes
	•	Annually evaluate program outcomes against stated objectives, shareholder interests and external practices
•
FW Cook (also known as Frederic W. Cook & Co., Inc.) was selected in 2014 as the Compensation Committee’s independent consultant based on the Committee’s interviews with, and other information requested by Committee from, a number of compensation consulting firms

	•	Our Compensation Committee has sole authority to select, retain and terminate its independent compensation consultant and to approve the consultant’s fees and other retention terms
•
The Committee or its Chair directly retains and approves all services provided to us by the independent consultant. During 2017, our independent consultant did not provide us with any services other than services related to executive compensation and market data reports.

	Role		Process
Management	•	Incentive program design, objectives, metric goals and payout modeling at the direction of the Committee	•	Seek Committee direction and input as part of annual program evaluation
	•	Propose pay packages for non-CEO Named Executive Officers	•	Share program proposals and analysis with Compensation Committee and/or its independent compensation consultant
	•	Propose executive benefits and perquisites
	•	Propose peer group for executive compensation benchmarking
	•	Conduct research on topics of interest or trends to Committee
	•	Report on program effectiveness, expense and dilution
Chief Executive Officer	•	Provide input on executive compensation program objectives, design and goals	•	Program proposals by management reflect CEO and executive officer feedback and support
	•	Recommend pay packages for direct reports	•	Participate in discussions concerning executive compensation program, program elements and philosophy generally
	•	Regularly participates in Compensation Committee meetings
			•	No participation in discussions surrounding the setting of CEO compensation
Independent Compensation Consultant (FW Cook)	•	Support Compensation Committee in discharging its responsibilities	•	Attend all Committee meetings in person or by phone
	•	Furnish independent data, input and advice to Committee members on specific proposals regarding pay packages or programs	•	Preview specific management analyses or proposals with Committee Chair in advance of meetings
	•	Furnish independent data on external pay trends, competitive levels, practices and policies within and outside of Mosaic’s industry	•	Present written materials and analysis in advance of requested Committee actions
	•	Provide benchmarking and alternatives for CEO compensation	•	Review compensation sections of proxy statement prior to filing
Board of Directors	•	Delegate specific duties to Compensation Committee	•	Written delegations updated each year that clarify the scope and conditions of the delegated duties
	•	Approve CEO pay package
	•	Interact with Committee members on non-delegated matters, including CEO compensation, CEO performance objectives, approval of incentive program goals and approval of special long-term incentive awards	•	Committee Chair reports to the Board after each regular Committee meeting

(1) Additional information about the Compensation Committee’s key responsibilities is provided under “Committees of the Board of Directors - Compensation Committee” on page 21.
Framework for Setting Target Total Direct Compensation
In setting target total direct compensation, we use a framework that is centered on performance at the company, business unit and individual executive levels. Performance expectations linked to business strategy and informed by external sources, are cascaded down and across the organization and used to set annual and multi-year goals. Short and long -term incentives that support the attainment of expected financial, shareholder and other outcomes are designed to motivate and retain.
The elements, proportions and value of total compensation are shaped, as a package, to effectively and efficiently deliver compensation consistent with our philosophy. As a part of this process, the internal and external factors in the table below are considered, with different dimensions and applications as described. We exercise pay for performance in two very important ways: (1) awarding total target pay (which is heavily influenced by the role and the performance of the person in the role) and (2) maintaining incentives that reward for the performance of the business.

	Dimensions		Application
Performance	•	Individual performance against objectives	•	Base salary increases
	•	Business performance- attainment of goals and results relative to direct competitors	•	Short-term incentive goals
			•	Long-term incentive goals
			•	Pay for performance analysis
Industry	•	Global scope and complexity	•	Choice of short-term and long-term incentive performance metrics
	•	Widely fluctuating demand and supply
	•	Dependence on cash crop and commodity prices	•	Goal setting approach for short-term and long-term incentive performance awards
	•	Growing production capacity

	Dimensions		Application
Philosophy	•	Pay elements and proportions	•	Short-term incentive awards
	•	Competitive positioning	•	Long-term incentive awards and mix
	•	Linkage to business strategies
Business Strategy & Maturity	•	Sources for building competitive advantage	•	Short-term incentive awards
	•	Expected financial, operational and customer outcomes	•	Long-term incentive awards and mix
	•	Potential growth from current and pipeline products
	•	Potential future stock price appreciation
Leadership	•	Criticality of role and person	•	Executive pay package
	•	Succession plan and bench strength	•	Special incentives
	•	Risk of loss and motivation
Return on Investment	•	Executive perceived value and retention force	•	Executive pay package
	•	Accounting expense vs. compensation delivery	•	Long-term incentive mix
	•	Behaviors and organization capabilities
Affordability & Competitiveness	•	Total program expense, trend and earnings impact	•	NEO cost of management
	•	Relative value by element and total package	•	Compensation benchmarking
Tools and Information Utilized and Application
Management and our Compensation Committee and its independent compensation consultant use a number of tools and information sources to perform the activities of managing and overseeing the executive compensation program.
Tally sheets detail pay history, outstanding equity grants, potential gains from stock-based compensation, competitiveness of proposed compensation, indirect compensation and severance pay in the event of termination or a change in control of Mosaic. Tally sheets are updated annually and help the Compensation Committee members with pay decision-making and assist with the evaluation of our executive compensation program.

Tool or Source	Information		Purpose
NEO Tally Sheets	•	Target total direct versus realized compensation, by executive	•	Evaluation of executive compensation program against stated objectives and philosophy
	•	Current and potential future value of long-term incentive awards	•	Input for review of proposed executive pay packages
Proxy Advisor Pay for Performance Test Simulation	•	Simulated results of proxy advisor tests using Mosaic compensation and TSR and financial results at year-end	•	Awareness of and response to any potential Say-on-Pay considerations
			•	Input for review of proposed incentive awards
CRU Group Market Analysis (1)	•	Forecast supply and demand by market	•	Input for incentive metric goal setting
	•	Global market, economic and agriculture information pertaining to fertilizer industry	•	Evaluation of Mosaic performance or goals relative to current market conditions or projected outlook
Mosaic Comparator Group	•	Pay practice information from public filings of 17 U.S. companies in basic materials sector	•	Compensation benchmarking for certain named executive officer positions
	•	Comparison of revenue, market capitalization and other criteria established by Committee	•	Mosaic pay positioning relative to peers
Third Party Compensation Surveys (2)	•	Market data set for U.S general industry, chemical and gases and mining industries	•	Compensation benchmarking for comparable jobs
	•	Revenues between $6 to $14 billion	•	Mosaic pay positioning relative to market

(1)	CRU Group is a private company that produces industry and market analyses that are global in scope and cover a number of commodity industries, including the fertilizer industry.

(2)
Surveys used for 2017 compensation actions included 2016 Mercer Benchmark Database Executive, 2016 Hay Executive, 2016 Towers Watson CDB Executive and 2016 Towers Watson Compensation Surveys. We have listed in Appendix B to this Proxy Statement the companies included in the referenced survey data.

Mosaic Comparator Group
For 2017 pay actions for Messrs. O’Rourke, Mack and McLellan, we used a comparator or “peer group” of 17 companies to benchmark:

•	salary, incentive, and target total direct compensation levels for executive positions comparable in job responsibilities or by pay rank to Mosaic Named Executive Officer positions; and

•	prevalent pay elements and percentage of target total direct compensation.
Peer group benchmark information is gathered from proxy statement filings and other public disclosures. Peers were chosen by the Committee, with input from its independent compensation consultant, using a standard of comparability in relation to: industry (mining, chemical and agriculture), size (revenues, market capitalization, total assets and number of employees), business operations (global producer of commodity products with vertical integration), business imperatives (low cost producer and environmental sustainability), market attributes (price sensitive, reliability of supply and customer service) and similarity of pay practices. The Committee believes that companies with more comparable business dynamics are most relevant for executive compensation benchmarking, because they may compete at a number of levels- executive talent, business and capital.
In applying its selection criterion, the Committee determined that no changes from the 2016 comparator group were necessary and concluded that the 17 companies below continue to be representative peers to Mosaic for 2017, considering all of the identified factors as a whole.

2017 Mosaic Comparator Group
Agrium, Inc.	Ingredion Incorporated	Newmont Mining Corp.
Air Products & Chemicals, Inc.	Eastman Chemical Company	Potash Corporation of Saskatchewan Inc.
Ashland Inc.	Ecolab Inc.	PPG Industries, Inc.
Barrick Gold Corporation	FMC Corporation	Praxair, Inc.
Celanese Corp.	Huntsman Corporation	Teck Resources, Ltd.
CF Industries Holdings, Inc.	Monsanto Company

* Based on information reported for the most recently completed annual fiscal period of each comparator group member ending before August 2016, the time when our comparator group for 2017 compensation decisions was selected.

The survey data listed in note 2 under “Tools and Information Utilized and Application” on page 47 was used to benchmark 2017 pay decisions for Mr. Precourt and Ms. Ricard.
Executive Compensation Policies and Practices

We believe certain executive compensation policies and practices are important to observe and follow. The policies and practices described below further the objectives of our executive compensation program and important corporate governance matters. They apply to the employment relationships and incentive arrangements we maintain with our Named Executive Officers and senior executives.

Description
Stock Ownership Guidelines	•	Minimum levels of Mosaic stock ownership are set, by executive tier, expressed as a multiple of base salary.
	•	75% of shares acquired from vested equity awards or stock option exercises (net of income tax withholding) must be held until required stock ownership targets are achieved.
Employment Agreements	•	No employment agreements except under special circumstances.
	•	At-will employment relationship.
Severance and Change-in-Control Agreements	•	Agreements provide severance benefits and outplacement services to protect against job loss due to reasons beyond the executive’s control.
Forfeiture of Incentive Compensation	•
For awards granted in 2009 or later, our Board may require forfeiture of annual and long-term incentive awards in certain cases where fraudulent or intentional misconduct contributes to the need for a material restatement of our financials, or to the use of inaccurate metrics to determine the amount of any award or incentive compensation.

Hedging or Pledging of Mosaic Stock	•
Insider trading policy prohibits executive officers from engaging in short sales and hedging transactions relating to Mosaic stock, and from holding Mosaic stock in a margin account or pledging it as collateral.

Our stock and incentive plan was designed to permit awards that would qualify as performance-based compensation under IRC Section 162(m), when that provision was available. At times, we have determined it was consistent with our philosophy and was in the best interests of Mosaic and our stockholders to award compensation not fully deductible under IRC Section 162(m). Our Compensation Committee takes into consideration our employee compensation policies and practices in its review and determinations regarding compensation risk. See “Compensation Risk Analysis” on page 52.
Pay Practices for Certain Events: Executive Officers
While we generally do not have employment agreements with our executive officers (other than expatriate agreements in connection with international assignments, or other agreements under unique circumstances, such as retirement arrangements), we believe it is important to define the consequence of certain events, such as retirement, death, disability or a change in control of Mosaic. Our current practices associated with the cessation of executive officer employment are described in the footnotes and narrative accompanying the Outstanding Equity Awards at Fiscal Year-End table beginning on page 57 and “Potential Payments upon Termination or Change-in-Control” beginning on page 65.
Executive Stock Ownership Guidelines
Our executive stock ownership guidelines call for executive officers to maintain target ownership levels of Mosaic Common Stock. The target is five times base salary for the CEO, and three times base salary for each other executive officer at the level of Executive or Senior Vice President. An executive who has not achieved his or her target ownership level is required to continue to hold 75% of all shares acquired from vested equity awards or stock option exercises (net of income tax withholding) until the target ownership level is achieved. Once an executive satisfies the target ownership level, he or she will be considered in compliance with the guidelines if he or she continues to own at least the same number of shares, regardless of changes in the market value of our Common Stock. Ownership guidelines are reviewed each year to ensure that they continue to be effective in aligning executive and stockholder interests.
Ownership levels as of December 31, 2017 are presented below. As of that date, all Named Executive Officers were in compliance with the retention requirements.

Other Compensation Components
Our Named Executive Officers are eligible to receive indirect compensation in the form of employee benefits that are extended to all U.S. salaried employees, as well as executive benefits that supplement standard employee benefits. In addition, our Named Executive Officers are entitled to receive limited perquisites, consistent with Mosaic’s executive compensation philosophy. Supplemental benefits and perquisites are intended to support the retirement income savings, health and well-being needs of our executives. For 2017, this indirect compensation included the benefits described below.
Named Executive Officer Health and Welfare Benefits

Named Executive Officers are required to cover the employee cost of company-sponsored medical and dental insurance. Supplemental life and disability coverages are provided, without cost to the executive, but premiums paid are imputed to the executive as income.

	Standard Employee Benefits	Supplemental Executive Benefits	Value of Company-Paid Benefits Offered Annually (Per Executive)
Medical & Dental Insurance	x	None	$10,000 - $20,000 (1)
Annual Physical Exam	x	x	$1,000 - $3,000
Employee Assistance Program & Wellness Benefits	x	None	$750
Life Insurance	x	x	$1,200 - $5,000
Disability Insurance	x	x	$8,000 - $12,000
Range of Total Value			$20,000 - $40,000
(1) Based on the actuarial value of the medical and dental coverage for the coverage tiers elected by individual Named Executive Officers in calendar year 2017. The Company is self-funded for the cost of medical and dental insurance.
Named Executive Officer Retirement Benefits
Named Executive Officers are eligible to utilize qualified and non-qualified retirement plans for saving for their retirement. Our deferred compensation plan operates to restore company contributions that cannot be made under our 401(k) plan, due to limits on includible compensation and company contribution amounts under the Internal Revenue Code.

	401(k) Plan	Deferred Compensation Plan	Total	% Change from Prior Year
2017 Company Contributions	$172,682	$788,974	$961,656	6%
2017 Executive Contributions	$120,000	$581,788	$701,788	2%
2017 Earnings on Account Balance	$799,149	$1,390,557	$2,189,706	212%
Total Account Balance at Yearend	$6,291,878	$10,123,274	$16,415,152	25%

Changes in contribution amounts each year are due to executive participation levels and eligible earnings. Account balance changes reflect increases from contributions and investment returns on the account, which are earned or credited based on plan investment options chosen by the executive.
We also maintain an unfunded non-qualified equity deferral plan that allows eligible directors and executive officers, including our Named Executive Officers, to defer the receipt of annual long-term incentive awards (excluding stock options). This plan is described under “Non-Qualified Deferred Compensation” on page 64. No long-term incentive awards paid out to Named Executive Officers in 2017 were deferred under the plan.
There are additional pension and retirement arrangements in place for certain of our Named Executive Officers who were employees of Cargill before the 2004 business combination between IMC and Cargill’s fertilizer businesses. These arrangements are described under “Pension Benefits” on page 61 and “Potential Payments upon Termination or Change-in-Control - Supplemental Agreements for Cargill International Retirement Plan Participants” on page 67.
Other Named Executive Officer Perquisites and Benefits
The table and narrative below reflect perquisites to our Named Executive Officers that meet the threshold for reporting in the “All Other Compensation” column in the Summary Compensation Table under the rules of the SEC.

Program (1)	Purpose	Value	Conditions
Financial Planning	Support executive wealth enhancement, tax and estate planning needs.	$12,000 for NEOs $15,000 for CEO	Reimbursement of actual billed charges up to annual allowance.
Spousal Business Travel	Permit spouses to travel with executive officers for industry or investor conferences.	No prescribed limit.	Requires prior approval of CEO.
(1) Executive officer annual physical exam perquisites are described above under “Named Executive Officer Health and Welfare Benefits.”
In addition:

•
We have a relocation plan that pays employees for the cost of relocation and also generally provides for a “gross-up” for taxes on amounts we reimburse under the plan that are taxable compensation to the employee.

•
We have a corporate travel policy that covers travel expenses for business purposes by spouses of our employees. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee.

McLellan Expatriate Agreement. In 2017 we entered into an expatriate agreement with Mr. McLellan in connection with his agreement to relocate to our São Paulo, Brazil office, where he has led our existing Brazil operations and the pre- and post-closing integration planning for the Acquisition. Under the agreement, Mr. McLellan is entitled to benefits that are designed to minimize the financial impact of the international assignment, and minimize its disruption to his family. Among the benefits offered are tax equalization payments, tax consultation and preparation assistance, participation in an international health plan for Mr. McLellan and his eligible dependents, housing assistance, travel allowances, relocation assistance, automobile assistance and transition assistance. We are also obligated to provide Mr. McLellan with relocation assistance for his move back to the United States upon completion of his assignment. The benefits we provided in 2017 under this agreement are described in footnote 7 of the 2017, 2016 and 2015 Summary Compensation Table on page on page 53.
Precourt Expatriate Agreement. In 2017 we provided benefits to Mr. Precourt under an expatriate agreement we entered into with him in 2012 when he assumed leadership of our Potash operations in Canada. Benefits provided in 2017 included tax equalization payments, payments to cover tax planning and tax return preparation, and “gross-up” payments for taxes on amounts we reimbursed under the expatriate agreement that are taxable compensation to Mr. Precourt.
Separation Agreement and Management Services Agreement
On January 31, 2018 we announced Mr. Mack’s immediate transition from our Executive Vice President and Chief Financial Officer to our Senior Advisor, a role in which we expect him to serve through May 31, 2018. Our Compensation Committee has authorized us to enter into a Separation Agreement with Mr. Mack that would terminate his prior senior management severance and change-in-control agreement. The Separation Agreement is expected to provide that, in connection with his departure, Mr. Mack is entitled to certain benefits and compensation as described below:

•	a payment of $1,736,100;
•	a payment of $1,500,000 in recognition of his past service to Mosaic, including in connection with the completion of the Acquisition;
•	a payment of $214,000 in lieu of receiving a bonus under Mosaic's 2018 Management Incentive Plan;
•
the ability to exercise his outstanding nonqualified stock options for a period of 60 months following the date of his termination of employment with continued vesting of his outstanding and unvested options through their scheduled vesting dates;

•	continued health and dental benefits for up to one year;
•	executive level outplacement services; and
•	compensation for unused vacation.
The Separation Agreement will also include Mr. Mack’s agreement not to (1) disclose confidential information of Mosaic, and (2) for a period of 12 months following the date of his termination of employment, (a) solicit our customers, dealers, employees and suppliers, or interfere with our business relationships, or (b) compete with us.
Our Compensation Committee also authorized us to enter into a Management Services Agreement with Mr. Mack with a term beginning June 1, 2018 and continuing through December 31, 2019, unless renewed by the parties. Under the Management Services Agreement, Mr. Mack will receive $25,000 per month during its term, plus agreed reimbursable expenses, in exchange for his agreement to provide professional management services relating to the operation and development of our Streamsong Resort®.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2017 10-K Report.
Respectfully submitted,
William T. Monahan, Chair
Timothy S. Gitzel
Denise C. Johnson
James L. Popowich
David T. Seaton
CEO PAY RATIO
For 2017, our CEO’s total compensation of $8,350,940, as shown in the 2017 Summary Compensation Table on page 53, was estimated to be 94 times our median employee’s total compensation of $88,792, calculated in the same manner.
We identified our median employee using the 2017 year-end taxable compensation for all employees, excluding our CEO, as of December 31, 2017, the last day of our payroll year. We included all employees employed on a full-time, part-time or seasonal basis, with the exception of employees employed in Australia, China, India and Paraguay, who in the aggregate, account for 296 employees, or less than 4% of our global workforce. We did not make any assumptions, adjustments, or estimates with respect to total compensation, and we did not annualize the compensation for any full-time employees who were not employed by us for all of 2017. After identifying the median employee, we calculated annual total compensation for that employee using the same methodology we use to determine the total compensation of our Named Executive Officers as set forth in the Summary Compensation Table on page 53.
The pay ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
COMPENSATION RISK ANALYSIS
Our Compensation Committee, with the advice of its independent compensation consultant and input from management, has reviewed the design of our employee compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. Significant factors considered by our Compensation Committee in reaching its conclusion include:

•
The balance of base pay, short-term incentives and long-term incentives, and an emphasis on compensation in the form of long-term incentives that increase along with employees’ levels of responsibility;

•
A long-term incentive program that for 2017 granted a mix of one-third stock options and two-thirds performance units with vesting based on total shareholder return, to mitigate the risk of actions intended to capture short-term stock appreciation gains at the expense of sustainable total stockholder return over the longer-term;

•	Vesting of long-term incentive awards over a number of years;

•	Caps on annual cash incentives;

•
Broad performance ranges for minimum, target and maximum operating earnings goals for annual cash incentives that reduce the risk of accelerating or delaying revenue or expense recognition in order to satisfy the threshold or next tier for incentive payouts;

•
The range of performance measures we utilize under our short-term incentive plan, which for executive officers includes not only operating earnings but also controllable operating costs per production tonne, two safety measures and adjusted selling, general and administrative expenses; and

•
Other features in our incentive programs that are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential for forfeiture of all types of incentive awards for executives in the event of misconduct as described under “Compensation Discussion and Analysis – Executive Compensation Governance – Executive Compensation Policies and Practices” on page 48; stock ownership guidelines, including holding period requirements, for our executive officers as described under “Compensation Discussion and Analysis – Executive Compensation Governance – Executive Stock Ownership Guidelines” on page 49; and the ability of our Compensation Committee to exercise negative discretion to reduce or eliminate payouts under our Management Incentive Plan if it deems appropriate.

EXECUTIVE COMPENSATION TABLES
We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis beginning on page 31.
The following tables and accompanying narratives and notes summarize and provide quantitative data and additional information about the compensation awarded to, earned by or paid to each of our Named Executive Officers for 2017, 2016 and 2015 and should be read in conjunction with the Compensation Discussion and Analysis.
2017, 2016 and 2015 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James ("Joc") C. O'Rourke (8)	2017	$1,137,500		$3,333,335	$1,666,664	$1,528,000	—	$685,441	$8,350,940
President and Chief Executive Officer	2016	$1,100,000	—	$3,000,002	$1,499,996	$1,320,000	—	$396,223	$7,316,221
	2015	893,833	—	2,333,336	666,658	1,473,000	—	327,407	5,694,234
Richard L. Mack (9)	2017	639,833		999,993	499,999	528,900	11,100	331,539	3,011,364
Former Executive Vice President and Chief Financial Officer	2016	624,000	—	866,662	433,332	499,200	30,500	204,725	2,658,419
	2015	624,000	—	1,866,651	433,330	681,200	22,800	149,441	3,777,422
Richard McLellan (10)	2017	542,333		1,833,338	366,670	448,300	38,200	563,316	3,792,157
Senior Vice President - Brazil	2016	504,000	—	733,324	366,665	403,200	77,700	190,997	2,275,886
	2015	504,000	—	733,329	366,675	550,200	131,400	218,136	2,503,740
Walter F. Precourt III (11)	2017	462,500		666,662	333,333	334,500	—	501,291	2,298,286
Senior Vice President - Phosphates	2016	425,000	—	499,983	250,004	255,000	—	1,079,563	2,509,550

Corrine D. Ricard (11)	2017	456,667		666,662	333,333	330,300	22,800	246,346	2,056,108
Senior Vice President - Commercial	2016	440,000	—	466,683	233,330	308,000	60,800	162,228	1,671,041

(1)	Reflects the dollar amount of base salary paid in the designated fiscal year.

(2)	Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans and under our deferred compensation plan.

(3)
Reflects the grant date fair value for each Named Executive Officer’s grants of RSUs (including retention grants to Mr. O’Rourke and Mr. Mack in 2015) and TSR and ROIC performance units in the applicable fiscal year, and the stock-based retention award granted to Mr. McLellan in 2017, in each case determined in accordance with ASC 718. Includes the value of any awards deferred under our non-qualified equity deferral plan. ROIC performance units are accounted for as share-based payments in accordance with ASC 718 and for executive officers are settled in cash. In accordance with SEC rules, the grant date fair value for performance units excludes the effect of estimated forfeitures. The assumptions used in the valuation are discussed in note 19 to our audited financial statements for 2017.

The table below shows the grant date fair value determined in accordance with ASC 718 of the TSR performance units included in Stock Awards for 2017 and, for Mr. McLellan, of the retention award granted to him in 2017:

Name	Grant Date ASC 718 Fair Value ($)
	TSR Performance Units	Retention Award
James ("Joc") C. O'Rourke	$3,333,335	Not applicable
Richard L. Mack	999,993	Not applicable
Richard N. McLellan	733,338	$1,100,000
Walter F. Precourt III	666,662	Not applicable
Corrine D. Ricard	666,662	Not applicable
The table below shows the value of the TSR performance units granted in 2017 assuming that the highest level of performance conditions will be achieved:

Name	Value of TSR Performance Units at Grant Date Assuming Highest Level of Performance Achieved ($) (a)
James ("Joc") C. O'Rourke	$16,337,533
Richard L. Mack	4,901,221
Richard N. McLellan	3,594,280
Walter F. Precourt III	3,267,481
Corrine D. Ricard	3,267,481

(a)
Assumes (i) the issuance of the maximum number of shares permitted to be issued, and (ii) that the 30-day trading average price of a share of our Common Stock plus dividends, or ending value, is at least $128.56 when the performance units vest. The number of shares actually issued is subject to reduction so that the ending value multiplied by the number of shares issued does not exceed $128.56 multiplied by the number of performance units awarded.

(4)
Reflects the grant date fair value for each Named Executive Officer’s grants of stock options in the applicable fiscal year, determined in accordance with ASC 718. The assumptions used in the valuation are discussed in note 19 to our audited financial statements for 2017.

(5)
Reflects awards under our Management Incentive Plan. We have included additional information about our Management Incentive Plan, including the performance measures for 2017 and the levels of performance that were achieved, under “Short-Term Incentive Program” and “Realized Pay: Short-Term Incentives” beginning on pages 38 and 44, respectively, in our Compensation Discussion and Analysis.

(6)
Includes the aggregate increase in the actuarial value of pension benefits for 2017, 2016 and 2015 under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack and McLellan and Ms. Ricard, and under Cargill’s international employees’ pension plan for Mr. McLellan.

We have included additional information about these plans, including the plan measurement dates, methodology and assumptions used in determining the amounts in this column, in the Pension Benefits Table and accompanying narrative and notes beginning on page 62.
For Mr. McLellan, each year includes the increases, if any, in the amount of the benefit under a supplemental agreement that we entered into with him in fiscal 2013. This agreement was part of arrangements intended to place certain of our employees, including Mr. McLellan and Ms. Ricard (with whom we also entered into a supplemental agreement), who participated in Cargill’s international retirement plan, in a position which, together with their benefits under Cargill’s international retirement plan, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plans. We have discussed the benefits under Cargill’s U.S. salaried employees pension plan and international retirement plan, and Mr. McLellan and Ms. Ricard’s supplemental agreements, in additional detail under

“Pension Benefits” on page 61 and “Potential Payments upon Termination or Change-in-Control – Supplemental Agreements for Cargill International Retirement Plan Participants” on page 67.
No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.

(7)	The table below shows the components of compensation that are included in this column for 2017:

Name	Executive Physical Program	Executive Financial and Tax Planning	Spousal Travel (a)	Gross-Ups (b)	Company Contributions to Defined Contribution Plans ($)(c)	Matching Charitable Contributions (d)	Dividend Equivalents (e)	Premiums (f)	Expatriate Expenses (g)	Total
James ("Joc") C. O'Rourke	$2,511	$5,933	$48,327	—	$385,498	$1,000	$226,227	15,945	$—	$685,441
Richard L. Mack	—	12,000	—	—	166,054	—	142,880	10,605	—	331,539
Richard McLellan	—	—	—	$30,997	174,965	—	119,072	15,208	223,074	563,316
Walter F. Precourt III	830	12,000	—	103	110,906	1,000	77,286	11,142	288,024	501,291
Corrine D. Ricard	1,600	12,000	24,742	—	124,235	1,000	71,443	11,326	—	246,346

(a)
Reflects amounts reimbursed under our travel policy for travel by spouses for site visits and to industry and investor conferences. In addition, during 2017, the spouses of two Named Executive Officers accompanied them on two flights (Mr. O’Rourke) and one flight (Ms. Ricard) chartered for business purposes in accordance with our travel policy, for which there was no incremental cost to us.

(b)	Amounts include:

•
“Gross-ups” for taxes on amounts we reimburse under our travel policy that are taxable compensation to the employee. During 2017, our Compensation Committee determined to reinstate gross-ups for this purpose.

•
“Gross-up” payments for taxes on amounts we reimbursed to Messrs. McLellan and Precourt under their respective expatriate arrangements that are taxable compensation to them, as discussed in note (g) below.

(c)
Reflects our contributions for Named Executive Officers to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code. Also reflects contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Code that are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 64.

(d)	Includes contributions we made to match charitable donations made by the Named Executive Officers to United Way.

(e)	Includes dividend equivalents paid upon vesting of RSUs in 2017.

(f)
Includes premiums we paid for executive life and disability plans. We have provided additional detail about the executive life and disability plans in our Compensation Discussion and Analysis under – “Named Executive Officer Health and Welfare Benefits” on page 50.

(g)	Includes the following expatriate benefits (including, for Mr. McLellan, relocation benefits provided under his expatriate agreement):

•
For Mr. McLellan: $87,233 paid to relocate Mr. McLellan’s office from our Florida operations to our São Paulo, Brazil office, where he has led our Brazil operations and the pre- and post-closing integration planning for the Acquisition (including moving expenses, lodging, and rental expenses); and $135,841 of miscellaneous expenses related to his assignment (including tax planning fees, language lessons, car and driver expenses, meals, service fees, immigration costs and an expense allowance). We also made $30,997 of “gross-up” payments under Mr. McLellan’s expatriate arrangement for taxes on amounts we reimbursed that are taxable compensation to Mr. McLellan. In accordance with applicable SEC rules, the tax gross-up amount is included under the “Gross Ups” column in the table above.

•
For Mr. Precourt, $261,958 in taxes paid on Mr. Precourt’s behalf; and $26,067 of miscellaneous expenses related to his assignment (including tax planning expenses, service fees and immigration costs). We also made $103 of “gross-up” payments under Mr. Precourt’s expatriate arrangement for taxes on amounts we reimbursed that are taxable compensation to Mr. Precourt. In accordance with applicable SEC rules, the tax gross-up amount is included under the “Gross Ups” column in the table above.

(8)	Mr. O’Rourke was our Executive Vice President – Operations and Chief Operating Officer until August 5, 2015, when he became our President and Chief Executive Officer.

(9)
Mr. Mack was our Executive Vice President and Chief Financial Officer until January 31, 2018, when he became our Senior Advisor, where he is expected to remain through his last day of employment on May 31, 2018.

(10)	Mr. McLellan was our Senior Vice President - Commercial until February 6, 2017, when he became our Senior Vice President - Brazil.

(11)
2016 was the first year as a Named Executive Officer for Ms. Ricard and Mr. Precourt. Ms. Ricard was our Senior Vice President - Human Resources until February 6, 2017, when she became our Senior Vice President - Commercial. Mr. Precourt was our Senior Vice President - Potash until June 1, 2016, when he became our Senior Vice President - Phosphates.

Grants of Plan-Based Awards
The following table and accompanying narrative and notes provide information about our awards under our Management Incentive Plan, our grants of stock options and TSR performance units to each of our Named Executive Officers for 2017, and the retention award granted to Mr. McLellan in 2017. We did not grant any other award under any equity or non-equity incentive plan in 2017 that would be paid out in a future fiscal year.
2017 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units ($)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)		Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
James (“Joc”) C. O’Rourke	—	—	0	(5)	$1,478,750	$2,957,500	—	—	—	—		—	—	—
	3/2/2017	3/2/2017	—		—	—	—	—	—	—		168,180	$30.42	$1,666,664
	3/2/2017	3/2/2017	—		—	—	0	127,081	127,081	—		—	—	3,333,335
Richard L. Mack	—	—	0	(5)	511,866	1,023,732	—	—	—	—		—	—	—
	3/2/2017	3/1/2017	—		—	—	—	—	—	—		50,454	30.42	499,999
	3/2/2017	3/1/2017	—		—	—	0	38,124	38,124	—		—		999,993
Richard N. McLellan	—	—	0	(5)	433,866	867,732	—	—	—	—		—	—	—
	3/2/2017	3/1/2017	—		—	—	—	—	—	—		37,000	30.42	366,670
	3/2/2017	3/1/2017	—		—	—	0	27,958	27,958	—		—	—	733,338
	6/15/2017	5/17/2017	—		—	—	—	—	—	1,100,000	(6)	—	—	1,100,000
Walter F. Precourt III	—	—	0	(5)	323,750	647,500	—	—	—	—		—	—	—
	3/2/2017	3/1/2017	—		—	—	—	—	—	—		33,636	30.42	333,333
	3/2/2017	3/1/2017	—		—	—	0	33,636	33,636	—		—	—	666,662
Corrine D. Ricard	—	—	0	(5)	319,667	639,334	—	—	—	—		—	—	—
	3/2/2017	3/1/2017	—		—	—	—	—	—	—		33,636	30.42	333,333
	3/2/2017	3/1/2017	—		—	—	0	33,636	33,636	—		—	—	666,662

(1)	The date of grant for all of our 2017 annual long-term incentive awards was the date set by our Board and Compensation Committee for grants made to our CEO and executive officers, respectively.

(2)
This column shows the threshold, target and maximum potential number of shares and performance units to be paid out or earned upon the vesting of TSR performance units granted in 2017. We have included additional information about these awards in the footnotes and narrative accompanying the “Outstanding Equity Awards at Fiscal Year-End” table beginning on page 57.

(3)	Shows the number of shares subject to stock options granted in 2017.

(4)
Reflects the grant date fair value for each Named Executive Officer’s grants of stock options and TSR performance units granted in 2017, determined in accordance with ASC 718. In accordance with SEC rules, the grant date fair value for TSR performance units excludes the effect of estimated forfeitures.

(5)
This row shows the threshold, target and maximum potential annual awards under our Management Incentive Program for 2017. We paid the actual awards for 2017 in March 2018. The amount of the actual 2017 payout for each Named Executive Officer is set forth in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table. We have included additional information about our Management Incentive Plan, including the performance measures for 2017 and the levels of performance that were achieved, under “Short-Term Incentive Program” beginning on page 38 in our Compensation Discussion and Analysis.

(6)
This row shows the dollar amount of the retention award granted to Mr. McLellan in 2017 in connection with his agreement to relocate to Brazil. The retention award will be paid out on June 14, 2019 in shares of our Common Stock having a fair market value on the date of vesting equal to the dollar amount shown, if Mr. McLellan is employed by us at that date.

During 2017, 2016 and 2015 we have made grants of non-qualified stock options and TSR performance units, and for 2016 and 2015, ROIC performance units, to our Named Executive Officers under our annual long-term incentive program. The grant date and terms and conditions of each annual grant have been the same for all Named Executive Officers. The number of options or units granted is determined by the individual award value, the award mix and the fair value at grant of the incentive awarded. The assumptions used in valuing these long-term incentives are described in note 19 to our audited financial statements for 2017. Stock option fair values are determined using the Black-Scholes option valuation methodology. ROIC performance units are issued at a price equal to the fair market value of Mosaic Common Stock on the date of grant. TSR performance unit fair values are determined using a Monte Carlo Simulation, and have had a fair value per share in excess of the fair market value of our stock. In 2015, we also made promotional and retention grants of RSUs to Messrs. O’Rourke and Mack, respectively, and in 2017 we granted a stock-based retention award to Mr. McLellan that will be payable in shares of our Common Stock as described in footnote (6) of the table above. RSUs are issued at a price equal to the fair market value of Mosaic Common Stock on the date of grant.
Outstanding Equity Awards
The following table and accompanying narrative and notes summarize the outstanding equity awards held by the Named Executive Officers as of December 31, 2017.
2017 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James (“Joc”) C. O’Rourke	12,019	—		$52.72	7/27/2019	22,432	(3)	$575,605	11,602	(4)	$297,707	(4)
	20,259	—		44.93	7/27/2020				13,220	(5)	339,225	(5)
	16,150	—		70.62	7/21/2021				86,034	(6)	2,207,632	(6)
	27,681	—		57.62	7/19/2022				52,650	(7)	1,350,999	(7)
	29,987	—		54.03	7/18/2023				127,081	(8)	3,260,898	(8)
	33,706	—		49.73	3/7/2024
	24,870	12,436	(9)	50.43	3/5/2025
	59,737	119,474	(10)	28.49	3/3/2026
	—	168,180	(11)	30.42	3/2/2027
Richard L. Mack	5,486	—		127.21	7/31/2028	7,317	(12)	187,754	7,541	(4)	193,502	(4)
	10,216	—		52.72	7/27/2029				8,593	(5)	237,081	(5)
	15,194	—		44.93	7/27/2020				24,854	(6)	637,754	(6)
	10,767	—		70.62	7/21/2021				15,210	(7)	390,289	(7)
	17,483	—		57.62	7/19/2022				38,124	(8)	978,262	(8)
	18,939	—		54.03	7/18/2023
	21,288	—		49.73	3/7/2024
	16,166	8,083	(9)	50.43	3/5/2025
	17,257	34,515	(10)	28.49	3/3/2026
	—	50,454	(11)	30.42	3/2/2027

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard N. McLellan	2,926	—		127.21	7/31/2018	(13)	1,100,000	6,381	(4)	163,736	(4)
	6,611	—		52.72	7/27/2019			7,271	(5)	186,574	(5)
	10,130	—		44.93	7/27/2020			21,030	(6)	539,630	(6)
	6,460	—		70.62	7/21/2021			12,870	(7)	330,244	(7)
	11,655	—		57.62	7/19/2022			27,958	(8)	717,402	(8)
	15,783	—		54.03	7/18/2023
	17,740	—		49.73	3/7/2024
	13,679	6,840	(9)	50.43	3/5/2025
	14,602	29,205	(10)	28.49	3/3/2026
	—	37,000	(11)	30.42	3/2/2027
Walter F. Precourt III	3,419	—		49.66	10/8/2019			3,481	(4)	96,041	(4)
	3,657	—		44.93	7/27/2020			3,966	(5)	109,422	(5)
	1,884	—		70.62	7/21/2021			14,338	(6)	395,585	(6)
	7,461	3,731	(9)	50.43	3/5/2025			8,775	(7)	225,167	(7)
	9,956	19,913	(10)	28.49	3/3/2026			25,416	(8)	652,175	(8)
	—	33,636	(11)	30.42	3/2/2027
Corrine D. Ricard	2,195	—		127.21	7/31/2018			4,061	(4)	112,043	(4)
	4,132	—		52.72	7/27/2019			4,627	(5)	127,659	(5)
	3,566	—		44.93	7/27/2020			13,384	(6)	369,265	(6)
	3,230	—		70.62	7/21/2021			8,190	(7)	210,155	(7)
	7,284	—		57.62	7/19/2022			25,416	(8)	652,175	(8)
	9,470	—		54.03	7/18/2023
	10,644	—		49.73	3/7/2024
	8,704	4,353	(9)	50.43	3/5/2025
	9,292	18,585	(10)	28.49	3/3/2026
	—	33,636	(11)	30.42	3/2/2027

(1)	The exercise price for all stock options is the fair market value of our Common Stock on the date of grant, which is equal to the closing price as reflected on the NYSE composite tape.

(2)
The amounts for RSUs were calculated by multiplying the closing market price of a share of our Common Stock on December 29, 2017, the last trading day of 2017, of $25.66 per share by the number of unvested shares. The amount for Mr. McLellan was calculated as described in note 13 below.

(3)	These RSUs vest on August 5, 2018 provided that Mr. O’Rourke continues to serve as our President and Chief Executive Officer on that date.

(4)
These awards vested on March 5, 2018. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 29, 2017, the last trading day of 2017. Approximately 64% of the units awarded in fact vested.

(5)
These ROIC performance units were granted with vesting based on performance through December 31, 2017. In accordance with SEC rules, the number of performance units shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of performance units shown times the closing price of a share of our Common Stock on December 29, 2017, the last trading day of 2017. These awards did not in fact pay out and were forfeited because our cumulative return on invested capital did not meet the threshold for vesting and payment.

(6)
These performance units vest on March 3, 2019. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the maximum level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 29, 2017, the last trading day of 2017.

(7)
These ROIC performance units vest based on performance through December 31, 2018. In accordance with SEC rules, the number of performance units shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of performance units shown times the closing price of a share of our Common Stock on December 29, 2017, the last trading day of 2017.

(8)
These performance units vest on March 2, 2020. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 29, 2017, the last trading day of 2017.

(9)	These stock options vested on March 5, 2018.

(10)	Half of these stock options vested on March 3, 2018 and half vest on March 3, 2019.

(11)	One-third of these stock options vested on March 2, 2018, and one-third vest on March 2 in each of 2019 and 2020.

(12)	These RSUs vest on May 14, 2018.

(13)
Dollar amount shown represents the fixed value of the retention award that will be paid out upon vesting. The retention award will vest on June 14, 2019 and be paid in the form of shares of our Common Stock having a fair market value on the date of vesting equal to the dollar amount shown, if Mr. McLellan is employed by us on that date.

Long-Term Incentives
Key terms of our stock options, RSUs, and TSR and ROIC performance units granted through 2017 include:

•
Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our Common Stock at the full market price of our Common Stock on the day the options were granted. Subject to the next bullet, upon termination of employment, option installments that are vested are generally exercisable for three months after termination; unvested installments generally are forfeited. The 2014 Stock and Incentive Plan expressly prohibits the repricing of options or granting options with exercise prices less than the fair market value of our Common Stock on the date of grant.

•	Stock options provide that:

w
Unvested stock option installments held by a Named Executive Officer whose employment terminates due to retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability vest in accordance with the normal vesting schedule; and

w
Following termination of employment due to retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability, stock options are exercisable for up to the earlier of (i) five years or (ii) the remaining term of the option.

•
RSUs and TSR performance units provide grants of our Common Stock that vest after continued employment through the specified performance period, which is generally three years. ROIC performance units, which were first granted in 2015, provide share-based grants that are settled (in cash for executive officers and in shares for other recipients), after continued employment through the specified performance period, which is generally three years. Each type of award includes dividend equivalents, which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid only with respect to vested units and only when we issue payment (in shares or cash, as applicable) after the awards vest.

•
Beginning with awards made during 2014, RSUs and TSR performance units vest, and ROIC performance units (granted in 2015 and 2016) vest, fully upon a participant’s death, disability or retirement at or after age 60 with at least five years of service (or pursuant to early retirement with the consent of our Compensation Committee).

•	The number of shares issued upon vesting of TSR performance units is described below:

Performance Units Awarded (#)	x	Common Stock Market Price at End of Performance Period[1] + Dividends Payable on Common Stock ÷ Common Stock Market Price at Grant Date	=	Number of Shares Issued[2]
(1) Common Stock market price based upon thirty day trading average.

(2)	No shares are issued if the market price of our Common Stock at vesting date is less than 50% of market price at grant date.
Maximum number of shares issued limited to two times the number of performance units awarded; maximum value of shares issued is limited to 400% of the value of performance units awarded (500% prior to 2015 grants). No payout for executive officers unless Company has profit over the performance period, and beginning in 2017 a 10% performance hurdle was added.

•	Cash amount to be paid upon vesting of executive officer ROIC performance units is described below:

Performance Units Awarded (#)	x	Common Stock Market Price at End of Performance Period[1]	x	Applicable Payout Percentage[2]	=	Number of Shares Issued[3]
(1) Common Stock market price based upon thirty day trading average.

(2)	Applicable Payout Percentage is based on cumulative Incentive ROIC over WACC over a three-year period based on the table below:

Cumulative Incentive ROIC Over WACC	Cumulative Three-Year Spread	Payout Percentage
WACC plus 9.0%	900 basis points	200%
WACC plus 6.0%	600 basis points	150%
WACC plus 4.5%	450 basis points	125%
WACC plus 3.0%	300 basis points	100%
WACC plus 1.5%	150 basis points	75%
WACC	0 basis points	50%
WACC minus 1.5%	-150 basis points	25%
(3) No shares are issued if cumulative Incentive ROIC over WACC is less than -150 basis points. Maximum payout percentage is 200%.
In addition, in 2017 our Compensation Committee granted a retention award to Mr. McLellan in connection with and consideration of Mr. McLellan’s agreement to relocate to Brazil to lead our Brazil operations as well as the pre- and post-closing integration planning for the Acquisition. The award will vest on June 14, 2019 provided that Mr. McLellan is employed by us at that date, and will be payable in the form of shares of our Common Stock with a fair market value on the date of vesting equal to the amount of the retention award. The retention award will not vest in the event of a change in control or for any other reason unless Mr. McLellan is employed by us on the vesting date.

Option Exercises and Stock Vested
The following table and accompanying note set forth information about RSUs and TSR performance units of the Named Executive Officers that vested during 2017. There were no stock options exercised by the Named Executive Officers during 2017.
2017 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James ("Joc") C. O'Rourke	—	—	20,483	$597,694
Richard L. Mack	—	—	19,612	526,407
Richard N. McLellan	—	—	10,781	314,590
Walter F. Precourt III	—	—	9,615	280,566
Corrine D. Ricard	—	—	6,468	188,736

(1)	We calculated these amounts by multiplying the number of shares vested times the closing price of our Common Stock as reported on the NYSE composite tape on the vesting date.
Pension Benefits
Cargill Pension Plans
Messrs. Mack and McLellan and Ms. Ricard, who were employees of Cargill before the 2004 combination between IMC and Cargill’s fertilizer businesses, participate in Cargill’s U.S. salaried employees’ pension plans, which prior to 2017 were combined into a single plan which, effective January 1, 2017, was split into two plans, with no resulting impact on the plan provisions or benefits payable. Mr. McLellan and Ms. Ricard also participate in Cargill’s international retirement plan.
The Cargill U.S. salaried employees’ pension plans are tax-qualified defined benefit pension plans under the provisions of the Code. Benefits under the plans are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s U.S. salaried employees’ pension plans for Messrs. Mack and McLellan and Ms. Ricard after December 31, 2004. Accordingly, their total credited years of service primarily reflects their service with Cargill, while their credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s U.S. salaried employees’ pension plans for Messrs. Mack and McLellan and Ms. Ricard include post-combination compensation that we pay them.
Cargill’s international retirement plan is a non-qualified defined benefit plan. Benefits under the plan for Mr. McLellan and Ms. Ricard are generally based on years of service and final average salary prior to termination of employment. No additional years of credited service are accrued under Cargill’s international retirement plan for Mr. McLellan after October 15, 1998, and for Ms. Ricard after January 1, 1995. Accordingly, their total credited years of service reflect only their service with Cargill. However, covered compensation for purposes of determining benefits under Cargill’s international retirement plan includes post-combination compensation that we paid them through December 31, 2010. In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s U.S. salaried employees’ pension plans but excluding Mr. McLellan and Ms. Ricard’s participation in Cargill’s international retirement plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of December 31, 2017, the unused portion of the $19.2 million cap was $1.4 million.
With respect to Cargill’s international retirement plan, in fiscal 2013, we entered into an agreement under which we paid Cargill $470,000. This agreement was part of arrangements intended to place certain of our employees, including Mr. McLellan and Ms. Ricard, who participated in Cargill’s international retirement plan, in a position which, together with supplemental agreements we entered into with those employees, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plans as described above. We have discussed these arrangements in additional detail under “Potential Payments upon Termination or Change-in-Control – Supplemental Agreements for Cargill International Retirement Plan Participants” on page 67.

Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s U.S. salaried employees’ pension plans and international retirement plan.
Supplemental Agreements for Cargill International Retirement Plan Participants
As part of the arrangements referred to above that were intended to place certain of our employees, including Mr. McLellan and Ms. Ricard, who participated in Cargill’s international pension plan in a position comparable to that of our U.S. participants in Cargill’s U.S. salaried employees plans following the combination between IMC and the fertilizer businesses of Cargill, in fiscal 2013 we also entered into supplemental agreements with the affected employees. The supplemental agreements provide for payment of a lump sum that increases each year to age 65. For Mr. McLellan, the lump sum payment began at $119,000 had termination of employment occurred at age 56 and increases annually to $760,000 if termination of employment occurs at age 65. For Ms. Ricard, the lump sum payment will begin at $36,000 if termination of employment occurs after age 55 and prior to attaining age 56 and increases annually to $129,000 if termination of employment occurs after age 65.
The following table and accompanying narrative and notes provide information about the participation of the Named Executive Officers in Cargill’s U.S. salaried employees’ pension plans and international retirement plan and our supplemental agreements with Mr. McLellan and Ms. Ricard.
We have included the changes for 2017, 2016, and 2015 in the actuarial present value of the accumulated benefit under Cargill’s U.S. salaried employees’ pension plans for Messrs. Mack and McLellan and Ms. Ricard and Cargill’s international pension plan for Mr. McLellan and Ms. Ricard, as well as Mr. McLellan and Ms. Ricard’s benefits under their supplemental agreements, in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.
2017 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Richard L. Mack (1)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	10	$285,300 (2)
Richard N. McLellan (1)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan 2	6	$254,900 (2)
Richard N. McLellan (1)	The Cargill International Retirement Plan	20	$837,900 (2)
Richard N. McLellan (3)	Individual Nonqualified Pension Agreement	—	$480,000
Corrine D. Ricard (1)	Cargill, Incorporated and Associated Companies Salaried Employees' Pension Plan	14	$463,500 (2)
Corrine D. Ricard (1)	The Cargill International Retirement Plan	5	$171,000 (2)
Corrine D. Ricard (3)	Individual Nonqualified Pension Agreement	—	—

(1)
Annual benefits for Messrs. Mack and McLellan and Ms. Ricard under the applicable Cargill U.S. salaried employees’ pension plan are equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for social security purposes), all times years of service. Years of service are limited to (i) 40 years for the 0.80% component of the benefit, and (ii) 35 years for the 0.35% component of the benefit. Service is frozen for Messrs. Mack and McLellan and Ms. Ricard as of December 31, 2004 and final average salary and covered compensation are as of the termination date of their employment at Mosaic. We have been informed that Cargill has frozen benefits under these plans effective December 31, 2018 and no additional accruals for salary increases after that date will be made. We are reviewing the application of this action to our employees, including Messrs. Mack and McLellan and Ms. Ricard.

Normal retirement benefits under Cargill’s U.S. salaried employees’ pension plans are payable at age 65. Messrs. Mack or McLellan or Ms. Ricard may retire with unreduced retirement benefits under the plan once they are age 60. Once they are age 55, they may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Messrs. Mack and McLellan and Ms. Ricard are age 50, age 61 and age 54, respectively, and have 23 years, 39 years and 27 years, respectively, of credited vesting service at December 31, 2017.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%
If they terminate employment before age 55, they may either receive an unreduced benefit commencing at age 65, or may elect to receive a reduced benefit at an earlier date.
The normal form of payment of the annual benefit is a straight life annuity. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. A lump sum payment is offered only if the actuarial equivalent value of the benefit is $25,000 or less.
The credited years of service for Messrs. Mack and McLellan and Ms. Ricard under the applicable Cargill U.S. salaried employees’ pension plan include their service with Cargill. Their benefits under the plan are fully vested.
Annual benefits for Mr. McLellan and Ms. Ricard under Cargill’s international retirement plan are equal to 1.50% of final average salary times years of service (not to exceed 40) reduced by any pension benefits earned under any Cargill retirement plans and social security programs while earning service under Cargill’s international retirement plan. For Mr. McLellan and Ms. Ricard, the benefit is based on years of service up to October 15, 1998, and January 1, 1995, respectively, and final average salary as of December 31, 2010 including their service at Mosaic.
Normal retirement benefits under Cargill’s international retirement plan are payable at age 65. Mr. McLellan and Ms. Ricard are not eligible to receive full benefits at an earlier age but are eligible for reduced benefits after attainment of age 55.
The normal form of payment of the annual benefit under Cargill’s international retirement plan is a straight life annuity. If the participant has a joint annuitant, the benefit is paid as an actuarial equivalent 100% joint and survivor annuity. A lump sum is paid only if the actuarial equivalent value of the benefit is $10,000 or less.
The credited years of service for Mr. McLellan and Ms. Ricard under Cargill’s international retirement plan include their service with Cargill. Their benefits under the plan are fully vested.
Compensation Used to Determine Pension Benefits
Under Cargill’s U.S. salaried employees pension plans, eligible compensation consists of base salary. Eligible compensation is limited under the Code to $265,000 and $270,000 for calendar 2016 and 2017, respectively.
Under Cargill’s international retirement plan, eligible compensation consists of base salary (and in the case of salespeople compensated on the basis of salary or sales bonuses, their commissions) but excluding any other remuneration.
Valuation Assumptions
The amounts listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table are based on the following assumptions:

•
discount rates of 3.97% (for Mr. Mack and Ms. Ricard) and 3.85% (for Mr. McLellan); 3.92%; and 4.20% for the present value calculation as of December 31, 2017, 2016 and 2015, respectively, and post-retirement mortality using the Mercer Industry Longevity Experience Study table for the Consumer Goods, Food and Drink industry group projected using Scale MMP-2016 and no collar adjustments as of December 31, 2017 and the post-retirement mortality using the Mercer Industry Longevity Experience Study table for the Consumer Goods, Food and Drink industry group projected using Scale MMP-2007 and no collar adjustments as of December 31, 2016 and December 31, 2015 . These are the same assumptions used by Cargill in determining the accumulated benefits under Cargill’s U.S. salaried employees’ pension plans that it uses in determining its charges to us for the plan;

•
immediate retirement for Mr. McLellan and retirement age of 60 for Mr. Mack and Ms. Ricard under the applicable Cargill U.S. salaried employees’ pension plan, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under that plan, and retirement at age 65 for Mr. McLellan and Ms. Ricard under Cargill’s international retirement plan, which is the earliest age that they may retire with unreduced benefits under that plan; and

•	expected terminations, disability and pre-retirement mortality: none assumed.
The present values of the accrued benefits were calculated as of December 31, 2017, the date used by Cargill in determining its charges to us for Cargill’s U.S. salaried employees pension plans.

(2)	This amount is an estimate and does not necessarily reflect the actual amount that will be paid to the Named Executive Officer, which will only be known when he or she becomes eligible for payment.

(3)
Following termination of employment, Mr. McLellan is entitled to a lump sum that increases each year to age 65. The lump sum payment begins at $480,000 if termination of employment occurs after age 61 and prior to attaining age 62 and increases annually to $760,000 if termination of employment occurs after age 65; for Ms. Ricard, the lump sum payment will begin at $36,000 if termination of employment occurs after age 55 and prior to attaining age 56 and increases annually to $129,000 if termination of employment occurs after age 65.

The amount listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits table is the lump sum amount payable under the terms of the supplemental agreement in the event of termination of employment at December 31, 2017.
Non-Qualified Deferred Compensation
The table below sets forth the contributions, earnings and distributions for 2017 and balances at December 31, 2017 for each of the Named Executive Officers under our deferred compensation plan.
Each participant in our deferred compensation plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.
We also maintain an unfunded non-qualified equity deferral plan under which eligible executive officers who we select, including our Named Executive Officers during employment with us, may elect to contribute all or a portion of annual long-term incentive awards (excluding stock options) to the plan. Contributions are made on a tax-deferred basis until distribution in accordance with a payment schedule selected by the participant at the time a deferral election is made. Awards settled in shares of our Common Stock are subject to the terms and conditions of our 2014 Stock and Incentive Plan and the applicable award agreement. Awards to be settled in cash will be credited with interest as provided in the plan. No long-term incentive awards distributed to Named Executive Officers in 2017 were deferred under the plan.
2017 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in 2017 ($)(1)	Registrant Contributions in 2017 ($)(2)	Aggregate Earnings in 2017($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance in 2017 ($)(5)
James ("Joc") C. O'Rourke	$245,750	$350,273	$315,004	$165,686	$2,373,640
Richard L. Mack	113,903	134,272	191,648	83,046	1,500,608
Richard N. McLellan	102,617	139,740	523,194	—	3,589,912
Walter F. Precourt III	43,050	75,681	194,297	—	1,513,532
Corrine D. Ricard	76,467	89,010	166,413	—	1,145,581

(1)
These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for 2017 in the Summary Compensation Table.

(2)
Shows our contributions under the restoration provisions of our deferred compensation plan. The amount we credit under these restoration provisions is equal to the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Code. These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for 2017 in the Summary Compensation Table and in the “Company Contributions to Defined Contribution Plans” column in the table in note (7) to the Summary Compensation Table.

(3)
Shows the earnings on each Named Executive Officer’s account balance for 2017. Gains and losses accrue at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code, except that the Mosaic Stock Fund investment alternative is excluded. In general, participants in our deferred compensation plan may change how their deferrals are invested at any time. Because the rate of return is based on actual investment measures, no above-market earnings are paid. Accordingly, the amounts in this column were not included in the Summary Compensation Table.

(4)	Shows payments made to each Named Executive Officer from his account in 2017.

(5)	The table below sets forth the amounts of executive and registrant contributions reported for the Named Executive Officers in the Summary Compensation Table in our Proxy Statement for any prior year:

Name	Contributions ($)
James ("Joc") C. O'Rourke	$1,738,903
Richard L. Mack	1,975,491
Richard N. McLellan	1,458,650
Walter F. Precourt III	134,223
Corrine D. Ricard	172,795
Potential Payments upon Termination or Change-in-Control
As discussed under “Executive Compensation Policies and Practices” in our Compensation Discussion and Analysis on page 48, we have senior management severance and change-in-control agreements with our executive officers, including the Named Executive Officers.
The severance and change-in-control agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of their employment:

•	by us with cause (as the term cause is described below);

•	by us without cause;

•	by the covered executive for good reason (as the term good reason is described below);

•	due to the covered executive’s death or disability; or

•	by the covered executive without good reason.
General Benefits
In general, upon any termination of employment an executive officer is entitled to amounts earned but that we have not paid. These amounts include:

•	base salary for services through the date of termination;

•	bonus amounts earned through the date of termination;

•	vested stock options;

•	compensation deferred by the executive officer and earnings on that deferred compensation;

•	vested benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 61; and

•
vested benefits under defined contribution retirement arrangements as described in note (7)(b) to the Summary Compensation Table and in the Non-Qualified Deferred Compensation Table and accompanying narrative and notes.

Benefits upon Termination by Company without Cause or by Executive for Good Reason
In addition, in the event of termination by us without cause or by an executive officer for good reason, the executive officer is entitled to:

•	an amount equal to one and one-half times the executive officer’s annual base salary;

•
an amount equal to one and one-half times the executive officer’s prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by the executive officer’s base salary;

•
if the executive officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan;

•
if the executive officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the executive officer were an active employee, for up to twelve months as long as coverage under COBRA is available;

•	elect to continue coverage under our life insurance or health flexible spending account programs in accordance with the terms of those programs;

•	compensation for unused vacation; and

•	outplacement services for up to one year (to a maximum of $25,000).

Amounts payable would be reduced by the amount of other compensation the executive officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.
Benefits Following Change-in-Control
In the event of a qualified change-in-control termination (as the term qualified change-in-control termination is described below), the executive officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:

•
our CEO would be entitled to two and one-half times, and other executive officers would be entitled to two times, annual base salary and prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by annual base salary;

•
the minimum period for which the executive officer would be required to be employed by us during the fiscal year in order to receive a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan would be reduced to one day;

•
if the executive officer has not used financial planning services in the year of termination, we would pay the executive officer $12,000 (for executive officers other than our CEO) or $15,000 (for our CEO);

•	if the executive officer has not had an executive physical in the year of termination, we would pay the executive officer $10,000;

•
instead of reimbursing the executive officer for our portion of premium costs to continue coverage under group health, dental and life insurance plans, we would pay the executive officer a lump sum equal to eighteen months of our portion of the premium costs;

•	we would pay the executive officer a lump sum payment equal to eighteen months of the premium costs for executive disability and life insurance policies;

•	the reimbursement for outplacement services would be replaced by a lump sum payment of $25,000; and

•
we would also credit the executive officer’s account under our nonqualified deferred compensation plan with certain amounts that we would have credited through the date of termination of employment under the Mosaic Investment Plan that either:

w exceed limitations for contributions to tax-qualified plans under the Code; or
w are not credited to the executive officer’s account because of a requirement under the Mosaic Investment Plan that a participant remain actively employed as of the end of the year in order to be eligible for our contribution.
If the payments to an executive officer under the agreement together with amounts under other agreements or plans would subject the executive officer to the excise tax imposed by Section 4999 of the Code on parachute payments as defined in Section 280G of the Code, the benefits payable to the participant would be reduced if doing so would result in the best “net benefit” to the executive officer.
Description of Key Terms
For purposes of the severance and change-in-control agreements, in general:

•	“Cause” means:
w material breach of the severance agreement;
w gross neglect or willful failure or refusal to perform the executive officer’s duties;
w personal dishonesty intended to result in substantial personal enrichment at our expense;
w willful or intentional acts to injure The Mosaic Company or the executive officer’s reputation or business relationships;
w knowing and intentional fraud against us, our customers, suppliers, clients, agents or employees;
w conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or
w material breach of our Code of Business Conduct and Ethics.

•	“Good reason” means:
w material demotion in status or duties;
w requiring the executive officer to move his or her regular office location by more than 50 miles; or
w material diminution in base salary.

•	A “qualified change-in-control termination” means termination of an executive officer’s employment by us without cause or by an executive officer for good reason:
w within two years following a change-in-control (as the term change-in-control is defined below); or
w following our entry into a definitive agreement or plan that results in any of the following types of changes in control, if the change-in-control occurs within six months after the date of termination:
▪ an acquisition of 50% or more of the voting power of our outstanding voting stock;

▪ a merger, consolidation, sale of substantially all assets or similar business combination, unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or
▪ stockholder approval of liquidation or dissolution of The Mosaic Company.

•	A “change-in-control” occurs if one of the following events occurs:
w a majority of our directors are not individuals:
▪ for whose election proxies were solicited by our Board; or
▪ who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships; or
w an acquisition of 50% or more of the voting power of our outstanding voting stock; or
w a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or
w stockholder approval of liquidation or dissolution of The Mosaic Company.
Obligations of our Executive Officers
The severance and change-in-control agreements require our executive officers to:

•
furnish notice of good reason for termination by the executive officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the executive officer’s duties during the cure period;

•	furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the executive officer’s duties during the notice period;

•
furnish us with a general release of claims the executive officer may have against us in order to obtain benefits as a result of termination by us without cause or by the executive officer with good reason; and

•	cooperate with the transition of the executive officer’s duties and responsibilities.
The severance and change-in-control agreements prohibit the executive officers from:

•	disclosing confidential information; and

•	for a period of 12 months following termination of employment:
w soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or
w competing with us.
Duration of Severance and Change-in-Control Agreements
Our current severance and change-in-control agreements will expire March 31, 2020 unless renewed by us and the executive officer, except that following a change-in-control the term will extend to at least the second anniversary of the change-in-control.
Treatment of Long-Term Incentive Awards
Long-term equity incentive awards require a “double trigger” qualified change-in-control termination before vesting in the event of a change-in-control, as long as the consideration our stockholders receive in the change-in-control is stock that is registered under Section 12 of the Securities Exchange Act of 1934 (“’34 Act”). The definition of a change-in-control under our long-term incentive awards is generally the same as under our severance and change-in-control agreements.
Potential Acceleration of Payment of Non-Qualified Deferred Compensation
Our non-qualified deferred compensation plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.
Supplemental Agreements for Cargill International Retirement Plan Participants
We have supplemental agreements with Mr. McLellan and Ms. Ricard, as participants in Cargill’s international retirement plan, intended to put them in a position comparable to that of our employees who participate in Cargill’s U.S. salaried employees pension plans. If Mr. McLellan’s employment terminated at December 31, 2017, we would have paid him $480,000 under his supplemental agreement. Ms. Ricard was not yet eligible for payment under her supplemental agreement at December 31, 2017.
Quantification of Compensation Payable as a Result of Severance or Change-in-Control
The table below sets forth estimated potential incremental amounts payable to each Named Executive Officer pursuant to our severance and change-in-control agreements.

We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:

•	the termination of employment was effective as of December 31, 2017;

•	the pro rata portion of the annual bonus that would have been payable as of the date of severance was based on the actual bonus under our Management Incentive Plan for 2017;

•
in estimating the reimbursement for outplacement services in the event of termination of employment without cause or for good reason without a change-in-control, the maximum $25,000 amount of outplacement services is used;

•	we did not pay the executive officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment;

•	each Named Executive Officer maximized his contributions to the Mosaic Investment Plan; and

•	the 30-day trading average of our Common Stock as of the date of termination of employment was equal to that for the period ended December 31, 2017.
Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change-in-Control Compensation Table

Name and Benefits	Termination Before Change-in-Control without Cause or for Good Reason ($)	Qualified Change-in-Control Termination ($)
James ("Joc") C. O'Rourke
Cash Severance	$5,478,250	$8,111,750
Long-Term Incentives		4,227,895	(1)
Health, Dental, Life and Disability Reimbursement	29,392	44,088
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical		25,000
Reduction to Avoid Excise Tax (2)	—	(3,172,619)
Total Estimated Incremental Value	5,532,642	9,261,115
Richard L. Mack (3)
Cash Severance	2,265,000	2,843,700
Long-Term Incentives		1,331,581	(1)
Health, Dental, Life and Disability Reimbursement	10,975	16,462
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical		22,000
Reduction to Avoid Excise Tax (2)		—
Total Estimated Incremental Value	2,300,975	4,238,744
Richard N. McLellan
Cash Severance	$1,933,300	2,428,300
Long-Term Incentives		877,848	(1)
Health, Dental, Life and Disability Reimbursement	$28,343	42,514
Outplacement Services	$25,000	25,000
Financial Planning and Executive Physical		22,000
Reduction to Avoid Excise Tax (2)		—
Total Estimated Incremental Value	1,986,643	3,395,662
Walter F. Precourt III
Cash Severance	1,533,000	1,932,500
Long-Term Incentives		695,476	(1)
Health, Dental, Life and Disability Reimbursement	25,289	37,934
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical		22,000
Reduction to Avoid Excise Tax (2)		—
Total Estimated Incremental Value	1,583,289	2,712,910
Corrine D. Ricard
Cash Severance	1,503,300	1,894,300
Long-Term Incentives		690,475	(1)
Health, Dental, Life and Disability Reimbursement	30,658	45,987
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical		22,000
Reduction to Avoid Excise Tax (2)	—	(125,759)
Total Estimated Incremental Value	1,558,958	2,552,003

(1)	Includes the pre-tax amounts that the Named Executive Officers would realize if they had sold on December 29, 2017, the last trading day of 2017, at a price of $25.66, shares of our Common Stock that:

•	they could acquire pursuant to stock options for which we would accelerate vesting upon a qualified change-in control termination pursuant to the terms of the stock option; and

•	we would issue to the executive officers upon a qualified change-in-control termination pursuant to the vesting of RSUs and performance units.
In the event of a change-in-control in which the consideration our stockholders receive does not consist solely of shares of common stock that are registered under Section 12 of the ’34 Act, these (a) RSUs and performance units would vest, with the vested shares or cash, as applicable, issued at the end of the performance period, and (b) stock options would be cancelled and the holders would be entitled to payment of the excess, if any, of the highest per share price offered to our stockholders in change-in-control over the purchase price per share of the options, for each share subject to the cancelled options.
Also includes the pre-tax amounts that the Named Executive Officers would receive upon a qualified change-in-control termination following the vesting of performance shares. Each Named Executive Officer would receive a cash payment at the end of the performance period in an amount equal to the number of vested shares multiplied by the closing price per share of our Common Stock on the last trading day of the performance period but not less than the highest per share price offered to our stockholders in any transaction whereby the change in control takes place. We have assumed for purposes of these calculations that the applicable amount is the closing price per share of our Common Stock on December 29, 2017, the last trading day of 2017, or $25.66.

(2)
The excise tax imposed by the Code on “excess parachute payments” is 20%. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change-in-control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive officer’s employment with us over the prior five-year period. Under the severance and change-in-control agreements, if the excise tax would otherwise apply, the benefits payable to the executive officer would be reduced if doing so would result in the best net benefit to the executive officer.

(3)
Mr. Mack ceased to be our Executive Vice President and Chief Financial Officer on January 31, 2018 and is expected to remain our Senior Advisor through the last day of his employment on May 31, 2018. See “Mack Separation Agreement and Management Services Agreement” below.

Mack Separation Agreement and Management Services Agreement
On January 31, 2018 we announced Mr. Mack’s immediate transition from our Executive Vice President and Chief Financial Officer to our Senior Advisor, a role in which we expect him to serve through May 31, 2018. Our Compensation Committee has authorized us to enter into a Separation Agreement with Mr. Mack that would terminate his prior senior management severance and change-in-control agreement, as well as a Management Services Agreement. The authorized terms of these agreements are described in the Compensation Discussion & Analysis under “Separation Agreement and Management Services Agreement” beginning on page 51.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Mosaic Fertilizantes
On January 8, 2018 (the “Closing Date”), we completed the Acquisition, purchasing from Vale Investor (collectively with certain of Vale’s affiliates, the “Vale Stockholders”) Vale’s global phosphate and potash operations conducted through the entity now known as Mosaic Fertilizantes. The aggregate consideration paid at closing was $1.08 billion in cash (after giving effect to certain adjustments based on matters such as the working capital of Mosaic Fertilizantes, which were estimated at the time of closing) and 34,176,574 shares of our Common Stock. The cash portion of the purchase price is subject to adjustment following closing to reflect actual balances at the time of closing.
On the Closing Date, Mosaic entered into the Investor Agreement with Vale Investor. The Investor Agreement provides for certain rights and restrictions including the following:
Director Designation Rights
The Investor Agreement provides that (i) so long the Vale Stockholders beneficially own a number of shares of our Common Stock representing at least 90% of the shares issued to them at the closing of the Acquisition (together with any shares of Mosaic Common Stock received by the Vale Stockholders in connection with any stock split, stock dividend or similar transaction, the “Shares”), the Vale Stockholders will be entitled to designate two individuals for nomination to our Board, and (ii) so long as the Vale Stockholders beneficially own a number of shares of our Common Stock representing at least 50% of the Shares (but less than 90% of the Shares), the Vale Stockholders will be entitled to designate one individual for nomination to our Board, in each case, at each stockholders meeting at which our directors are elected. Each individual nominated by the Vale Stockholders must meet the standards and qualifications set forth in the Investor Agreement upon the reasonable determination of our Board or its Corporate Governance and Nominating Committee. So long as the Vale Stockholders have the right to designate two nominees, the Vale Stockholders may only designate one nominee who is then serving as a director, officer or employee of Vale or any of its subsidiaries and, if the Vale Stockholders designate two nominees, one of the two designees must be “independent” with respect to Mosaic under the rules governing companies listed on the NYSE and under our Director Independence Standards.
Transfer and Standstill Restrictions
The Investor Agreement also provides that, until January 8, 2020, the Vale Stockholders may not transfer any of the Shares that they beneficially own, except that the Vale Stockholders may transfer Shares to one or more of their respective affiliates, with our written consent or in connection with other limited exceptions. So long as the Vale Stockholders beneficially own 5% or more of our outstanding voting securities, however, the Vale Stockholders may not, subject to certain specified exceptions, transfer any Shares to (i) any person if, after giving effect to such transfer, such person would beneficially own voting securities that represent 5% or more of our total voting power or (ii) certain specified competitors and other persons identified in the Investor Agreement.
In addition, during the period (the “Standstill Period”) from the Closing Date until the later of January 8, 2021 and the date on which our Board no longer includes any designees of the Vale Stockholders, the Vale Stockholders are subject to certain standstill restrictions. Under such standstill restrictions, the Vale Stockholders may not, among other things, acquire any shares of our Common Stock, subject to specified exceptions, including that the Vale Stockholders may, until January 8, 2020, acquire additional shares of our Common Stock so long as the shares of our Common Stock beneficially held by the Vale Stockholders (including such additional shares of our Common Stock) do not represent more than 15% of our total voting power.
Voting Agreement
During the Standstill Period, the Vale Stockholders will vote all voting securities of Mosaic that they beneficially own (i) with respect to any proposal or resolution relating to the election of directors, in accordance with the recommendation of our Board and (ii) with respect to any other proposal or resolution, at their election, either in the same manner as, and in the same proportion to, all voting securities that are not beneficially held by the Vale Stockholders are voted or in accordance with the recommendation of our Board. After the date on which our Board no longer includes a nominee designated by the Vale Stockholders, the Vale Stockholders may vote all of the voting securities of Mosaic they beneficially own in their sole discretion with respect to any proposal or resolution relating to any merger, consolidation, business combination or other extraordinary transaction involving us or any of our subsidiaries.
Non-Competition and Non-Solicitation Covenants; Registration Rights; Termination
Under the Investor Agreement, the Vale Stockholders agreed to a three-year non-competition and a two-year employee non-solicitation covenant. In addition, the Vale Stockholders will be entitled to certain demand and customary piggyback registration rights beginning on January 8, 2020.
Except for certain specified provisions, the Investor Agreement will terminate (i) upon the mutual agreement of the parties thereto or (ii) upon the later to occur of (x) January 8, 2021 and (y) the date on which the Vale Stockholders no longer beneficially own any Shares.
Mack Management Services Agreement
As discussed under “Separation Agreement and Management Services Agreement” beginning on page 51, our Compensation Committee has authorized us to enter into a Management Services Agreement with Richard L. Mack, our former Executive Vice President and Chief Financial Officer, with a term beginning June 1, 2018 and continuing through December 31, 2019, unless renewed by the parties. Under the Management Services Agreement Mr. Mack will receive $25,000 per month during its term, plus agreed reimbursable expenses, in exchange for his agreement to provide professional management services relating to the operation and development of our Streamsong Resort®.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2017, the Compensation Committee of our Board was comprised of Messrs. Monahan, Gitzel, Popowich and Seaton and Ms. Johnson. No Compensation Committee interlocks or insider participation occurred during 2017.

AUDIT COMMITTEE REPORT AND
PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of the Audit Committee
The Audit Committee consists of five members: Nancy E. Cooper, who serves as Chair of the Committee, Gregory L. Ebel, Timothy S. Gitzel, Robert L. Lumpkins and William T. Monahan. Each member is an independent director under applicable NYSE and SEC rules. The Audit Committee has the duties and powers described in its written charter adopted by the Board. A copy of the charter is available on Mosaic’s website at www.mosaicco.com under the “Investors - Corporate Overview - Committee Charting” caption.
The Audit Committee assists the Board in its oversight of the quality and integrity of Mosaic’s financial statements, including internal controls, compliance with legal and regulatory requirements, and the performance of Mosaic’s internal audit department. The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board but does not itself prepare financial statements or perform audits, and its members are not auditors or individuals certifying Mosaic’s financial statements. Management has the primary responsibility for the financial statements and the reporting process.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the work performed by Mosaic’s independent registered public accounting firm, KPMG LLP. In fulfilling its oversight responsibility, the Audit Committee carefully considers matters including the scope of the audit, audit fees, auditor independence matters, the past performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.
The Audit Committee has reviewed and discussed the audited financial statements in the 2017 10-K Report, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the 2017 10-K Report:

•	Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and

•	Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.
The Audit Committee also reviewed with KPMG LLP, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the 2017 10-K Report. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG LLP has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year-end and expressing an opinion thereon based on its audit.
The Audit Committee also reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 1301 of the Public Company Accounting Oversight Board (United States) or PCAOB. The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also reviewed and considered the compatibility of non-audit services with regard to KPMG LLP’s independence.
The Audit Committee discussed with our internal audit department and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the reports of KPMG LLP be included in the 2017 10-K Report for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements and the effectiveness of internal control over financial reporting for the 2018 calendar year.
Respectfully submitted,
Nancy E. Cooper, Chair
Gregory L. Ebel
Timothy S. Gitzel
Robert L. Lumpkins
William T. Monahan
Fees Paid to Independent Registered Public Accounting Firm
During 2017 and 2016, KPMG LLP (“KPMG”) provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	2017	2016
Audit Fees	$5,115,000	$4,139,000
Audit-Related Fees	$702,000	$909,000
Tax Fees	$1,096,000	$1,281,000
All Other Fees	$0	$50,000
Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.
Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services, review of certain financial information, due diligence assistance and preparation of comfort letters. KPMG did not provide any internal audit assistance services during such periods.
Tax fees include tax planning and structuring, due diligence and tax compliance fees.
All other fees relate to a cyber-security diagnostic performed in 2016.
The Audit Committee of the Board has concluded that none of the services provided by KPMG has impaired KPMG’s independence.
Pre-Approval of Independent Registered Public Accounting Firm Services
Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.
The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.
Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.
In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.
All of the services provided by KPMG for 2017 and 2016 were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for 2017 and 2016 were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.
PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 7, 2018, the Audit Committee of the Board appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018.
While we are not required to do so, we are submitting the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to participate in the 2018 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire to make a statement.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
PROPOSAL NO. 3 – ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the ’34 Act, we are providing our stockholders with an opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers for 2017 as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
We have included an Executive Summary of our compensation philosophy and processes for our Named Executive Officers, and their compensation, for 2017 beginning on page 31. The other sections of the Compensation Discussion and Analysis section of this Proxy Statement, including the related tables beginning on page 53, describe in greater detail Mosaic’s executive compensation programs and decisions made by our Compensation Committee for 2017. The Compensation Committee and our management have established a compensation philosophy that seeks to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value. We embrace a pay-for-performance philosophy for our executive officers, whereby short-term incentive compensation is tied to achievement of annual goals, and long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.
We believe our compensation program for the Named Executive Officers is instrumental in helping Mosaic achieve strong financial performance, operational excellence and its strategic priorities. Accordingly, we ask that our stockholders cast an advisory vote to approve the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Mosaic’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures set forth in Mosaic’s Proxy Statement for its 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC.
As an advisory vote, this proposal, commonly referred to as a “Say-on-Pay” proposal, is not binding upon Mosaic. However, our Board and our Compensation Committee, which is responsible for designing and administering Mosaic’s executive compensation program, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions for our Named Executive Officers.

In prior years, our stockholders have expressed strong support for our executive compensation program in the Say-on-Pay advisory votes at our annual meetings of stockholders. The next Say-on-Pay advisory vote will occur at our 2019 Annual Meeting.
The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.
BENEFICIAL OWNERSHIP OF SECURITIES
Ownership of Securities by Directors and Executive Officers
The following table shows the number of shares of common stock owned beneficially, within the meaning of SEC rules, as of March 14, 2018, by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table in this Proxy Statement, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of common stock beneficially owned by that individual, and his or her shares are not subject to any pledge.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Outstanding Common Stock
Oscar Bernardes	—	*
Nancy E. Cooper	22,946	*
Gregory L. Ebel	55,370	*
Timothy S. Gitzel	30,927	*
Denise C. Johnson (3)	20,508	*
Emery N. Koenig	35,539	*
Robert L. Lumpkins (4)	65,159	*
Richard L. Mack	317,562	*
Richard N. McLellan	180,771	*
William T. Monahan	47,679	*
James (“Joc”) C. O’Rourke (5)	468,332	*
James L. Popowich (6)	33,447	*
Walter F. Precourt III	78,431	*
Corrine D. Ricard	116,399	*
David T. Seaton	26,221	*
Steven M. Seibert	33,770	*
Luciano Siani Pires	—	*
Kelvin R. Westbrook	11,625	*
All directors and executive officers as a group (21 persons)	1,751,615	*

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.

(2)	Includes the following shares subject to stock options or RSUs exercisable, vested or vesting within 60 days of March 14, 2018:

Name	Stock Options	Restricted Stock Units
Oscar Bernardes	—	—
Nancy E. Cooper	—	15,786
Gregory L. Ebel	—	15,786
Timothy S. Gitzel	—	15,786
Denise C. Johnson	—	15,786
Emery N. Koenig	—	15,786
Robert L. Lumpkins	—	26,339
Richard L. Mack	174,954	—
Richard N. McLellan	115,621	—
William T. Monahan	—	15,786
James (“Joc”) C. O’Rourke	352,642	—
James L. Popowich	—	15,786
Walter F. Precourt III	51,276	—

Name	Stock Options	Restricted Stock Units
Corrine D. Ricard	83,374	—
David T. Seaton	—	15,786
Steven M. Seibert	—	15,786
Luciano Siani Pires	—	—
Kelvin R. Westbrook	—	10,425
All directors and executive officers as a group (21 persons)	913,289	178,838

(3)	Includes 1,578 shares of common stock held in Ms. Johnson’s Simplified Employee Pension Individual Retirement Arrangement.

(4)	Includes 29,481 shares of common stock held in various trusts for which Mr. Lumpkins’ wife is the trustee.

(5)	Includes 3,000 shares of common stock held by Mr. O’Rourke’s wife.

(6)	Includes 8,000 shares of common stock for which Mr. Popowich shares the voting and investment power with his wife.
Ownership of Securities by Others
The following table sets forth information with respect to the only persons or groups known to us as of March 14, 2018 to be the beneficial owners of more than five percent of our outstanding common stock:

Name and Address of Record Holder	Number of Shares	Percent of Outstanding Common Stock
The Vanguard Group, Inc. (1)	37,158,819	9.64%
100 Vanguard Blvd
Malvern, PA 19355
Vale S.A. (2)	34,176,574	8.87%
Praia de Botafogo, 186, 20th Floor
Botafogo, 2250-145
Rio de Janeiro, RJ, Brazil
BlackRock, Inc. (3)	23,650,994	6.14%
55 East 52nd Street
New York, NY 10055
State Street Corporation (4)	20,080,409	5.21%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Based solely on a Schedule 13G/A (Amendment No. 5) filed with the SEC on February 7, 2018, as of December 31, 2017:

(a)
The Vanguard Group, Inc. is deemed to beneficially own 37,158,819 shares of our common stock, with sole voting power as to 545,446 shares, sole dispositive power as to 36,609,880 shares , shared voting power as to 53,909 shares and shared dispositive power as to 548,939 shares;

(b)
Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 381,028 shares of our common stock for which it serves as investment manager of collective trust accounts; and

(c)
Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 260,301 shares of our common stock for which it serves as investment manager of Australian investment offerings.

(2)
Share ownership is as of January 8, 2018, as set forth in the Schedule 13D filed with the SEC on January 18, 2018. Based solely on that filing, Vale is deemed to beneficially own 34,176,574 shares of our common stock, with shared voting and dispositive power as to all of such shares.

(3)
Share ownership is as of December 31, 2017, as set forth in the Schedule 13G/A (Amendment No. 4) filed with the SEC on January 24, 2018. Based solely on that filing, BlackRock, Inc. is deemed to beneficially own 23,650,994 shares of our common stock, with sole voting power as to 20,284,601 shares and sole dispositive power as to all of such shares.

(4)
Share ownership is as of December 31, 2017, as set forth in the Schedule 13G filed with the SEC on February 14, 2018. Based solely on that filing, State Street Corporation is deemed to beneficially own 20,080,409 shares of our common stock, with shared voting and dispositive power as to all of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the ’34 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements for the year ended December 31, 2017.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
Our Bylaws establish an advance notice procedure for stockholder proposals at our 2019 Annual Meeting. For business to be properly brought before the 2019 Annual Meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee, written notice of such proposal or nomination and supporting documentation must be received by our Corporate Secretary at least 90 days, but no more than 120 days, prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before the 2019 Annual Meeting must be received by the Corporate Secretary no earlier than January 10, 2019 and no later than February 9, 2019.
Our Bylaws also permit a stockholder, or a group of up to 20 stockholders, who have owned at least 3% of our Company’s common stock for at least three years to submit director nominees (constituting the greater of two directors or up to 20% of our Board) for inclusion in our proxy material if the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. In order to be properly brought before the 2019 Annual Meeting, written notice of such proxy access nomination and other required information must be received by our Corporate Secretary at least 120 days, but no more than 150 days, prior to the anniversary of the date the proxy statement was distributed to shareholders for the immediately preceding annual meeting. A proxy access nomination intended to be brought before the 2019 Annual Meeting must be received by the Corporate Secretary no earlier than October 29, 2018 and no later than November 28, 2018.
To be in proper form, a stockholder’s notice under our advance notice or proxy access procedures must include the information about the proposal or nominee as specified in our Bylaws. All stockholder proposals or nominations must be delivered or mailed to and received by our Corporate Secretary at our principal executive offices by the applicable dates specified above. Delivery must be by hand or by certified or registered mail, return receipt requested.
Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Proposal No. 1 – Election of Directors – Nomination and Selection of Directors.”
Proposals for inclusion in our proxy material for our 2019 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by November 28, 2018 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2019 Annual Meeting.
2017 ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
Our 2017 Annual Report, including financial statements for the year ended December 31, 2017, accompanies this Proxy Statement but is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material. Stockholders who wish to obtain an additional copy of our 2017 Annual Report or a copy of our 2017 10-K Report may do so without charge by viewing these documents on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or by telephone at (763) 577-8213.
OTHER MATTERS
We know of no matters which will be presented for consideration at the 2018 Annual Meeting other than those stated in the Notice of 2018 Annual Meeting of Stockholders and described in this Proxy Statement. If any matter properly comes before the 2018 Annual Meeting, holders of the proxies will vote your shares in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2018 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our 2017 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, or Internet Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Internet Notice.
Who is entitled to vote at the meeting?
The Board has set March 14, 2018, as the record date for the 2018 Annual Meeting. If you were a stockholder of record at the close of business on March 14, 2018, you are entitled to vote at the 2018 Annual Meeting.
As of the record date, 385,417,424 shares of our Common Stock were issued, outstanding and eligible to vote at the 2018 Annual Meeting.
What are my voting rights?
Holders of our Common Stock are entitled to one vote per share on all matters. Therefore, a total of 385,417,424 votes are entitled to be cast at the meeting for each of the proposals. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our Bylaws, the holders of a majority of the shares of the capital stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you participate in the meeting and vote through www.virtualshareholdermeeting.com/MOS2018; or

•	you have properly submitted, and have not revoked, a proxy vote by mail, telephone or via the Internet.
Our Bylaws also provide that if a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present. If the meeting is adjourned, we need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are stockholders of record entitled to vote at the meeting as of the new record date.
How do I vote my shares?
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided an Internet Notice or printed voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for stockholders who hold their shares in street name.
If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet;

•	by completing, signing and mailing the printed proxy card, if you received one; or

•
via the Internet, during the 2018 Annual Meeting, by going to www.virtualshareholdermeeting.com/MOS2018 and using your control number (included on the Notice of Internet Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you).

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided in the proxy materials. If you received a printed proxy card and wish to submit your proxy by mail, please return your signed proxy card to us before the 2018 Annual Meeting.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.
How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?
If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, respectively, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by May 7, 2018, or if they are received but are invalid, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.
What does it mean if I receive more than one Internet Notice or proxy card?
If you receive more than one Internet Notice or proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares on the Internet during the meeting by going to www.virtualshareholdermeeting.com/MOS2018 and using your control number (included on the Notice of Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you). Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares via the virtual meeting.
What vote is required for the election of directors and the other proposals to be approved?
To be elected in an uncontested election, directors must receive a majority of the votes cast by the holders of the shares of our Common Stock, voting together as a single class, present via the Internet or by proxy at the 2018 Annual Meeting and entitled to vote in the election of directors (meaning the number of shares voted “for” a director must exceed the number of shares voted “against” that director). In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will be a plurality of votes cast.
With respect to ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the Say-on-Pay Proposal, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock present via the Internet or by proxy and entitled to vote at the 2018 Annual Meeting is required for the approval of those proposals.
How are votes counted?
You may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board and on the other proposals.
If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting for one or more of the directors, this will have no effect on the election of those directors because directors must receive a majority of the votes cast to be elected (meaning the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director). If you abstain from voting on the appointment of KPMG LLP as our independent registered public accounting firm, or the Say-on-Pay Proposal , this will have no effect on those proposals.

How does the Board of Directors recommend that I vote?
We are asking for your vote on the following proposals:

•
Election of 13 directors: Oscar Bernardes, Nancy E. Cooper, Gregory L. Ebel, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, Robert L. Lumpkins, William T. Monahan, James (“Joc”) C. O’Rourke, David T. Seaton, Steven M. Seibert, Luciano Siani Pires and Kelvin R. Westbrook;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

•	A non-binding Say-on-Pay advisory vote on compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.
Our Board of Directors recommends that you vote “FOR” each of the nominees to our Board, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018, and “FOR” the Say-on-Pay Proposal . We are not aware of any other matters that will be voted on at the 2018 Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.
What if I do not specify how I want my shares voted?
If you hold your shares through a stock brokerage account, bank, trust or other nominee, and do not provide voting instructions to your broker, bank, trustee or nominee, your shares may constitute “broker non-votes,” in which case they will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the NYSE, may not be voted on non-routine matters. Proposals 1 and 3 are considered non-routine matters, and without your voting instructions your broker cannot vote your shares. Shares for which you do not provide voting instructions may, however, be voted on Proposal No. 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank, trustee or nominee.
In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Therefore, broker non-votes will have no effect on the outcome of proposals 1, 2 or 3.
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote your shares:

•	“FOR” the election of all of the director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for year ending December 31, 2018; and

•	“FOR” the Say-on-Pay Proposal.

All beneficial owners of Mosaic Common Stock are urged to submit their proxy to indicate their votes or to contact their brokers to determine how to vote.
Can I change my vote after submitting my proxy?
Yes. Except as otherwise provided below, you may revoke your proxy and change your vote at any time before your proxy is voted at the 2018 Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•	if you voted over the telephone or by Internet, by voting again over the telephone or by Internet no later than 11:59 p.m. Eastern Time on May 9, 2018;

•	if you completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the meeting;

•	by submitting timely written notice of revocation to our Corporate Secretary at the address shown on page 26 of this Proxy Statement; or

•	by voting virtually during the meeting at www.virtualshareholdermeeting.com/MOS2018.
Attending the meeting via the Internet at www.virtualshareholdermeeting.com/MOS2018 will not revoke your proxy unless you specifically request to revoke it or submit a ballot during the meeting via the Internet. If you have any questions about the 2018 Annual Meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or call (763) 577- 8213.
If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until May 7, 2018. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I attend the meeting?
The 2018 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were a Mosaic stockholder or joint holder as of the close of business on March 14, 2018 or if you hold a valid proxy for the 2018 Annual Meeting.
You will be able to attend the 2018 Annual Meeting online and submit your questions during the meeting by going to www.virtualshareholdermeeting.com/MOS2018. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Mosaic 401(k) Plan, which must be voted prior to the meeting).
To participate in the annual meeting, you will need the 16-digit control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you). Once admitted, you will be able to vote electronically during the meeting and ask questions of management. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions.
The meeting webcast will begin promptly at 10:00 a.m., Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m. Central Time, and you should allow ample time for the check-in procedures.
During the 30 minutes prior to the meeting start time, if you have entered your 16-digit control number, you may vote your shares, submit questions in advance of the annual meeting and access copies of our proxy statement and annual report.
Who pays for the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.
We are soliciting proxies primarily by mail and Internet. In addition, our directors, officers and regular employees may solicit proxies by mail, electronic communication, telephone and personal contact. These individuals will receive no additional compensation for their services other than their regular salaries.

APPENDIX A

PERFORMANCE METRICS

2017 Short Term Incentive Program Measures:
Incentive Operating Earnings: Consolidated operating earnings determined in accordance with GAAP and adjusted as specified below, multiplied by a sharing rate determined by our Incentive ROIC:

•
Consolidated operating earnings are adjusted to exclude any restructuring charges, non-cash write-offs of long-term assets, expenses related to merger and acquisition activities, including expenses incurred to obtain identified synergies, short-term incentive bonuses, unrealized derivative gains and losses and significant, non-ordinary course legal settlements involving settlement fees or other judgment amounts, costs and expenses of more than $25 million.

Incentive Return on Invested Capital (Incentive ROIC) is:

Incentive Operating Earnings + Equity in net earnings (loss) of nonconsolidated companies – Provision for income taxes (before discrete items and remittance of earnings items)
÷
Average Invested Capital

Average Invested Capital is the average, as of each month-end, of total assets minus non-interest bearing liabilities, excluding goodwill, expansion construction in progress, new borrowing arrangements, stock repurchases and non-cash write-offs of long-term assets. Average Invested Capital includes structured accounts payable arrangements.
Controllable Operating Costs: Arithmetic average of payout percentages for separate measures for our Phosphates and Potash business segments controllable operating costs per production tonne, as described below:

•	Controllable Operating Costs:
	w	production costs consisting of costs considered and capitalized in inventory plus all idle plant costs
+
w
local general and administrative expenses and support function costs, excluding (i) incentive program and other employee benefits expenses, (ii) any restructuring charges and (iii) expenses related to merger and acquisition activities; but including supply chain costs included in cost of goods sold and Incentive SG&A

-
w
costs of purchased commodities, depreciation, depletion, accretion and amortization (excluding accretion expense related to phosphates reclamation), non-operating idle plant costs, ammonia production turnaround costs, Esterhazy brine inflow costs, Potash segment income-based royalties and taxes, realized derivative gains and losses, separation costs, fluctuations in foreign exchange rates, costs of complying with existing or future numeric nutrient criteria rules where such costs were unknown at the time the applicable performance targets were established for the short-term incentive program, and product improvement costs that are passed on to customers for U.S. and Canadian operations of our Phosphates and Potash business segments.
Free Cash Flow: (i) consolidated net cash provided by operating activities determined in accordance with GAAP, and adjusted as specified below:

•	Net cash provided by operating activities is adjusted to:
w
 exclude any restructuring charges, expenses related to merger and acquisition activities, including expenses incurred to obtain identified synergies, short-term incentive bonuses, significant, non-ordinary course legal settlements involving settlement fees or other judgment amounts, costs and expenses of more than $25 million, discrete items and remittance of earnings items

	w	add consolidated capital expenditures, excluding applicable net change in operating accounts payable
Safety - Management System Effectiveness: the Management System implementation effectiveness assessment score for Mosaic on a consolidated basis based on 2017 performance determined under an established environmental, health and safety and operational excellence assessment protocol, utilizing the same protocol elements utilized to assess 2016 performance, less (ii) the Management System Effectiveness assessment score for Mosaic on a consolidated basis based on 2016 performance

A- 1

determined under the same assessment protocol, and excluding the scores relating to sites or facilities no longer in service or sold by the end of 2017 or as to which an agreement for the sale of such site or facility has been executed prior to the end of 2017.
Premium Product Sales: metric tonnes of sales of premium products (including MicroEssentials®, K-Mag® and Aspire®) for which we recognize revenue on a consolidated basis in accordance with GAAP.

A- 2

APPENDIX B
LIST OF COMPANIES INCLUDED IN
THIRD-PARTY GENERAL INDUSTRY AND CHEMICAL AND MINING INDUSTRIES
SURVEY DATA
2016 Mercer Benchmark Database Executive Compensation Survey
Over $5 Billion Revenue Sample

3M Company	First American Financial Corporation	Panasonic Corporation of North America
Abbott Laboratories	First Data Corporation	Parker Hannifin Corporation
Advance Auto Parts, Inc.	Fox Networks Group	Parker Hannifin Corporation - Industrial
AECOM Technology Corporation	Franklin Resources, Inc.	Peabody Energy Corporation
Aflac, Inc.	GameStop Corp.	PepsiCo, Inc.
Alcon	General Dynamics Corp. - General Dynamics Information Technology	Performance Food Group
Alliance Data Systems	General Electric - Healthcare	Performance Food Group - Performance Foodservice
Allianz Life Insurance Company of North America	General Electric - Lighting	Pfizer, Inc.
Altria Group, Inc.	General Electric - Power	Philip Morris International, Inc.
American Airlines, Inc.	General Electric Company	PPG Industries, Inc.
American Financial Group, Inc.	General Mills, Inc.	Praxair, Inc.
Anthem, Inc.	General Motors Company	Principal Financial Group
ARAMARK Corporation	Genuine Parts Company	Progressive Corporation
Arrow Electronics, Inc.	Genworth Financial, Inc.	Public Service Enterprise Group, Inc.
Assurant, Inc.	Hanesbrands, Inc.	PulteGroup, Inc.
AT&T, Inc.	HD Supply Holdings, Inc.	PVH Corp.
AutoZone, Inc.	HGST	Quanta Services, Inc.
Ball Corporation	Hilton Worldwide Corporation	QVC, Inc.
BASF Corporation	Honda Aircraft Company, LLC	Realogy Holdings Corporation
Best Buy Company, Inc.	Honeywell International, Inc.	Reinsurance Group of America, Inc.
Big Lots, Inc.	Humana, Inc.	RELX Group
Bimbo Bakeries USA, Inc.	Illinois Tool Works	Republic Services, Inc.
BMW of North America, LLC	Ingredion, Inc.	Reynolds American, Inc. - R. J. Reynolds Tobacco Co.
BNSF Railway Company	International Paper	Rite Aid Corporation
Branch Banking & Trust Company	Interpublic Group of Companies	Rockwell Automation, Inc.
Calpine Corporation	Invesco, Ltd.	RR Donnelley & Sons
Cameron International Corp.	J. C. Penney Company, Inc.	Ryder System, Inc.
Capital One Financial Corp.	Jabil Circuit, Inc.	Samsung Electronics America
CarMax, Inc.	JetBlue Airways	Schlumberger Limited - Schlumberger Oilfield Services
Caterpillar, Inc.	Johnson Controls, Inc.	Siemens Corporation
Centene Corporation	KBR, Inc.	Sodexo USA
CenterPoint Energy, Inc.	Kellogg Company	Southern Company - Alabama Power Company
CenturyLink	Kellogg Company - North America	Southern Company - Georgia Power
Chesapeake Energy Corporation	Kellogg Company - US	Stanley Black & Decker, Inc.
CIGNA Corporation	Kimberly-Clark Corporation	Stryker Corporation
CIGNA Corporation - CIGNA Healthcare	Kimberly-Clark Corporation - Consumer	SUPERVALU, Inc.
CNA Financial Corporation	Kohl's Corporation	TD Bank, N.A.
Comcast Corporation	Kuehne + Nagel - North America	Tesoro Corporation
Comcast Corporation - Comcast Cable Communications	L Brands, Inc.	Textron, Inc.
Compass Group North America	L Brands, Inc. - Victoria's Secret	The Allstate Corporation
Constellation Brands, Inc.	Live Nation Entertainment, Inc.	The Boeing Company
CST Brands, Inc.	Loews Corporation	The Boeing Company - Boeing Commercial Airplane

Cummins, Inc.	LyondellBasell Industries	The Boeing Company - Defense, Space, and Security
Cummins, Inc. - Engine Business	Macy's, Inc.	The Coca-Cola Company
Daimler Trucks North America, LLC	ManpowerGroup	The Coca-Cola Company - Coca-Cola Refreshments
Daimler Trucks North America, LLC (Executive)	Manulife Financial Corporation (US)	The Lubrizol Corporation
Dana Holding Corporation	Marathon Oil Corporation	The Mosaic Company
Danaher Corporation	Marriott International, Inc.	The Nielsen Company
Darden Restaurants, Inc.	Marsh & McLennan Companies, Inc.	The Sherwin-Williams Company
Dean Foods Company - Dean Management, LLC	Mazda Motor of America, Inc.	The Sherwin-Williams Company - Paint Stores Group
Deere & Company	McDonald's Corporation	The TJX Companies, Inc.
Delhaize America Shared Services Group, LLC	McLane Company, Inc.	The Travelers Companies, Inc.
Devon Energy Corporation	Mercedes Benz U.S. International, Inc.	The Walt Disney Company - Walt Disney Parks & Resorts, LLC
Dick's Sporting Goods	Mercedes-Benz Financial Services USA, LLC	The Walt Disney Company - Walt Disney Studios
Direct Energy	Mercedes-Benz Financial Services USA, LLC (Executive)	The Western Union Company
Discover Financial Services	Mercedes-Benz USA, LLC	The Williams Companies, Inc.
DISH Network Corp.	Mercedes-Benz USA, LLC (Executive)	ThyssenKrupp AG (US)
Dollar Tree, Inc.	MetLife, Inc.	Toyota Financial Services
Dominion Resources, Inc.	Mohawk Industries, Inc.	Tractor Supply Company
Dominion Resources, Inc. - Dominion Generation	Monsanto Company	Transamerica - Life Insurance Company
Domtar Corporation US	Murphy USA, Inc.	United Parcel Service, Inc.
Dover Corporation	Mylan, Inc.	United Rentals, Inc.
Dr. Pepper Snapple Group	Nestle USA, Inc.	United States Steel Corporation
Duke Energy Corporation	NetJets, Inc.	UnitedHealth Group
Eaton Corporation (US)	Newell Brands, Inc.	Valero Energy Corporation
Ecolab, Inc.	Nexans USA, Inc.	Veritiv Corporation
Electrolux	Norfolk Southern Corporation	Volkswagen Group of America, Inc.
EMCOR Group, Inc.	Novartis Pharmaceuticals Corporation	Volvo Group North America
Energy Transfer Partners, LP	NRG Energy, Inc.	Wal-Mart Stores, Inc.
Envision Healthcare Holdings Inc.	Office Depot, Inc.	Waste Management, Inc.
EOG Resources, Inc.	Oshkosh Corporation	WellCare Health Plans, Inc.
Erie Insurance Group	Owens Corning	WESCO International, Inc.
Essendant, Inc.	PACCAR, Inc.	WestRock Company
Exelon Corporation	PACCAR, Inc. - Kenworth Truck Company	Whirlpool Corporation
Ferguson Enterprises, Inc.	PACCAR, Inc. - Peterbilt Motors Company	Wyndham Worldwide Corporation
Fidelity National Information Services, Inc.	PacifiCorp	Zimmer Biomet Holdings, Inc.
Fifth Third Bank	Packaging Corporation of America	Zurich North America

2016 Hay Executive Survey
Total Sample Data

24 Hour Fitness	Enova International	Northside Hospital
3M	Erachem Comilog	Novo Nordisk
7-Eleven	Erlanger Health System	NSK Corporation
A.P. Moller-Maersk Group	Euroclear	Nudo
AAA East Central	Evonik Degussa	Nutreco Holding -- Trouw Nutrition USA
Aaron's	Exact Holding	Occidental Petroleum -- Occidental Chemical
Abercrombie & Fitch	Exel	Ocean Spray Cranberries
L'Oreal USA	Exploratorium	Ochsner Health System
SalonCentric -- L'Oreal USA	Express	Odfjell USA
ABF	Express Scripts	Office Depot
Academy Sports & Outdoors	Family Dollar	OGE Energy
Ace Hardware	Bay Regional Medical Center	Ohio Bureau of Workers' Compensation

ACUITY	Central Michigan Community Hospital	Olathe Health System
Advance Auto Parts	Karmanos Cancer Institute	Old Dominion Electric Cooperative
Adventist Health System	Lapeer Regional Hospital	Omaha Public Power District
Advocate Healthcare	McLaren	Omnilife USA
Aetna	Farmland Foods	One Kings Lane
AGC Chemicals Americas	Farrow & Ball	Orion Engineered Carbons
Agfa	Fast Retailing	Orlando Health
Agrana	Federal Reserve Bank of Kansas City	Outrigger Hotels
Ahlstrom	FedEx	Owensboro Health
Ahold USA	Ferrero USA	Owens-Illinois
Air Liquide America	Ferring Pharmaceuticals	Oxiteno
Air New Zealand	Fidelity Investments	Pacific Ethanol
Air Products & Chemicals	Finish Line	Pacific Southwest Container
Akzo Nobel	Firmenich	Pandora Jewelry
Albea	Fisher & Paykel Appliances	Panera Bread
Albemarle	Fisher & Paykel Healthcare	Paper Source
Alex and Ani	Fisher-Titus Medical Center	Parkland Health & Hospital System
Alex Lee	Flagler Hospital	Payless ShoeSource
Allnex	Floor & Decor Outlets of America	PBI-Gordon
Almatis	Flotek Industries	Peabody Essex Museum – Salem, MA
Amazon.com	Flowserve	Peets Coffee & Tea
Amcor Limited -- Rigid Plastics	Fluor	Peninsula Regional Medical Center
American BOA	FMC	Penn National Insurance
American Century Investments	Forbo Flooring	Pennsylvania State Workers' Insurance Fund
American Crystal Sugar	Fossil Group	Pension Boards, The - United Church of Christ
American Enterprise Group	Foster Poultry Farms	Penske Truck Leasing
American Signature Furniture	Franklin International	PepsiCo
American Sugar Refining	Fresh Market	Performance Food Group
Americhem	Friedkin	Pernod Ricard SA -- Pernod Ricard USA
Ameriprise Financial	Fuller (H.B.)	Peroxychem
Amneal	Fund for the City of New York	Perrigo
Amsted Industries	G4S	PETCO
Amway -- Alticor	GDF SUEZ Energy	PetSmart
Andersons, The	Geisinger Health System	Philadelphia Museum of Art
Anheuser-Busch InBev -- Anheuser-Busch	GENCO	Philips Electronics -- Philips Healthcare
Anonymous	General Electric	Phoebe Putney Memorial Hospital
Anonymous Retail Unit	General Motors	Physicians Mutual Insurance
Antonio Puig	Genesis Health System	Piaggio
Aquarion Water Company	Genuine Parts	Piedmont Healthcare
ARAG North America	Gerdau AmeriSteel	Pier 1 Imports
Aramark	Givaudan	Pilkington
Arkema	Glanbia -- Glanbia Performance Nutrition	Pilot Flying J
Bostik	Glatfelter	Plastic Omnium
ArcelorMittal	Glazers	Platform Specialty Products
Bayer -- Healthcare	Glouster County Public Schools	PLS Financial Services
Covestro	GNC	Ply Gem Siding Group
Archer Daniels Midland	Golden Artist Colors	Poclain Hydraulics
Ardent Mills	Goodwill Industries of Southeastern Wisconsin	Pocono Medical Center
Argos	Gordmans Stores	Polyplastics
Armacell	Grande Cheese	Portland General Electric
Ascena Retail Group	Great River Medical Center	Potash Corporation of Saskatchewan
Ascend Performance Materials	Great-West Financial	Powersouth
Coca-Cola Bottling	Group Health Cooperative (Health Insurance)	Praxair
Data Ventures	Group Health Cooperative (Healthcare)	Premera Blue Cross

Red Classic Transportation Services	Groupe Dynamite	Presbyterian Healthcare
Ashland	Groupe PSA	Prime Therapeutics
Asian Art Museum	Gruma	Princeton Community Hospital
ASML	Grundfos Pumps	Procter & Gamble
Associated Food Stores	Grupo Eulen	Project Lead The Way
Associated Integrated Supply Chain Solutions	Gulf Coast Regional Blood Center	Public Works Commission of Fayetteville, North Carolina
Associated Wholesale Grocers	Gwinnett Health System	Publix
Astellas	H&M	PVH
AT&T	H. E. Butt Grocery	QVC
Atmos Energy	H. Lee Moffitt Cancer & Research Institute	R.R. Donnelley
Augusta University	Halifax Health	Ralph Lauren
AutoZone	Hamamatsu	Randstad Holding
Avis Budget Group	Hampton Public Schools	Reading Hospital & Medical Center
Awtec	Harvard Vanguard Medical Associates	Recreational Equipment
Axiall	Hawaii Employers’ Mutual Insurance	Regeneron Pharmaceuticals
Bacardi Limited -- Bacardi USA	Health First	Regional One Health
Bahlsen GmbH & Co. KG	Health Net	Rembrandt Enterprises
Bank of America Merchant Systems	Health New England	Remy Cointreau USA
Barilla Pasta US	HealthPartners	Resolution Life
Barnes & Noble	Heat Transfer Research	Retirement Housing Foundation
BASF	Heerema Marine Contractors Nederland B.V.	Rich Products
Bassett Medical Center	Heineken USA	Richemont North America
Bauer Hockey	Helsinn	Ridgeview Institute
Baxter	Helzberg Diamonds	Riverside Health System
BayHealth Medical Center	Heraeus Kulzer	Riverside Medical Center
Baylor College of Medicine	HermanMiller	Rockdale Medical Center
Baylor Scott & White Health	Hermes	Rolls Royce
Baystate Health	HERR'S Foods	Room & Board
Bi-Lo Stores	Hexion	Ross Stores
Harveys	Heywood Healthcare	Rutland Regional Medical Center
Southeastern Grocers	hhgregg	Ryder System
Winn-Dixie	Hillwood Development	SABIC Innovative Plastics US
Beacon Health System	Hilmar Cheese	SABMiller -- MillerCoors
Beauregard Memorial Hospital	Hilti -- US	Sachem
Bebe Stores	Hodgdon Powder Company	Sacramento Municipal Utilities District
Beebe Healthcare	Holmes Culley	SAIF Corporation
Bekaert	Home Depot	Saint Barnabas Health Care System
Belden	Honeywell -- Specialty Materials	Saint Francis Hospital and Medical Center
Belk	Horace Mann Services Corporation	Saint Francis Hospital, The Heart Center
Beneo	Horizon Blue Cross Blue Shield of New Jersey	Saint Luke's Health System
Benteler North America	Hormel Foods	Saint-Gobain
Best Buy	Hot Topic	Sally Beauty
Bethesda Memorial Hospital	Houghton International	San Diego Gas & Electric
Bevmo	HP Hood	San Francisco Ballet
BIC - Graphic USA	HTH Worldwide	San Francisco Museum of Modern Art
Big Lots	Hub Group	San Francisco Opera
Big River Steel LLC	Huhtamaki	San Francisco Symphony
Billings Clinic	Hunterdon Medical Center	Sanofi-Aventis -- Chattem
BioBridge Global	Huntsman	Santee Cooper
BJC HealthCare	ICL Performance Products	Sasol North America
Blue Cross and Blue Shield of Florida	Idaho State Insurance Fund	Sazerac
Blue Cross and Blue Shield of Kansas	IKEA AB	SBM Developpement Group
Blue Cross and Blue Shield of Massachusetts	Illinois Tool Works	Schindler Elevator Corporation

Blue Cross Blue Shield of North Carolina	Iluka Resources	Schreiber Foods
Blue Cross Blue Shield of South Carolina	Imerys	Actavis
Blue Diamond Growers	Inalfa Roof Systems	Allergan
Bluestar Silicones	Indiana University Health	Schwan Food
Body Shop	Ineos	Schweitzer Engineering Laboratories
Bon Secours Health System	Infineum USA	Sears Holdings
Bonobos	Ingevity Corporation	Seattle Children's Hospital
Bon-Ton Stores	Injured Workers Insurance Fund	Seattle City Light
Borden Dairy	Innophos	Securian
Bosal	Inova Health System	Security Finance
Boston Beer	Aveda	Sentara Healthcare
Boston Financial Data Services	Estee Lauder Companies	SGL Carbon
Bourns	The Estee Lauder Companies	Sharp HealthCare
BP America	Insites Consulting	Sheppard Pratt Health System
BPI	International Flavors & Fragrances	Shire Pharmaceuticals
Brake Parts	International Fund For Animal Welfare	Shopko
Brambles	International Relief & Development	Siegwerk USA
Bramco	INTO University Partnerships	Siemens
Braskem America	inVentiv Health	Sierra Nevada Brewing
Britvic Soft Drinks Ltd.	InVision Human Services	Signode Corporation
Bronx Lebanon Hospital Center	Iroquois Pipeline	Sika
Brooks Health System	Isle of Wight County Schools	Simmons First National Corporation
Brown-Forman	Ivoclar Vivadent	SJHS
Burberry	J.B. Hunt Transport Services	SKYGEN USA
Bureau Veritas	J.Crew	Slumberland Furniture
Burlington Coat Factory	Japan Tobacco -- JT International USA	Smith & Nephew
Burlington Northern Santa Fe Railway	jcpenney	Sodexo -- Sodexo
BWX Technologies	Jewish Community Center of San Francisco	Sojitz Corporation of America
C&S Wholesale Grocers	JMC Steel Group	Solenis LLC
Cabot	JMW Consultants	Solvay America
Cabrillo Coastal General Insurance Agency	Jo-Ann Stores	Sonic Automotive
Cabrini College	Joy Global	Sonoco Products
Caleres	Just Born	Southern Company
Calgon Carbon	K&L Gates	Southern Minnesota Municipal Power Agency
California Academy of Sciences	Kagome (KIUS)	Southern Research Institute
California Independent Systems Operators	Kansas City Art Institute	Southwest Gas
Cambia Health Solutions	Kansas City Life Insurance	Southwest General Health Center
Campari America	Kantar Group	Sparrow Health System
Capital Southwest	KAO	Specialty's Cafe & Bakery
Cardone Industries	Kardex Group	Spectrum Brands
CareFirst Blue Cross Blue Shield	Kate Spade & Company	Spectrum Health
Cargill	Kellogg	St. Charles Health System
Cargotec	Kendall Jackson	St. Elizabeth Healthcare
Carilion Clinic	Kenneth Cole	St. Jude's Children's Research Hospital
Carolinas HealthCare System	Keurig Green Mountain	Stage Stores
CaroMont Health -- Gaston Memorial	Huntsville Hospital	Stampin' Up!
Carson Tahoe Health	UAB	Staples
Carter's	Keystone Foods	State Farm Insurance
Catalyst Paper Corporation	Kimberly-Clark	Stepan Company
Catawba Memorial Hospital	KinderCare Education	Sumitomo Chemical
Caterpillar	Kirkland's	Summa Health System
Catholic Health Initiatives	Knauf Insulation GmbH	Summit Medical Group
CDC Foundation	Kohl's	Sunovion Pharmaceuticals
Cedar Fair Entertainment	Kraft Heinz	Supernus Pharmaceuticals

Celanese Americas	KSPG AG	SUPERVALU
Centene	Kuraray Americas	Supreme Industries
CenterPoint Energy	L Brands	Surgical Specialty Center of Baton Rouge
Central States Manufacturing	L.L. Bean	SwedishAmerican Health System
Centura Health	Laerdal Medical	Swire Coca-Cola, USA
CF Industries	Lafarge North America	SWISSLOG
CGGVeritas	Land O'Lakes	Syniverse Technologies, LLC
Charles Cole Memorial Hospital	Landauer	T. Rowe Price
Charles Schwab	LANXESS	Takeda Pharmaceuticals
Chesapeake Utilities	Laureate Education	Tallahassee Memorial Healthcare
Chester County Intermediate Unit	Legacy Health System	Learning Care Group
Chevron Phillips Chemical	Lego Systems	Tekni-Plex
Cheyenne Regional Medical Center	Lehigh Hanson	Unifrax
Chiasma	Lenzing Fibers	Target (Retail)
Chickasaw	Leprino Foods	TD AmeriTrade Holding
Chico's	Leukemia & Lymphoma Society	Tech Data
Children's Healthcare of Atlanta	Levi Strauss & Company	Tellurian Investments
Children's Hospital Association	Catholic Health	Tesa Tape
Children's Hospitals and Clinics of Minnesota	Catholic Health System -- Mount St. Mary's Hospital	Texas Children's Hospital
Children's Medical Center -- Dallas	Lexicon Pharmaceuticals	Texas Health Alliance
Children's of Alabama	Lifespan	Texas Mutual Insurance
Christ Hospital	Lincoln Electric Holdings	The Baby Fold
CHS	Linde Group, NA	The Capital Group Companies
Church & Dwight	LL Global	The Kroger Company
CIGNA	LNG Limited	The Medical University of South Carolina Hospital Authority
Cinemark USA	L'Occitane	The Queen's Medical Center
Ciner Resources	Los Angeles County Fair Association	The Wine Group
Circor International	Los Angeles Department of Water & Power	Thirty One Gifts
City of Chesapeake	Lotus Bakeries	TIAA-Cref
City of Hampton	Louis Dreyfus Company LLC	Tidelands Health
City of Hope National Medical Center	Louisiana Workers' Compensation	Tiffany & Co.
Hudson's Bay -- Lord & Taylor	Lowe's	Tigre USA
Saks	LTS Lohmann	TJX
City of Midland	ivivva usa	TMF Group B.V.
City of Philadelphia -- Philadelphia Gas Works	lululemon athletica	TOMS Shoes
City of Redding, CA	Lubrizol	Tomtom
Gap	Lundbeck	Toray Plastics (America)
Intermix	Luxottica	Tory Burch
City of Roseville	LVMH Moet Hennessy Louis Vuitton	TOTAL S.A. -- Total Petrochemicals & Refining USA
City of Sacramento	LyondellBasell North America -- Lyondell	Tourism New Zealand
Claas	Macy's	Toyota Financial Services
Clarins USA	Magellan Health Services	Toyota Motor North America
Cleveland Clinic	Magna International	Toys R Us
Club Mediterranee	Magotteaux	Tractor Supply
Colgate-Palmolive	Main Street America Group	Transurban
Hill's Pet Nutrition	Maine Employers’ Mutual Insurance	Treasury Wine Estates
CNH Global	Maple Leaf Farms	TREX Company
Coborn's	Marmon Group -- Union Tank Car	Trifleet Leasing
Coca-Cola	Mary Kay	TriHealth
Coca-Cola Refreshments	Maschhoffs	Trinity Health
Cockerill Maintenance & Ingenierie	Massachusetts Mutual Life Insurance -- OppenheimerFunds	Trinseo

Coeur D'Alene Mines	Materne	Tronox
Collin County, TX	Mattel -- American Girl Place	Troy Corporation
Colorado PERA	Mayo Clinic	Tuesday Morning
Colorado Springs Utilities	McCain Foods USA	Tufts Associated Health Plans
Comba Telecom Systems Limited	McCormick	TUI Group
Comcast Cable Communications	Mead Johnson Nutrition	Tuscarora Wayne Group of Companies
Commonwealth Health	Medica Health Plans	Tweezerman International, LLC
Community Coffee	Medical Mutual of Ohio	UAB Health System
Community Hospital Corporation	Meijer	UCB Pharmaceuticals
Consolidated Container Company	Melia Hotels International	Ulta
Constellation Brands -- Crown Imports	MemorialCare	Umicore (N.V.)
Constellation Mutual	Memphis Light, Gas & Water	Unilever United States
Continental Automotive Systems	Merz -- Merz Pharmaceuticals	Union Pacific
Continental Mills	Methanex	United Arab Shipping
Corbion	Methodist Healthcare	United Church Funds
Corenergy Infastructure Trust	Metro AG	United Natural Foods
Corrections Corporation of America	MFS Investment Management	United Regional Health Care System
Coty	Michaels Stores	UnitedHealth Group
County of Sacramento	Michelin North America	Unitil
Coverys	Microsoft -- Retail Stores	Universal Health Services
Crate and Barrel	Midwest Province Jesuits	University Health System
Crayola	Ministry of Foreign Affairs & Trade	University Hospitals
Cristal	Minitab	University Medical Center of Southern Nevada
CSK Food Enrichment	Minnkota Power Cooperative	University of Colorado Health
CSN	Mission Hospitals	University of Dayton
Cumberland Farms	Mississippi State University	University of Maryland Medical System
CVS Health	Missouri Employers Mutual Insurance	University of Miami Health System
D&B Audiotechnik	Mitsubishi -- MC Aviation Partners	University of Michigan Health System
Dallas County	Mitsubishi Polycrystalline Silicon America	University of Pennsylvania Health System
Dallas Fort Worth International Airport	Modesto Irrigation District	University of Pittsburgh Medical Center
Danfoss	Mohawk Industries	University of Texas Health Science Center
Darigold	Molnlycke Health Care	University of Vermont Medical Center
Dart Container	Molson Coors Brewing	Urban Outfitters
Dartmouth-Hitchcock	Mondelez International	VA Medical Center
David Yurman	Monroe Energy	Valley Children's Hospital
Dawn Food Products	Montana State Fund	Valley Health System -- Valley Hospital
Daymon Worldwide	Moog	Vallourec
DCH Health System	Mosaic	Valmet
Dean Foods	Mount Nittany Medical Center	Valspar
Deckers Outdoor	Mountain States Health Alliance	Vanguard Group
Deere	Movado Group	Vectren
Del Monte Foods	Munich American Reassurance	Ventura Foods
Delicato Family Vineyards	Musculoskeletal Transplant Foundation (MTF)	Vera Bradley Designs
Delta Dental Plan of Colorado	Museum of Fine Arts - Houston	Verallia
Deutsche Bank	MVP Health Care	Victorinox Swiss Army
Diageo	Nashville Electric Service	Victrex
Dick's Sporting Goods	National Association of Realtors	vineyard vines
Dignity Health	National Fuel Gas	Virginia Beach Public Schools
Distell Ltd	National Gallery of Art – Washington DC	Virginia Commonwealth University Health System
Dollar Financial Group	National Opinion Research Center	Virtua Health
Dollar General	National Tobacco Company	Vista Outdoor
Colorado Permanente Medical Group	Nature Works	VWR Funding
Kaiser Permanente	Navicent Health	Walgreens
Dominion Resources	Navigant Consulting, Inc.	Walmart Stores

dorma+kaba	NBTY	Wartsila North America
Dow Chemical	Nebraska Medical Center	Washington Department of Labor and Industries
Dow Corning	Mission Solar Energy LLC	Wawa
Dr Pepper Snapple	OCI	Wayne Farms
Draexlmaier Automotive	Nebraska Public Power District	WD-40
Providence	Neighborhood Health Plan	Wegmans Food Markets
Swedish Health Services	Neil Jones Food	Wellmark Blue Cross Blue Shield
DSM	Neiman Marcus	Wellmont Health System
DSW	Neovia	WellPoint -- Anthem
Duke University Health System	Nephrogenex	Wells Enterprises
Dun & Bradstreet	Neste	WellSpan Health
Dynamesh	Nestle USA	WellStar Health System
Dyno Nobel	Nestle Waters North America	Welltec
E & J Gallo Winery	New Belgium Brewing Company	Wente Vineyards
E. I. du Pont de Nemours	New Directions Behavioral Health	Wesco Aircraft
Eastern Washington University	New Hanover Regional Medical Center	West Ed
Eastman Chemical	New Jersey School Boards Association Insurance Group	Western Connecticut Health Network
Eaton	New Mexico Mutual Casualty	Western Growers Association
EBERSPAECHER NA	New York & Company	Western Southern Life Insurance
Edrington Group USA	New York Power Authority	Western Union Financial Services
Einstein Healthcare	New York Presbyterian	Westlake Chemical
AmeriHealth Caritas	New York State Insurance Fund	Whole Foods
Independence Blue Cross	New York University Langone Medical Center	Wienerberger -- General Shale Brick
El Proytecto Del Barrio	New Zealand Trade & Enterprise	William Grant & Sons
Electromagnetic Geoservices	NewMarket	Williamsburg/James City County Public Schools
Elevance Renewable Sciences	Newport News Public Schools	Williamson Medical Center
Elliott	Nordstrom	Williams-Sonoma
EmblemHealth	Norfolk Public Schools	Wills Group
Embraer	Norges Bank Investment Management (NBIM)	Wilo
Emera Maine	Nortek Holdings	Winthrop University Hospital
Emery Oleochemicals	North American Breweries	Wood Group
Endo Pharmaceuticals	North Mississippi Health Services	Workers Compensation Fund
Energizer	North Shore-LIJ -- North Shore University Hospital	XPO Logistics
Energy Future Holdings	Northeast Georgia Health System	York County Public Schools
EnerSys	Northern California Power Agency	Zeon Chemicals
ENI Group

2016 Towers Watson CDB Executive Compensation Survey
$6 Billion to $14 Billion Revenue Sample

Air Products and Chemicals	Celanese	Epson America*
Amway	Celestica	Estee Lauder
Arkema*	Ceva Logistics*	Federal-Mogul
Asbury Automotive Group	CGI Technologies and Solutions*	Ferrovial*
Ashland	CH2M HILL	FIS
Automatic Data Processing	Charter Communications	Frontier Communications
Ball	Chemours Company	GLOBALFOUNDRIES*
Barrick Gold of North America*	Coca-Cola Enterprises	Hanesbrands
Beam Suntory*	Corning	Harley-Davidson
Becton Dickinson	Cushman & Wakefield	Harman International Industries
Best Buy	CVR Energy	HD Supply
Big Lots	Darden Restaurants	Henry Schein
Biogen Inc.	Dean Foods	HERC*

BorgWarner	Domtar	Hershey
Boston Scientific	Dot Foods	Hertz
Cablevision Systems	Eastman Chemical	Hilton Worldwide
Casey's General Stores	eBay	Hormel Foods
Host Hotels & Resorts	Mylan	Reynolds Packaging*
iHeartMedia	Navistar International	Rockwell Automation
Ingevity*	NCR	Rockwell Collins
Ingredion	Newell Rubbermaid	Royal Caribbean Cruises
JetBlue Airways	Newmont Mining	Ryder System
Kelly Services	Norfolk Southern	S. C. Johnson & Son
Kerry Group	Oshkosh	Sealed Air
Kohler	Osram Sylvania*	Sherwin-Williams
L-3 Communications	Owens Corning	Spirit AeroSystems
Leidos	Parmalat*	St. Jude Medical
Lend Lease*	PayPal	Stanley Black & Decker
Level 3 Communications	Potash*	Stryker
Masco	Praxair	Terex
Mattel	PulteGroup	United States Cellular*
McCain Foods	USA* Quest Diagnostics	WestRock
MillerCoors	R.R. Donnelley	Weyerhaeuser
Mosaic	Ralph Lauren	Zimmer Biomet
*Subsidiary
2016 Towers Watson Compensation Survey Resource
Total Sample Data
(Size Adjusted to Mosaic Revenue Scope Using Regression Analysis)

A.O. Smith	Flowers Foods	Novelis
AbbVie	Flowserve	Nu Skin Enterprises
Accenture	Fluor	Nuance Communications
ACH	FOCUS Brands	Occidental Petroleum
Adecco	Ford	Orbital ATK
ADT Security Services	Forsythe Technology	Oshkosh
Agilent Technologies	Frontier Communications	Osram Sylvania
Agrium	Fujitsu	Outerwall
Aimia	G&K Services	Owens Corning
Air Products and Chemicals	GAF Materials	Oxford Instruments America
Alcoa	Gap	Panasonic of North America ServiceMaster Company
Alexander & Baldwin	Garmin	PAREXEL
Alexion Pharmaceuticals	Gates	Parker Hannifin
Altria Group	General Atomics	Parmalat
Amadeus North America	General Cable	Parsons Corporation
American Express Global Business Travel	General Dynamics	PayPal
American Sugar Refining	General Mills	PepsiCo
Americas Styrenics	General Motors	Pfizer
AmerisourceBergen	Gilead Sciences	Philip Morris
AMETEK	Glatfelter	Pitney Bowes
Amgen	GlaxoSmithKline	Polaris Industries
AMSTED Industries	GLOBALFOUNDRIES	PolyOne
Amway	Goodyear Tire & Rubber	Potash
Andersons	Graco	Praxair
Ansell	Greene, Tweed and Co.	PulteGroup
Arby's Restaurant Group	H.B. Fuller	Puratos
Archer Daniels Midland	Hallmark Cards	Purdue Pharma
Arkema	Halozyme Therapeutics	Quaker Chemical

ARM	Hanesbrands	Qualcomm
Armstrong World Industries	Haribo	Quest Diagnostics
Arrow Electronics	Harley-Davidson	Quintiles
Asbury Automotive Group	Harman International Industries	R.R. Donnelley
Ashland	Harsco	Rackspace
AstraZeneca	Hasbro	Ralph Lauren
AT&T	HAVI Group	Rayonier Advanced Materials
Automatic Data Processing	HD Supply	Regency Centers
Avnet	Hearthside Food Solutions	Regeneron Pharmaceuticals
Axiall Corporation	Henry Schein	Revlon
BAE Systems	HERC	Reynolds Packaging
Baker Hughes	Herman Miller	Ricoh Americas
Ball	Hershey	Rio Tinto
Barrick Gold of North America	Hertz	Ritchie Brothers Auctioneers
Beam Suntory	Hexcel	Rockwell Automation
Bechtel Nuclear, Security & Environmental	Hexion	Rockwell Collins
Beckman Coulter	Hilton Worldwide	Rolls-Royce North America
Becton Dickinson	Hitachi Data Systems	Royal Caribbean Cruises
Bemis	HNI	Ryder System
Berry Plastics	HNTB	Sabre Corporation
Best Buy	Hoffmann-La Roche	Sage Software
Big Lots	Hormel Foods	SAIC
Biogen Inc.	Host Hotels & Resorts	Saint-Gobain
Blount International	Houghton Mifflin Harcourt Publishing	Samsung
BMC Software	HP Inc.	Sanofi
Bob Evans Farms	Hunt Consolidated	SAS Institute
Bombardier Transportation	Husky Injection Molding Systems	Sasol USA
BorgWarner	IBM	Scholastic
Boston Scientific	IDEX Corporation Lincoln Electric	Schreiber Foods
Brembo	IDEXX Laboratories	Schwan Food Company
Bridgestone Americas	iHeartMedia	Scotts Miracle-Gro
Bristol-Myers Squibb	IMS Health	Scripps Networks Interactive
Broadridge Financial Solutions	INEOS Olefins & Polymers USA	Sealed Air
Brown-Forman	Ingenico	Sensient Technologies
Brunswick	Ingevity	SGS - Société Générale de Surveillance
Bunge	Ingredion	Sherwin-Williams TripAdvisor
Burlington Northern Santa Fe	Intel	Siemens
Bush Brothers & Company	Intelsat	Smith & Nephew
CA Technologies	International Flavors & Fragrances	Snap-on
Cablevision Systems	International Game Technology	Snyder's Lance
Cabot	International Paper	Sodexo
Calgon Carbon	Irvine	Sonic Corp
Capsugel	Itron	Sonoco Products
Cardinal Health	J. Crew	Sony
Cargill	Jabil Circuit	Sony Electronics
Carlson	Jack in the Box	Southwest Airlines
Carnival	Jacobs Engineering	Spirit AeroSystems
Casey's General Stores	JetBlue Airways	SPX Corporation
Catalent Pharma Solutions	Johns Manville	SPX FLOW
Catalyst Paper Corporation	Johnson & Johnson	St. Jude Medical
CDI	Johnson & Son	Stanley Black & Decker
CDK Global	K. Hovnanian Companies	Stantec
CDW	KB Home	Starbucks
Celanese	KBR	Steelcase

Celestica	Kellogg	Stolt-Nielsen
CenturyLink	Kelly Services	Stryker
Cepheid	Kennametal	Sucampo Pharmaceuticals
CEVA Logistics	Kerry Group	SunCoke Energy
CGI Technologies and Solutions	Keurig Green Mountain	SunOpta
CH2M HILL	Keysight Technologies	SuperValu Stores
Charter Communications	Keystone Foods	SWM International (Schweizer-Mauduit)
Chemours Company	Kimberly-Clark	Sysco Corporation
Chemtura	Kinross Gold	Takeda Pharmaceuticals
Chicago Bridge & Iron (CB&I)	Koch Industries	Talisman Energy USA
CHS	Kodak Alaris	Target
Cimpress	Kohler	Taubman Centers
Cintas	L-3 Communications	TE Connectivity
Clearwater Paper Corporation	Lafarge North America	TeleTech
Coca-Cola	Land O'Lakes	Tempur Sealy
Coca-Cola Enterprises	Lear	Teradata
Colgate-Palmolive	Ledcor Group of Companies	Terex
Columbia Sportswear	Leggett and Platt	Textron
Comcast	Lehigh Hanson	Thermo Fisher Scientific
CommScope	Leidos	ThyssenKrupp
Communications Systems	Lend Lease	Tiffany & Co.
Compass	Lenovo	Time Warner
ConAgra Foods	Leprino Foods	Time Warner Cable
Continental Automotive Systems	Level 3 Communications	Timken
Convergys	Lexmark	TimkenSteel
Cooper Standard Automotive	LG Electronics	T-Mobile USA
Corning	Liberty Global	Tobii Dynavox
Cott Corporation	Lifetouch	Toro
Covestro	Lockheed Martin	Total System Service (TSYS)
Cox Enterprises	Lonza	TransUnion
Crown Castle	L'Oréal	Travel Leaders Group
CSC	Lubrizol	Travelport
CSX	Lutron Electronics	Tribune Media
Cubic	LyondellBasell	TRW Automotive
Cumberland Gulf Group	Magellan Midstream Partners	Tupperware Brands
Curtiss-Wright	Makino	Tyson Foods
Cushman & Wakefield	Marriott International	Underwriters Laboratories
CVR Energy	Mars Incorporated	Unilever United States
D&B	Martin Marietta Materials	Unisys
Danaher	Mary Kay	United States Cellular
Darden Restaurants	Masco	United States Steel
Dean Foods	Materion Corporation	United Technologies Corporation (UTC)
Dell	Mattel	UPS
Delta Air Lines	Matthews International	USG Corporation
Deluxe	McCain Foods USA	Valero Energy
Dematic Group	McKesson	Vantiv
Dentsply Sirona	McLane Company	Vectrus
DHL Supply Chain	Medtronic	Ventura Foods
Diageo North America	Merck & Co	Verizon
Diebold	Meredith	Vertex Pharmaceuticals
DJO Global, Inc.	Meritor	Viacom
Domtar	Merrill	Viad
Donaldson	Metrie	Vista Outdoor
Dot Foods	Mettler-Toledo	Visteon

Dow Chemical	Micron Technology	Vizient
DuPont	Microsoft	Vulcan Materials
E.W. Scripps	MillerCoors	VWR International
Eastman Chemical	Molex	W.R. Grace
Eastman Kodak	Molson Coors Brewing	Walmart
eBay	Monsanto	Walt Disney
Ecolab	Mosaic	Waste Management
Edwards Lifesciences	Motorsport Aftermarket Group	Watts Water Technologies
Eisai	MTS Systems	Welltower
Elementis	Multi-Color	Wendy's Group
Eli Lilly	Mylan	West Pharmaceutical Services
Encana Services Company	Navigant Consulting	Westinghouse Electric
Endo	Navistar International	WestRock
EnPro Industries	NBTY	Weyerhaeuser
Epson America	NCR	Whirlpool
Equifax	Neoris	Wilsonart
Ericsson	New York Times	Wood Mackenzie
ESCO	Newell Rubbermaid	Worthington Industries
Estée Lauder	Newmont Mining	Xilinx
Esterline Technologies	Nike S.C.	Xylem
Experian Americas	Nissan North America	YP
Express Scripts	Norfolk Southern	Zebra Technologies
Federal-Mogul	Nortek	Zimmer Biomet
Ferrovial	Northrop Grumman
FIS	Novartis

2016 Towers Watson CDB Executive Compensation Survey
Chemical and Gases Industry
(Median Revenue Size $6 Billion)

Agrium	Covestro	Lonza
Air Products and Chemicals	Dow Chemical	Lubrizol
Americas Styrenics	DuPont	LyondellBasell
Arkema	Eastman Chemical	Mosaic
Ashland	Ecolab	PolyOne
Axiall Corporation	Elementis	Potash
Cabot	H.B. Fuller	Praxair
Calgon Carbon	Hexion	Quaker Chemical
Celanese	INEOS Olefins & Polymers USA	Rayonier Advanced Materials
Chemours Company	Ingevity	Sasol USA
Chemtura	International Flavors & Fragrances	W.R. Grace

IMPORTANT INFORMATION CONCERNING
THE MOSAIC COMPANY ANNUAL MEETING

Online check-in begins: 9:30 a.m., Central Time	Meeting begins: 10:00 a.m., Central Time

Mosaic stockholders as of the close of business on March 14, 2018, the record date for the annual meeting, are entitled to participate in the annual meeting on May 10, 2018.

The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.

You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/MOS2018. You also will be able to vote your shares electronically at the annual meeting (other than shares held through our 401(k) Plan, which must be voted prior to the meeting).

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:30 a.m., Central Time at which time you may vote your shares or submit questions in advance of the meeting if you have entered your 16-digit control number as described below. The webcast starts at 10:00 a.m., Central Time.

To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.
If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions.

THANK YOU FOR YOUR INTEREST AND SUPPORT-YOUR VOTE IS IMPORTANT!

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 10, 2018.

THE MOSAIC COMPANY	Meeting Information
	Meeting Type:		Annual
	For holders as of:		March 14, 2018
	Date:	May 10, 2018	Time:	10:00 AM Central Time
	Location:	Meeting live via the Internet-please visit
www.virtualshareholdermeeting.com/MOS2018

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/MOS2018 and be sure to have the information that is printed in the box marked by the arrow

	à	XXXX XXXX XXXX XXXX	(located on the following page).

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219
You are receiving this communication because you hold shares in the company named above.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

- Before You Vote -
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY SATEMENT		2017 ANNUAL REPORT TO STOCKHOLDERS
How to View Online:
Have the information that is printed in the box marked by the arrow		à	XXXX XXXX XXXX XXXX	(located on the
following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box
	marked by the arrow à	XXXX XXXX XXXX XXXX	(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2018 to facilitate timely delivery.

- How To Vote - Please Choose One of the Following Voting Methods

Vote By Internet:
Before The Meeting:
Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow
à	XXXX XXXX XXXX XXXX	(located on the following page) available and
follow the instructions.
During The Meeting:
Go to www.virtualshareholdermeeting.com/MOS2018. Have the information that is printed in the box
	marked by he arrow à	XXXX XXXX XXXX XXXX	(located on the following page) available and
follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR each of the nominees for director in proposal 1:
1a. Oscar Bernardes	The Board of Directors recommends you vote FOR the following proposals:
1b. Nancy E. Cooper
1c. Gregory L. Ebel
2. Ratification of the appointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018, as recommended by our Audit Committee;

1d. Timothy S. Gitzel
1e. Denise C. Johnson
1f. Emery N. Koenig
1g. Robert L. Lumpkins
1h. William T. Monahan	3. An advisory vote to approve the compensation of Mosaic’s executive officers disclosed in the accompanying Proxy Statement; and
1i. James (“Joc”) C. O’Rourke
1j. David T. Seaton
1k. Steven M. Seibert
Note: In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.

1l. Luciano Siani Pires
1m. Kelvin R. Westbrook

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MOS2018
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
THE MOSAIC COMPANY
The Board of Directors recommends you vote FOR each of the nominees for director in proposal 1:
1.	Election of Directors
	Nominees:	For	Against	Abstain		For	Against	Abstain
	1a. Oscar Bernardes	☐	☐	☐
	1b. Nancy E. Cooper	☐	☐	☐
	1c. Gregory L. Ebel	☐	☐	☐	1j. David T. Seaton	☐	☐	☐
	1d. Timothy S. Gitzel	☐	☐	☐	1k. Steven M. Seibert	☐	☐	☐

	1e. Denise C. Johnson	☐	☐	☐	1l. Luciano Siani Pires	☐	☐	☐
	1f. Emery N. Koenig	☐	☐	☐	1m. Kelvin W. Westbrook	☐	☐	☐

	1g. Robert L. Lumpkins	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:
	1h. William T. Monahan	☐	☐	☐
	1i. James (“Joc”) C. O’Rourke	☐	☐	☐

2. Ratification of the appointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 201 and the effectiveness of internal control over financial reporting as of December 31, 2018, as recommended by our Audit Committee.
						☐	☐	☐

					3. An advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying Proxy.	☐	☐	☐

Note: In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature (PLEASE SIGN WITHIN BOX)			Date	Signature (PLEASE SIGN WITHIN BOX)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2017 Annual Report to Stockholders are available at www.proxyvote.com.
THE MOSAIC COMPANY Annual Meeting of Stockholders May 10, 2018 10:00 AM Central Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints James (“Joc”) C. O’Rourke, Anthony T. Brausen, and Mark J. Isaacson as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent the undersigned at the 2018 Annual Meeting of Stockholders of The Mosaic Company to be held at www.virtualshareholdermeeting.com/MOS2018 on May 10, 2018 at 10:00 a.m., Central Time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations as noted in the proxy statement and on the reverse side of this card. This proxy will be voted as directed, but if no direction is given it will be voted FOR the nominees and proposals 2 and 3, and in the discretion of the Named Proxies on all other matters that may properly come before the meeting. The Mosaic Company anticipates that no other business will be conducted at the meeting. The Named Proxies cannot vote these shares unless you return this card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Vanguard Fiduciary Trust Company (the "Trustee") as Trustee of the Mosaic Investment Plan or the Mosaic Union Savings Plan, to vote at the 2018 Annual Meeting of Stockholders of The Mosaic Company to be held on May 10, 2018 and at any and all adjournments thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by May 7, 2018, or if they are received but are invalid, the shares with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions for each plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side